    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 26, 2007.


==============================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                              AMENDMENT NO. 1 TO

                                    FORM 10
                            REGISTRATION STATEMENT
    PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

                               FUTUREFUEL CORP.
            (Exact name of registrant as specified in its charter)

              DELAWARE                                 20-3340900
      (State of incorporation)                       (IRS Employer
                                                   Identification No.)


                         8235 FORSYTH BLVD., 4TH FLOOR
                            CLAYTON, MISSOURI 63105
                                (805) 565-9800
             (Address, including zip code and telephone number, of
                   registrant's principal executive offices)

                 DOUGLAS D. HOMMERT, EXECUTIVE VICE PRESIDENT
                               FUTUREFUEL CORP.
                         8235 FORSYTH BLVD., 4TH FLOOR
                            CLAYTON, MISSOURI 63105
                                (314) 854-8520

 (Name, address, including zip code, and telephone number of agent for service)

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                       Name of each exchange on which
     to be so registered                       each class is to be registered

             n/a                                             n/a

Securities to be registered pursuant to Section 12(g) of the Act:

                                 Common Stock
                               (Title of class)

==============================================================================


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
                                                 TABLE OF CONTENTS

                                                                                                              PAGE

Item 1. - Business...............................................................................................1

Item 1A. - Risk Factors.........................................................................................34

Item 2. - Financial Information.................................................................................44

Item 3. - Properties............................................................................................59

Item 4. - Security Ownership of Certain Beneficial Owners and Management........................................60

Item 5. - Directors and Executive Officers......................................................................62

Item 6. - Executive Compensation................................................................................65

Item 7. - Certain Relationships and Related Transactions, and Director Independence.............................70

Item 8. - Legal Proceedings.....................................................................................73

Item 9. - Market Price of and Dividends on Our Common Equity/Related Shareholder Matters........................74

Item 10. - Recent Sales of Unregistered Securities..............................................................76

Item 11. - Description of Securities to be Registered...........................................................83

Item 12. - Indemnification of Directors and Officers............................................................88

Item 13. - Financial Statements and Supplementary Data..........................................................89

Item 14. - Changes in and Disagreements with Accountants on Accounting and Financial Disclosure................130

Item 15. - Financial Statements and Exhibits...................................................................131



YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.


                                      i

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ITEM 1. - BUSINESS

GENERAL DEVELOPMENT OF THE BUSINESS

The Company

     FutureFuel Corp. (the "COMPANY" or "WE", "OUR" or "US") is a Delaware corporation incorporated on August 12, 2005 under the name "Viceroy Acquisition Corporation". We were formed to serve as a vehicle for the acquisition by way of an asset acquisition, merger, capital stock exchange, share purchase or similar transaction (a "business combination") of one or more operating businesses in the oil and gas industry ("target business").

     On July 12, 2006, we completed an offering of 22,500,000 units, each unit consisting of one share of our common stock and one warrant to acquire one share of our common stock. The units were issued at $8.00 per unit. In connection with the offering, our shares and warrants were listed on the Alternative Investment Market ("AIM") of the London Stock Exchange plc under the ticker symbols "VAC" and "VACW", respectively.


     The net proceeds of the offering in the amount of $172,500,000 were deposited into a trust fund maintained by Continental Stock Transfer & Trust Company, as trustee. The trust fund was to be released by the trustee for, among other things, a business combination approved by the holders of our common stock. Moreover, the trust fund was to be released in its entirety upon the completion of a business combination which, either on its own or when combined with all previous business combinations, had an aggregate transaction value of at least 50% of the initial trust amount (which initial trust amount excluded certain deferred placing fees) (a "qualified business combination").

     On July 21, 2006, we entered into an acquisition agreement with Eastman Chemical Company to purchase all of the issued and outstanding stock of its subsidiary, Eastman SE, Inc. The terms of the acquisition agreement were negotiated by our executive officers, Paul A. Novelly, Lee E. Mikles and Douglas D. Hommert, with representatives of Eastman Chemical Company, and were set based upon such negotiations and the experience of our executive officers in similar transactions. The acquisition agreement provided for the sale by Eastman Chemical Company of all of its stock in Eastman SE, Inc. to us in exchange for: (i) $75,000,000 cash, subject to possible reduction if Eastman SE, Inc.'s net working capital as of the closing date was less than $17,562,527; plus (ii) 2(cents) per gallon of biodiesel sold by Eastman SE, Inc. during the three year period following the closing. Following the closing, Eastman SE, Inc. would become our wholly-owned subsidiary. The acquisition agreement contained the following additional material terms.

     o The closing of the acquisition was to take place on the later of October 31, 2006 or the third business day after the date on which certain closing conditions have been satisfied or waived.

     o The acquisition agreement contained various representations and warranties by us relating to: our proper organization and good standing; the corporate authorization and enforceability of the acquisition agreement; required consents and approvals; absence of conflicts with other agreements and laws; absence of litigation against the acquisition; available financing to consummate the acquisition; and no reliance upon representations, warranties, forecasts and the like except as specifically set forth in the acquisition agreement.

     o The acquisition agreement contained various representations and warranties of Eastman Chemical Company relating to: proper organization and good standing of Eastman Chemical Company and Eastman SE, Inc.; the authorization and enforceability of the acquisition agreement; required consents; absence of conflicts with other agreements and laws; the capitalization of Eastman SE, Inc.; the preparation of Eastman SE, Inc.'s financial statements; liabilities of Eastman SE, Inc.; the absence of certain developments regarding Eastman SE, Inc.; Eastman SE, Inc.'s taxes; Eastman SE, Inc.'s real property; Eastman SE, Inc.'s tangible personal property and other assets; Eastman SE, Inc.'s intellectual property; Eastman SE, Inc.'s contracts; Eastman SE, Inc.'s employee benefits; labor matters affecting Eastman SE, Inc.; litigation affecting Eastman SE, Inc.; compliance by Eastman SE, Inc. with laws and permits; environmental matters affecting Eastman SE, Inc.; Eastman SE, Inc.'s customers and suppliers; and product liability matters affecting Eastman SE, Inc.


                                      1

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     o    The acquisition agreement contained certain covenants imposed upon
          Eastman Chemical Company relating to: our access to documents; obtaining the necessary consents and satisfying Eastman Chemical Company's conditions to the closing (including making the appropriate filings under the Hart-Scott-Rodino Act); public statements; confidential information; no solicitation of other acquisition proposals regarding Eastman SE, Inc. or its business; inspections by us; no competition against Eastman SE, Inc; and no solicitation of Eastman SE, Inc.'s employees.

     o The acquisition agreement contained certain covenants imposed upon us relating to: confidentiality; public statements; obtaining the necessary consents and satisfying our conditions to the closing (including making the appropriate filings under the Hart-Scott-Rodino Act); Eastman Chemical Company's access to documents; no solicitation of Eastman Chemical Company's customers; employee matters; no competition against Eastman Chemical Company; and no solicitation of Eastman SE, Inc.'s employees.

     o All representations and warranties contained in the acquisition agreement generally terminate 18 months after the closing date with certain exceptions.

     o Except with respect to environmental matters, Eastman Chemical Company agreed to indemnify, defend, and hold us harmless from and against any and all losses actually incurred by us to the extent arising out of or resulting from: (i) any breach as of the closing date of a representation or warranty made by Eastman Chemical Company in the acquisition agreement; (ii) any breach of any covenant or agreement of Eastman Chemical Company in the acquisition agreement; (iii) pre-closing taxes not included in working capital; and (iv) any liability of Eastman SE, Inc. relating to product liability and not disclosed to us in a schedule to the acquisition agreement or included in closing working capital.

     o Eastman Chemical Company is not liable for any losses with respect to any breach as of the closing date of a representation or warranty made by Eastman Chemical Company in the acquisition agreement unless: (i) a claim is asserted prior to the relevant survival period for such representation or warranty; and (ii) the aggregate of all such losses exceeds, on a cumulative basis, $750,000 (and then only to the extent of such excess). In addition, Eastman Chemical Company will not be required to pay an aggregate amount in excess of $7,500,000 in respect of all losses with respect to any breach as of the closing date of a representation or warranty made by Eastman Chemical Company in the acquisition agreement (exclusive of environmental matters). These limitations do not apply to losses attributable to: (a) any breach of any covenant or agreement of Eastman Chemical Company in the acquisition agreement; (b) any pre-closing taxes not included in working capital; and (c) any liability of Eastman SE, Inc. relating to product liability and not disclosed to us in a schedule to the acquisition agreement or included in working capital.

     o Except with respect to environmental matters, we agreed to indemnify and hold Eastman Chemical Company harmless from and against any and all losses actually incurred by it to the extent arising out of or resulting from: (i) any breach as of the closing date of a representation or warranty made by us in the acquisition agreement; and (ii) any breach by us of any covenant or agreement in the acquisition agreement.

     o On the closing of the acquisition, we and Eastman Chemical Company agreed to obtain an environmental insurance policy to provide insurance coverage for environmental conditions existing at Eastman SE, Inc.'s manufacturing facility. We and Eastman Chemical Company each agreed to pay 50% of the insurance premium. Such insurance policy was to have a policy limit of $10,000,000 with a per claim deductible of $150,000 and a term of ten years following the closing. During the first five years of the term, we will pay the first $75,000 of the deductible and Eastman Chemical Company will pay the second $75,000.

     o Subject to a $15,000,000 cap (which is inclusive of the $10,000,000 environmental insurance policy limit), during the five-year period beginning with the closing date, Eastman Chemical Company agreed to retain liability for and to indemnify, defend and hold us and Eastman SE, Inc.



                                      2

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          harmless from, against and with respect to any losses actually incurred by it to the extent arising out of or resulting from: (i) any breach of any environmental representation or warranty of Eastman Chemical Company contained in the acquisition agreement;
          (ii) any liability under CERCLA or RCRA or any state law based on CERCLA or RCRA, or under any other environmental law, for costs of response or the costs of complying with an injunctive or other order under RCRA or under any other environmental law, at a hazardous waste site (other than Eastman SE, Inc.'s owned real property) and attributable to the activities of Eastman Chemical Company, its affiliates (including Eastman SE, Inc.) or the operation of Eastman SE, Inc.'s business prior to closing; (iii) an environmental condition at any of Eastman SE, Inc.'s owned real property which existed at or prior to the closing (notwithstanding the foregoing, Eastman Chemical Company is not liable for an environmental condition: (a) unless an investigation or remediation of the environmental condition is required by law or by an order issued to us or Eastman SE, Inc. by an environmental authority; or (b) to the extent the environmental condition is attributable to the activities of Eastman SE, Inc. or us or the operation of Eastman SE, Inc.'s business after the closing); and (iv) any violation of, or non-compliance with, any environmental law by Eastman SE, Inc.'s business to the extent that such violation or non-compliance existed at or prior to the closing.

     o We agreed to assume liability for and indemnify and hold Eastman Chemical Company and Eastman Chemical Company's affiliates harmless from, against and with respect to any losses actually incurred by or asserted against Eastman Chemical Company or such affiliates to the extent arising out of or resulting from: (i) any liability under CERCLA or any state law based on CERCLA for costs of response at a property other than Eastman SE, Inc.'s owned real property attributable to the activities of us, our affiliates or the operation of Eastman SE, Inc.'s business after the closing; (ii) any environmental condition at or associated with any of Eastman SE, Inc.'s owned real property first arising after the closing; (iii) any violation of, or non-compliance with, any environmental law by us, our affiliates or Eastman SE, Inc.'s business that did not exist prior to or at the time of the closing; and (iv) our utilization of certain financial assurances given by Eastman Chemical Company to the Arkansas Department of Environmental Quality on behalf of Eastman SE, Inc.

     o Except as with respect to the indemnifications described above, we agreed that, in connection with Eastman SE, Inc.'s business or owned real property, we will assert no claim against Eastman Chemical Company and that Eastman Chemical Company is released from and will have no liability or obligation whatsoever to us or our successors or assigns with respect to any losses arising under, related to or associated with the environment, environmental authorities, environmental authorizations, environmental conditions, environmental law, and environmental liabilities. Except as with respect to the indemnifications described above, Eastman Chemical Company agreed that, in connection with Eastman SE, Inc.'s business or owned real property, it will assert no claim against us or Eastman SE, Inc. and that we and Eastman SE, Inc. are released from and will have no liability or obligation whatsoever to Eastman Chemical Company or its successors or assigns with respect to any losses arising under, related to or associated with the environment, environmental authorities, environmental authorizations, environmental conditions, environmental law, and environmental liabilities.

     o Upon closing, Eastman SE, Inc. was to enter into a conversion agreement with Eastman Chemical Company pursuant to which Eastman SE, Inc. will produce certain chlorinated polyolefin products on Eastman Chemical Company's behalf. The initial term was to be for five years and thereafter will automatically renew for successive one year renewal terms unless canceled by either party within 180 days of the original term or renewal term, as applicable. Eastman Chemical Company will have the right to terminate the agreement earlier upon the payment of certain early termination fees. Eastman SE, Inc. was to also enter into a conversion agreement with Eastman Chemical Company pursuant to which Eastman SE, Inc. will produce di-isopropylbenzene and derivative products on Eastman Chemical Company's behalf. The initial term was to be for five years and thereafter automatically renews for successive one year renewal terms unless canceled by either party within 180 days of the original term or renewal term, as applicable. Eastman



                                      3

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          Chemical Company will have the right to terminate the agreement earlier upon the payment of certain early termination fees.

     o In connection with the consummation of the acquisition, Eastman Chemical Company and Eastman SE, Inc. agreed to enter into supply contracts. Under these contracts, Eastman Chemical Company will after the closing date sell to Eastman SE, Inc. certain chemicals and Eastman SE, Inc. will after the closing date sell to Eastman Chemical Company certain chemicals. The contracts will continue for one to three years and continue year-to-year thereafter unless terminated upon 180 days prior written notice by either party.

     o In connection with the consummation of the acquisition, Eastman Chemical Company and Eastman SE, Inc. agreed to enter into a technology transfer agreement pursuant to which, on the closing date, Eastman Chemical Company will transfer to Eastman SE, Inc. certain intellectual property related to Eastman SE, Inc.'s business.

     o In connection with the consummation of the acquisition, Eastman Chemical Company and Eastman SE, Inc. agreed to enter into a software license agreement pursuant to which, on the closing date, Eastman Chemical Company agreed to grant to Eastman SE, Inc. a royalty-free, non-exclusive license to use certain software solely in support of Eastman SE, Inc.'s internal business operations. The license continues until terminated by Eastman SE, Inc.

     o In connection with the consummation of the acquisition, Eastman Chemical Company and Eastman SE, Inc. agreed to enter into a transition services agreement pursuant to which Eastman Chemical Company will provide certain transition services to Eastman SE, Inc. following the closing of the acquisition. These services generally are those provided to Eastman SE, Inc. by Eastman Chemical Company prior to the execution of the acquisition agreement. The services will be provided for six months following the closing date (with certain exceptions). There is a monthly service charge for most fees, although some service fees are based upon an hourly charge.

The consummation of the acquisition was subject to approval by our shareholders. If approved by our shareholders, the acquisition would constitute both a business combination and a qualified business combination.


     On July 24, 2006 and following the public announcement of the execution of the acquisition agreement with Eastman Chemical Company, trading in our shares and warrants was suspended by AIM.

     On October 6, 2006, we mailed to our shareholders an admission document containing a proxy statement and other material required by AIM, notifying our shareholders of a special meeting to be held on October 27, 2006 to approve, among other things, the acquisition of Eastman SE, Inc. and the acquisition agreement with Eastman Chemical Company. On October 9, 2006 and following the mailing of the admission document to our shareholders, trading in our shares and warrants on AIM recommenced.


     Our shareholders approved the acquisition of Eastman SE, Inc. on October 27, 2006. On October 31, 2006: (i) the trust amount was distributed to us;
(ii) the acquisition of Eastman SE, Inc. was consummated (effective after the close of business on that day); (iii) Eastman SE, Inc. became our wholly-owned subsidiary; and (iv) Eastman SE, Inc. and Eastman Chemical Company entered into the conversion agreements, supply contracts, technology transfer agreement, software license agreement and transition services agreement described above. In connection with such closing, we changed our name to FutureFuel Corp. and Eastman SE, Inc. changed its name to FutureFuel Chemical Company.


     Consummation of the acquisition of Eastman SE, Inc. constituted a reverse takeover of us within the rules of AIM as promulgated by the London Stock Exchange plc. Where a transaction constitutes a reverse takeover, trading on AIM in the company's shares and warrants is cancelled and readmission to AIM is required to be sought in the same manner as any other applicant applying for admission of its securities for the first time. On October 31, 2006, we applied for readmission to AIM. Our shares of common stock and warrants were readmitted to AIM on that date under the ticker symbols "FFU" and "FFUW", respectively.

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FutureFuel Chemical Company


     FutureFuel Chemical Company is a Delaware corporation incorporated on September 1, 2005 under the name Eastman SE, Inc. as a wholly-owned subsidiary of Eastman Chemical Company. It owns approximately 2,200 acres of land six miles southeast of Batesville in north central Arkansas fronting the White River. Approximately 500 acres of the site are occupied with batch and continuous manufacturing facilities, laboratories and infrastructure, including on-site liquid waste treatment. The plant is staffed by approximately 450 non-union employees.


     The Batesville facility was constructed by Eastman Kodak Company on an undeveloped "green field" site in 1977, initially to produce proprietary photographic chemicals. In 1982, the plant's business scope was broadened to include other specialty chemicals, with the construction of facilities to support Eastman Chemical Company's hydroquinone and antioxidant business. Other facility enhancements occurred in subsequent years to expand the specialty chemicals and custom manufacturing business at the site. In 1994, Eastman Chemical Company split from Eastman Kodak Company. Following that split, the facility continued to transition from manufacturing photographic imaging chemicals and, in recent years, has been engaged almost exclusively in the custom synthesis of fine chemicals and organic chemical intermediates used in a variety of end markets, including paints and coatings, plastics and polymers, pharmaceuticals, food supplements, household detergents and agricultural products.


     In the late 1990's, Eastman Chemical Company attempted to focus the plant's custom manufacturing on the pharmaceuticals market, but this was abandoned in 2001 due to capital and business constraints. The specialty chemicals custom manufacturing business in North America became increasingly competitive due to off-shoring to India and China, among other countries. For example, see https://www.frost.com/prod/servlet/market-insight-top.pag?
docid=88875033&ctxixpLink=FcmCtx1&ctxixpLabel=FcmCtx2. This factor, coupled with Eastman Chemical Company's changing business focus, resulted in a maturing product portfolio at the site and declining net cash flows. Employment declined from a peak of about 750 in the late 1990's to about 400 in early 2005 through a series of reductions-in-force.


     Faced with declining net cash flows from a mature product portfolio and substantial competitive pressure in existing businesses, plant management began to actively pursue new businesses in which to focus their manufacturing capabilities. This management team became convinced that the plant was suited relative to geography and capabilities to manufacture products for the emerging alternative fuels markets. With nominal corporate direction and support, a local biobased products platform was launched in early 2005, comprising biofuels (biodiesel, bioethanol and lignin/biomass solid fuels) and biobased specialty chemical products (biobased solvents, chemicals and intermediates). With minimal capital expenditures, and using local technical resources, the management team was able to initiate biodiesel batch production in October 2005 at a capacity of 3 million gallons per year, subsequently expanded to 24 million gallons per year from a combination of batch and continuous processing. Entry into the biofuels business was accomplished with excess plant capacity and without any reduction in production of specialty chemicals.

     In mid 2005, Eastman Chemical Company decided that specialty chemicals would no longer be a core business and that it would seek to divest the Batesville plant. In anticipation of such divestiture, Eastman Chemical Company incorporated FutureFuel Chemical Company (under the then name of Eastman SE, Inc.). Effective January 1, 2006, Eastman Chemical Company began to transfer the facility and certain of its related assets to FutureFuel Chemical Company. FutureFuel Chemical Company's management team continued its development of the biobased products business throughout this divestiture process.

Background of the Acquisition


     In March 2006, our executive chairman (Mr. Paul A. Novelly) had initial discussions with Eastman Chemical Company about acquiring Eastman Chemical Company's manufacturing plant in Batesville, Arkansas. Those discussions did not result in any meaningful dialogue. In June 2006, our executive chairman again expressed interest to Eastman Chemical Company about acquiring the Batesville plant. At that time, Eastman Chemical Company agreed to engage in discussions with us about the sale of the Batesville facility. On June 22, 2006, initial discussions were held and we commenced a due diligence investigation into Eastman SE, Inc. Those discussions and the due diligence investigation ultimately resulted in the execution by us on July 21, 2006 of the acquisition agreement with Eastman Chemical Company discussed above.

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Purpose for the Acquisition

     We were organized to pursue business combinations with target businesses engaged in the oil and gas industry. In 2005, FutureFuel Chemical Company began the implementation of a biobased products platform, including biofuels (biodiesel, bioethanol and lignin/biomass solid fuels) and biobased specialty products (biobased lubricants, solvents and intermediates). At the time we began discussions with Eastman Chemical Company in June 2006, the Batesville plant had commercialized biodiesel and was capable of producing approximately 9 million gallons of biodiesel per year by batch processing. Production capacity was subsequently scheduled to increase to 24 million gallons per year through a continuous processing line. The purpose of the acquisition was to acquire FutureFuel Chemical Company, a target business in the oil and gas industry that we believed could be a meaningful participant in the alternative fuels markets.

Plan of Operation for the Consolidated Company

     Our strategy in relation to the acquired operations is to build upon and expand FutureFuel Chemical Company's biobased products platform and to continue FutureFuel Chemical Company's chemical manufacturing activities.


     We initially planned to increase the plant's biodiesel capacity to 40 million gallons per year by May 2007 and to 160 million gallons per year by November 2007, with substantial complementary expenditures on infrastructure to support this increased capacity. After closing on our acquisition of FutureFuel Chemical Company on October 31, 2006, we and, to our knowledge, the industry as a whole witnessed a rapid erosion in margins for producing biodiesel. For example, see http://www.thehindubusinessline.com/2006/12/21/ stories/2006122103701200.htm. As a result of these decreased margins, in January, 2007 we determined that it was not in our shareholders best interest to proceed on an accelerated basis to increase capacity and, therefore, we suspended the biodiesel capacity expansion. However, we continued with (and in some cases have already completed) certain core infrastructure projects as described below. We believe these projects will bring efficiency, operational flexibility and cost savings to FutureFuel Chemical Company's existing biodiesel and chemical business lines.

     The core infrastructure projects included:


     o adding methanol recovery and biodiesel feedstock pretreatment capabilities to the plant - scheduled for completion in the third quarter of 2007;

     o constructing additional storage at the plant to support increased movements of feedstocks, methanol, glycerin and biodiesel on and off the site and to facilitate on-site blending of B5, B10 and B20 grade fuel - scheduled for completion in the third quarter of 2007;


     o expanding on-site rail siding and railcar loading and unloading facilities to accommodate the increased number of railcars expected at the plant - scheduled for completion in the third quarter of 2007;

     o obtaining storage/thruput in Little Rock, Arkansas on the Arkansas River so that biodiesel can be shipped by barge to larger markets and feedstocks can be brought in to the plant by barge and truck - a lease agreement was signed with Center Point Terminal Company concurrent with the closing of the acquisition of FutureFuel Chemical Company;

     o acquiring a fleet of tanker trucks to transport the biofuels and feedstocks between the plant and these storage facilities on such rivers - this project is substantially completed until logistical requirements require a larger internal truck fleet; and

     o procuring railcars to transport raw goods to the plant and deliver biodiesel from the plant to customers - this project is substantially completed until logistic requirements require a larger railcar fleet.

Construction is in progress for the first three site infrastructure projects described above. As indicated, the last three projects are complete or substantially complete. We believe that FutureFuel Chemical Company will be able to

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timely obtain the materials to complete these projects as scheduled, although no assurances can be given that the scheduled timetables will be achieved or that they will not be revised based upon market conditions.

     In December 2006, FutureFuel Chemical Company commenced storage of its biodiesel at a liquid bulk storage facility in Little Rock, Arkansas. Additional locations will be assessed as market conditions dictate (e.g., FutureFuel Chemical Company's need for additional storage space, the availability of such space and the cost of such space). FutureFuel Chemical Company has already acquired several tanker trucks and has leased methanol and biodiesel railcars. The need for additional tanker trucks and/or railcars will be assessed as demand for FutureFuel Chemical Company's biodiesel and logistics dictate. We believe that implementation of the above strategy will help FutureFuel Chemical Company remain a substantial participant in the biofuels market.

     At the time that we suspended expansion of the biodiesel capacity, we determined that any future expansions of biodiesel production capacity would be dictated by changing market conditions. Justification for capacity expansion is dependent upon two primary factors: (i) the price of crude oil, and more specifically the price of petrodiesel; and (ii) the price of feedstock oils/fats required to produce biodiesel. For example, see http://greenfuels.org/biodiesel/economics.htm. Biodiesel is generally sold as a blend with petrodiesel, which is its primary competitive product, and must be priced close to parity with petrodiesel in order to be competitive in the marketplace. Feedstock cost is the largest single component of biodiesel production costs and therefore has a substantial impact on production costs. See http://www.eia.doe.gov/oiaf/analysispaper/biodiesel/. In the second quarter of 2007, crude oil prices strengthened (see http://www.dallasfed.org/research/energy/en0702.cfm) and, despite corresponding increases in feedstock oil prices, we judged these and future market conditions to be supportive of biodiesel capacity expansion and therefore resumed a project to expand capacity by 35 million gallons per year (for a total capacity of 59 million gallons per year) through a new continuous processing line, projected to be operational on April 1, 2008. However, no assurances can be given that the scheduled timetable will be achieved or that it will not be revised based upon market conditions such as those discussed above.

     Please see "Item 2. - Financial Information - Management's Discussion and Analysis of Financial Condition and Results of Operations" below for an estimate of the capital cost of the capital projects discussed above. The storage and procurement of railcars are not capital projects; rather, they affect cash flow through ongoing lease commitments. These lease commitments are included in footnote 16 of our consolidated financial statements for the year ended December 31, 2006 contained elsewhere herein. Based upon our budget, the remaining cash from our July 2006 offering and the proceeds from the $50 million credit facility described below, we do not believe that it will be necessary for us to raise additional funds to meet the expenditures required for operating the business as set forth above.


FINANCIAL INFORMATION ABOUT SEGMENTS


     Historically, the business and assets included in FutureFuel Chemical Company were accounted for by Eastman Chemical Company in various segments of Eastman Chemical Company's overall business. Although FutureFuel Chemical Company was incorporated on September 1, 2005, Eastman Chemical Company did not begin transferring assets into FutureFuel Chemical Company until January 1, 2006 and completed the transfer in subsequent periods prior to the closing of our acquisition of FutureFuel Chemical Company. Notwithstanding that FutureFuel Chemical Company was a separately incorporated entity, Eastman Chemical Company did not prepare separate financial statements for FutureFuel Chemical Company nor was Eastman Chemical Company required to do so under local law or accounting rules. Rather, the operations of the Batesville plant were reported within Eastman Chemical Company based upon the underlying products and the revenues and expenses of the plant were effectively spread throughout Eastman Chemical Company's financial statements. In addition, allocations to the plant of Eastman Chemical Company overhead (such as insurance, employee benefits, legal expenses and the like) were based upon assumptions made by Eastman Chemical Company and such assumptions historically did not reflect expenses which FutureFuel Chemical Company would have incurred had it been a stand-alone entity. Since we did not acquire or succeed to all of the assets and liabilities of Eastman Chemical Company, "carve-out" financial statements have been prepared for the acquired component business, excluding the continuing operations retained by Eastman Chemical Company. As the acquisition is deemed to be a reverse acquisition with FutureFuel Chemical Company being the accounting acquiror, the selected financial data represents our consolidated operations for the three-month period ended March 31, 2007 and the operations of the Batesville plant for the twelve-month periods ended December 31, 2006, 2005 and 2004 (which includes our operations for the period beginning with the date of acquisition (beginning of business on November 1, 2006) and ending December 31, 2006).

     The following table sets forth: (i) revenues from external customers for the three-month period ended March 31, 2007 and for the years ended December 31, 2006, 2005 and 2004; (ii) net income (loss) for the three-month period ended March 31, 2007 and for the years ended December 31, 2006, 2005 and 2004; and (iii) total assets at March 31, 2007 and at December 31, 2006, 2005 and 2004.

                                               (Dollars in thousands)

                                                              REVENUES
                                                                FROM
                                                              EXTERNAL            NET INCOME            TOTAL
PERIOD                                                        CUSTOMERS             (LOSS)              ASSETS
------------------------------------------------------     ----------------     ---------------    -----------------
March 31, 2007...................................             $   37,506          $   (1,952)         $  201,678
December 31, 2006................................             $  134,168          $    2,137          $  207,024
December 31, 2005................................             $  104,364          $      381          $  114,500
December 31, 2004................................             $  127,945          $  (14,867)         $  118,164

For the years ended December 31, 2004 and 2005 and the ten months ended October 31, 2006, revenues from external customers excludes all revenues from Eastman Chemical Company. Beginning November 1, 2006, revenues from external customers equals total revenues. See note 14 to our annual financial statements included elsewhere herein for revenues from Eastman Chemical Company for the years ended December 31, 2004 and 2005 and the ten months ended October 31, 2006.


     Prior to the initiation of its biofuels program in 2005, the Batesville plant did not have business reporting "segments" as defined by U.S. generally accepted accounting principles. After the initiation of the biobased products program in 2005, it had two segments: chemicals and biofuels. FutureFuel Chemical Company is not able to allocate net income (loss) and total assets between its two business segments. However, revenues from external customers can be allocated between the two business segments as set forth in the following chart.


                                               (Dollars in thousands)

                                                                                                        TOTAL
                                                              REVENUES             REVENUES            REVENUES
                                                                FROM                 FROM                FROM
                                                              CHEMICAL             BIOFUELS            EXTERNAL
PERIOD                                                         SEGMENT             SEGMENT            CUSTOMERS
------------------------------------------------------     ----------------     ---------------    -----------------
March 31, 2007...................................            $   35,654           $   1,852          $   37,506
December 31, 2006................................            $  120,828           $  13,340          $  134,168
December 31, 2005................................            $  104,364           $       -          $  104,364
December 31, 2004................................            $  127,945           $       -          $  127,945


NARRATIVE DESCRIPTION OF THE BUSINESS

Principal Executive Offices

     Our principal executive offices are located at 8235 Forsyth Blvd., 4th Floor, Clayton, Missouri 63105. Our telephone number is (805) 565-9800. FutureFuel Chemical Company's principal executive offices are located at 2800 Gap Road, Highway 394 South, Batesville, Arkansas 72501-9680. Its telephone number at such office is (870) 698-1811.

The Company

     We completed the offering described above on July 12, 2006 and acquired FutureFuel Chemical Company at the close of business on October 31, 2006. We have not conducted any other material business operations.

FutureFuel Chemical Company


     FutureFuel Chemical Company owns approximately 2,200 acres of land six miles southeast of Batesville in north central Arkansas fronting the White River. Approximately 500 acres of the site are occupied with batch and continuous manufacturing facilities, laboratories and infrastructure, including on-site liquid waste treatment. The plant is staffed by approximately 450 non-union employees. Land and support infrastructure are available to support expansion and business growth.


     The Batesville facility was constructed by Eastman Kodak Company as a green field site in 1977, initially to produce proprietary photographic chemicals. In 1982, the plant's business scope was broadened to include other specialty chemicals, including facilities to support Eastman Chemical Company's hydroquinone and antioxidant business. Other facility enhancements occurred in subsequent years to expand the specialty chemicals and custom manufacturing business at the site. In 1994, Eastman Chemical Company split from Eastman Kodak Company. Following that split, the facility continued to transition from manufacturing photographic imaging chemicals and, in recent years, has been engaged almost exclusively in the custom synthesis of fine chemicals and organic chemical intermediates used in a variety of end markets, including paints and coatings, plastics and polymers, pharmaceuticals, food supplements, household detergents and agricultural products.


     In the late 1990's, Eastman Chemical Company attempted to focus the plant's custom manufacturing on the pharmaceuticals market, but this was abandoned in 2001 due to capital and business constraints. Since that time, the specialty chemicals custom manufacturing business in North America has become increasingly competitive due to off-shoring to India and China, among other countries. For example, see https://www.frost.com/prod/servlet/ marketinsighttop.pag?docid=88875033&ctxixpLink=FcmCtx1&ctxixpLabel=FcmCtx2.
This factor, coupled with Eastman Chemical Company's changing business focus, resulted in a maturing product portfolio at the site and declining net cash flows as revenues from new business did not offset declining revenues from existing products. Employment declined from a peak of about 750 in the late 1990's to about 400 in early 2005 through a series of reductions-in-force.


     Faced with declining net cash flows from a mature product portfolio and substantial competitive pressure in existing businesses, plant management began to actively pursue new businesses in which to focus the Batesville plant's manufacturing capabilities. This management team became convinced that the plant was ideally suited relative to geography and capabilities to manufacture products for the emerging alternative fuels markets. With nominal corporate direction and support, a local biobased products platform was launched in early 2005, comprising biofuels (biodiesel, bioethanol and lignin/biomass solid fuels) and biobased specialty chemical products (biobased solvents, chemicals and intermediates). With minimal capital expenditures, and using local technical resources, the management team was able to initiate biodiesel batch production in October 2005 at a capacity of 3 million gallons per year (subsequently expanded to 9 million gallons per year), while pursuing expansion via continuous processing to an aggregate plant capacity of 24 million gallons per year. The 24 million gallon per year capacity threshold was reached in October 2006. Entry into the biofuels business was accomplished with excess plant capacity and without any reduction in production of specialty chemicals.


     In mid 2005, Eastman Chemical Company decided that specialty chemicals would no longer be a core business and that it would seek to divest the Batesville plant. Eastman Chemical Company executed an acquisition agreement with us on July 21, 2006 pursuant to which we agreed to purchase all of the issued and outstanding stock of FutureFuel Chemical Company (then known as Eastman SE, Inc.). The material terms of the acquisition agreement are discussed above. The acquisition closed on October 31, 2006. FutureFuel Chemical Company's management team continued its development of the bio-based products business throughout this divestiture process.


     For the year ended December 31, 2006, approximately 85% of site revenue was derived from manufacturing specialty chemicals for specific customers ("custom manufacturing") with 6% of revenues being derived from multi-customer specialty chemicals ("performance chemicals") and 9% from biodiesel. Custom manufacturing involves producing unique products for individual customers, generally under long-term contracts. The plant's custom manufacturing product portfolio includes a bleach activator for a major detergent manufacturer, a proprietary herbicide for a major life sciences company and chlorinated polyolefin adhesion promoters and antioxidant precursors for Eastman Chemical Company. The performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications.

     We will continue the specialty chemical business of FutureFuel Chemical Company. However, we expect that FutureFuel Chemical Company's biofuels platform will become the core segment of the business. We intend to increase production capacity of biodiesel within FutureFuel Chemical Company as set forth above, and will make future capacity expansions when the market conditions discussed above support such an increase, and to pursue commercialization of other biofuel products, including lignocellulosic fuel pellets and cellulosic-derived ethanol. In pursuing this strategy, FutureFuel Chemical Company will continue to establish a name identity in the biofuels business, leverage its BQ-9000 quality certification, secure local and regional markets and expand marketing efforts to fleets and regional/national customers. Concurrent efforts will also seek to enhance margins via: (i) volume increases; (ii) conversion cost reductions by transition to continuous processing; (iii) expansion of feedstock options; (iv) legislative incentives; and (v) value-enhancing applications for glycerin co-product (from the biodiesel manufacturing process). These items are discussed in greater detail below.


     Biofuels Business Segment

          Overview of the Segment


     FutureFuel Chemical Company's biofuels segment was established in early 2005 as an initiative of the site management team to leverage site technical and operational expertise as well as available manufacturing capacity to pursue business growth opportunities in addition to the legacy specialty chemicals business. Management targeted this segment in recognition of three factors: (i) the abundance and diversity of biomass raw materials in the immediate area of the plant site; (ii) the ability to rapidly convert under-utilized facilities to biofuels production at substantially advantaged capital cost relative to new construction; and (iii) the existence of technical and operational expertise to position the business as a high quality, low-cost industry leader. The biofuels segment had no revenues for the year ended December 31, 2004, inconsequential revenue for the year ended December 31, 2005, revenue of $13,340,000 for the year ended December 31, 2006 and revenue of $1,852,000 for the three months ended March 31, 2007.


          Biofuel Products

     FutureFuel Chemical Company's biofuels business segment currently targets three products: biodiesel, lignocellulose solid fuel pellets and bioethanol.

               Biodiesel


     Biodiesel is a sustainable, renewable transportation fuel with a growing market in the United States and internationally. For example, see http://www.emerging-markets.com/biodiesel/default.asp. Under current and projected market conditions, there are significant amounts of unsatisfied demand for biodiesel. As an alternative to petrodiesel and other petroleum-based fuels, biodiesel has several advantages, including:


     o    extending domestic diesel fuel supplies;

     o    reducing dependence on foreign crude oil supplies;

     o expanding markets for domestic and international agricultural products;


     o reducing emissions of greenhouse gases and other gases that are regulated by the United States Environmental Protection Agency (see, e.g., http://www.cyberlipid.org/glycer/biodiesel.htm); and

     o being usable by existing diesel engines while extending their useful lives (see, e.g., http://www.cyberlipid.org/glycer/biodiesel.htm).

As a result of the benefits that are expected from the widespread use of biodiesel, federal and state laws, including tax laws, and governmental policy favor and in some jurisdictions require the increasing use of biodiesel instead of petrodiesel. See "Legislative Incentives" below.

     Biodiesel commercialization was achieved by FutureFuel Chemical Company in October 2005, five months following initiation of that project. Technical and operational competency developed as a supplier of specialty chemicals enabled the development of a flexible manufacturing process which can utilize the broadest possible range of feedstock oils, including soy oil, cottonseed oil, palm oil, pork lard, poultry fat and beef tallow. The Batesville plant produces B100 (100% biodiesel) and B99.9 (99.9% biodiesel; ..1% petrodiesel blend), the latter product priced net of the federal excise tax credit for those customers who do not wish to establish themselves as tax-qualified blenders. B20 (20% biodiesel; 80% petrodiesel) is currently used in the facility's diesel fleet and became available for retail sale at the site in March 2007. During the third or fourth quarter of 2007, FutureFuel Chemical Company intends to begin blending biodiesel with petrodiesel at a liquid bulk storage facility in Little Rock, Arkansas and selling B2, B5, B10 and B20 grades.


               Lignocellulose Solid Fuel


     Lignocellulose solid fuel was commercialized in March 2007 utilizing locally available hardwood products and residues. This product is sold as a low-ash, high BTU premium fuel pellet for use in residential and light commercial heating applications. See http://www.eere.energy.gov/consumer/ your_home/space_heating_cooling/index.cfm/mytopic=12570. A small specialty market uses these pellets in specially-designed outdoor barbeque grills. For example, see http://www.bbqrsdelight.com/. Market analysis conducted by FutureFuel Chemical Company indicates a growing demand for premium fuel pellets in residential heating applications. For example, see http://www.magnumheat.com/pressroom.cfm?tabID=1&pID=39. In addition,
FutureFuel Chemical Company recognized the opportunity to develop a regional market for bulk product sales to light commercial applications, such as poultry houses and greenhouses, where renewable fuel pellets could be competitive on a BTU cost basis with propane and natural gas. For example, see http://asae.frymulti.com/abstract.asp?aid=21163&t=2. The final reason for entry into hardwood fuel pellet manufacturing was as a component technology for the envisioned cellulosic ethanol plant described below. Such a facility, utilizing the planned biochemical technology route described below, would generate substantial volumes of a lignocellulosic co-product stream, which is well-suited for fuel purposes. See http://cat.inist.fr/?aModele=afficheN&cpsidt =17795323. We expect that production of premium fuel pellets from this cellulosic ethanol co-product stream will create more value for FutureFuel Chemical Company than the alternative outlet for the co-product (which is boiler fuel) and we see this to be important to the overall process economics for the planned cellulosic ethanol project. However, we can give no assurances that the planned cellulosic ethanol project will come to fruition for the reasons set forth below.


               Bioethanol


     Bioethanol is a fuel for internal-combustion engines that is made from ethyl alcohol obtained from biological material and is typically sold as a retail blend with conventional gasoline. FutureFuel Chemical Company is pursuing production of bioethanol from cellulosic biomass raw materials. Cellulosic-derived ethanol can be produced from a great diversity of biomass including waste from urban, agricultural and forestry sources. See http://www.eia.doe.gov/oiaf/analysispaper/biomass.html. Unlike corn-based ethanol, whose raw material competes with food chain products, cellulosic ethanol derives from abundant and diverse sources of plant and wood products. See http://www.eia.doe.gov/oiaf/analysispaper/biomass.html. FutureFuel
Chemical Company is pursuing the "biochemical" technology platform to produce cellulosic-derived bioethanol, which incorporates four distinct processing steps: (i) pretreatment; (ii) hydrolysis; (iii) fermentation; and (iv) distillation.

     As discussed below in greater detail, cellulosic-derived ethanol technology is developmental throughout the industry and has only been demonstrated at laboratory and pilot scale. FutureFuel Chemical Company to date has only evaluated cellulosic ethanol technologies at laboratory scale. The most-recognized pilot scale unit which has been publicized to date is the ~1 million gallon per year Iogen facility in Ottawa discussed below. Also, the U.S. Department of Energy has awarded six grants to facilitate the construction of the initial commercial-scale demonstration facilities. See http://www.doe.gov/news/4827.htm. FutureFuel Chemical Company initiated its cellulosic ethanol research and development program in December 2005 and incurred costs associated therewith through May 2007 of approximately $350,000. While FutureFuel Chemical Company expects to continue its research program on cellulosic ethanol, initiatives and timelines to progress the technology to pilot and/or commercial scale are dependent upon results and progress in developing the technology and no assurances can be given that FutureFuel Chemical Company will be successful or, if successful, when. Testing and results of the cellulosic ethanol program to date are not yet complete. On May 29, 2007, FutureFuel Chemical Company submitted a letter of intent to apply and abstract in response to the Department of Energy Funding Opportunity Announcement DE-PS36-07GO97003, for a project to be entitled:
"Prototype Integrated Cellulosic Ethanol Biorefinery." This grant, if received, would enable progression of the research program to the pilot or demonstration stage. There is no assurance that FutureFuel Chemical Company will be successful in obtaining such a grant, nor is progress of the cellulosic ethanol program totally dependant upon receipt of this federal grant. FutureFuel Chemical Company has also engaged in discussions with the State of Arkansas, primarily through the Arkansas Economic Development Commission, regarding the potential for state grant support for the cellulosic ethanol program. To date these interactions have not progressed past the feasibility discussion stage. As of the date of this Registration Statement, FutureFuel Chemical Company has only evaluated cellulosic based ethanol technologies at laboratory scale and has not commenced commercial production using these technologies.


     Cellulose is composed of long chains of glucose molecules. In the hydrolysis process, these chains are broken down to "free" the sugar to make it available for fermentation to alcohol. There are two major hydrolysis processes: a chemical reaction using acids and an enzymatic reaction. Chemical hydrolysis is performed by attacking the cellulose with an acid. Dilute acid may be used under high heat and high pressure, or more concentrated acid can be used at lower temperatures and atmospheric pressure. A de-crystalized cellulosic mixture of acid and sugars reacts in the presence of water to complete hydrolysis to individual sugar molecules. The product from this hydrolysis is then neutralized and yeast fermentation is used to produce ethanol. A significant obstacle to the dilute acid process is that the hydrolysis is so harsh that toxic degradation products are produced which can inhibit fermentation. Concentrated acid must be separated from the sugar stream for recycling to be commercially attractive. In addition, the aggressive acid conditions require more expensive materials of construction for process equipment.


     Cellulose chains can also be deconstructed into glucose molecules by cellulase enzymes (enzymatic hydrolysis). This is the sort of reaction that occurs at body temperature in the stomach of ruminants such as cows and sheep where the enzymes are produced by bacteria. If the enzymatic hydrolysis process is accomplished with previously isolated enzymes, a supply of the cellulase enzymes is needed. Several major and start-up enzyme manufacturers are pursuing development and commercialization of enzymes specifically for cellulosic ethanol production. See, for example, http://en.wikipedia.org/wiki/Cellulosic_ethanol. These companies seek to produce large volumes of cellulase, xylanase and hemicellulase enzymes which can be utilized to convert agricultural residues such as corn stover, distiller grains, wheat straw and sugar cane bagasse, wood products and wastes, and energy crops such as switch grass into fermentable sugars which may be used to produce cellulosic ethanol.


     This is the biochemical technology platform which FutureFuel Chemical Company is pursuing. There are four stages to the overall process:

     o a "pre-treatment" phase to make the raw material such as wood or straw amenable to hydrolysis;

     o enzymatic hydrolysis to break down the cellulose and hemicellulose into oligomers and sugars;

     o    yeast fermentation of the sugar solution; and

     o distillation and drying to produce ethyl alcohol meeting fuel-grade ASTM standards.

     An alternative to the biochemical technology platform is the thermo-chemical route. Also called the "gasification" process, it does not rely on chemical decomposition of the cellulose chain. Instead of breaking the cellulose into sugar molecules for fermentation, the carbon in the cellulosic raw material is converted into synthesis gas. The resulting carbon monoxide, carbon dioxide and hydrogen may then be fed into a specially designed fermentor. Instead of yeast, which operates on sugar, this process uses a microorganism to convert the synthesis gas products to ethanol. The thermo-chemical process can be broken into three steps:

     o gasification -- complex carbon based molecules are broken apart to access the carbon as carbon monoxide, carbon dioxide and hydrogen are produced.

     o fermentation -- the carbon monoxide, carbon dioxide and hydrogen are converted into ethanol using developed organisms such as the Clostridium ljungdahlii organism.

     o distillation -- ethanol is separated from water and other co-products and dried to meet fuel-grade ASTM standards.

     Ethanol today is produced in the United States mostly from sugars or starches obtained from fruits and grains, corn being the predominant raw material. See http://www.ars.usda.gov/research/publications/ publications.htm?SEQ_NO_115=160162. In contrast, cellulosic ethanol is obtained from cellulose, the main component of wood, straw and plants. See http://www.eia.doe.gov/oiaf/analysispaper/biomass.html. Since cellulose cannot be digested by humans, the production of cellulose does not compete with the production of food. The price per ton of the raw material is thus much cheaper than grains or fruits. Moreover, since cellulose is the main components of wood and plants, the potential volume of available raw material is much greater than for agricultural food crops.

     As noted above, cellulosic-derived ethanol technology is developmental throughout the industry and has only been demonstrated at laboratory and pilot scale. Under 1 million gallons per year is considered pilot scale, greater than 1 million gallons per year but less than 10 million gallons per year is defined as commercial demonstration, while a plant that produces 10 million gallons per year or greater is considered commercial scale. In April 2004, Iogen Corporation, a Canadian biotechnology firm, became the first business to commercially sell cellulosic ethanol, though in very small quantities. See http://www.iogen.ca/key_messages/overview/cellulose_ethanol_ready_to_go.html.
Another company which appears to be nearing commercialization of cellulosic ethanol is Abengoa Bioenergy, operating in Spain. See http://www.abengoabioenergy.com/research/index.cfm?page=3&lang=1. Abengoa is building a 5 million gallon per year cellulosic ethanol facility in Spain and has recently entered into a strategic research and development agreement with Dyadic International, Inc. to create enzyme mixtures which may be used to improve both the efficiencies and cost structure of producing cellulosic ethanol. See http://www.dyadic.com/wt/dyad/pr_1161957317. On December 21, 2006, SunOpta Inc. announced a joint venture with GreenField Ethanol. See http://phx.corporate-ir.net/phoenix.zhtml?c=82712&p=irolnewsArticle&t=
Regular&id=944112. The joint venture intends to build a series of large-scale plants that will make ethanol from wood chips. The first of these plants will be 10 million gallons per year. Despite the commercial demonstration cellulosic ethanol plants SunOpta has been involved with, media reports continue to state that cellulosic ethanol is an unproven, experimental technology. For example, see http://www.alternatefuelsworld.com/ the-war-of-the-alcohols.html. The 10 million gallon per year SunOpta/GreenField cellulosic ethanol plant is intended to demonstrate that large-scale cellulosic ethanol is commercially viable. See http://en.wikipedia.org/wiki/Cellulosic_ethanol. However, as of the date of this Registration Statement, this plant has not been constructed.

     The production of cellulosic ethanol by FutureFuel Chemical Company through the biochemical route is in the research and development stage as discussed above. FutureFuel Chemical Company has entered into discussions with various parties to develop some of the necessary technology for the commercial production of cellulosic ethanol, also as discussed above. We can give no assurances, however, that FutureFuel Chemical Company will be able to bring cellulosic ethanol to commercial realization.


               Emerging Biodiesel Industry

     Diesel fuel is the motor fuel that is used in a compression-ignition engine which causes fuel to combust not by igniting the fuel with a spark but by injecting the fuel into a highly pressurized combustion chamber. There are two principal types of diesel fuel: petrodiesel and biodiesel. Petrodiesel is made from petroleum feedstock and comprises substantially all of the diesel fuel sold in the United States and elsewhere. Diesel fuel made from renewable vegetable oil or animal fat feedstock is called biodiesel. To be sold and distributed as biodiesel, the fuel must meet governmental standards, such as ASTM D6751 in the United States and EN14214:2003 in the European Union. The ASTM biodiesel specification defines biodiesel fuel as a fuel comprised of mono-alkyl esters of long-chain fatty acids derived from vegetable oils or animal fats. In Europe, the biodiesel specification is defined as fatty acid methyl esters. Biodiesel can be used in its pure form, known as B100, or blended in any ratio with conventional petrodiesel. Typical biodiesel blends are 2% (B2), 5% (B5) and 20% (B20).


     Petrodiesel currently comprises more than 99% of the diesel transportation fuel market. According to the Energy Information Association of the U.S. Department of Energy, on-highway petrodiesel consumption in 2005 was approximately 38 billion gallons in the United States (see http://tonto.eia.doe.gov/dnav/pet/pet_cons_821dsta_dcu_nus_a.htm). We believe that use of diesel fuel will increase as a percentage of total on-highway ground transportation in the United States for several reasons, including:


     o after compliance with the new low-sulfur requirements, diesel fuel will become less toxic;

     o    diesel fuel is more fuel efficient than gasoline;

     o diesel engines are being installed in a larger number of commercially successful automobiles; and

     o clean diesel light vehicles provide government-owned fleets with an option for increasing vehicle efficiency.


According to the 2005 Ricardo diesel report, sales of clean diesel vehicles are projected to increase from 43,000 units in 2004 to over 1.5 million in 2015, driving increased diesel fuel sales for those vehicles. See http://www.ricardo.com/media/pressreleases/pressrelease.aspx?page=18.

     Despite these trends that indicate increased demand for diesel fuel, the price of petrodiesel closely tracks the cost of petroleum crude oil. Significantly since 2002, worldwide demand for petroleum-based products has been growing faster than supply. See http://www.eia.doe.gov/emeu/steo/pub/ special/high-oil-price.html.


     Beginning on June 1, 2006, new federal laws went into effect that are likely to significantly affect the market for petrodiesel. These laws limit the amount of sulfur content allowed in diesel fuel, reducing the portion of sulfur allowed in diesel fuel for on-highway use by more than 95%. Consequently, ultra low sulfur diesel may result in price increases to users of the fuel.


     Petrodiesel currently has several advantages over biodiesel, including the following.

     o    Petrodiesel costs less to make per gallon than biodiesel.

     o Infrastructure is in place to transport great quantities of petrodiesel (such as pipelines and bulk storage facilities).

     o The petrodiesel industry has solved cold temperature limitations of petrodiesel.

     o The petrodiesel industry has solved storage stability issues with petrodiesel.

     o Petrodiesel meeting fuel quality standards is relatively easy to manufacture.

     o Biodiesel contains 8% less energy per gallon than petrodiesel. See http://www.nrel.gov/vehiclesandfuels/npbf/pdfs/40555.pdf

     Notwithstanding the foregoing, the biodiesel industry has emerged as an alternative to petrodiesel based principally on the advantages of biodiesel over petrodiesel. Those advantages include:


     o    Biodiesel is made from renewable sources.

     o When burned, biodiesel results in a substantial reduction of unburned hydrocarbons, carbon monoxide and particulate matter as compared to petrodiesel.

     o Biodiesel is biodegradable and nontoxic and is not considered a hazardous material when spilled.

     o    Biodiesel is essentially free of sulfur and aromatics.


     o The overall ozone forming potential of the hydrocarbon exhaust emissions from biodiesel is nearly 50% less than that for petrodiesel.


     o Biodiesel is registered as a fuel and fuel additive with the U.S. Environmental Protection Agency and B100 biodiesel has been designated as an alternative fuel by the U.S. Departments of Energy and Transportation.

     o Biodiesel can use domestic feedstock, reducing the amount of crude oil imported into the U.S.

     o Public policy, both as enacted into law and as enunciated by governmental agencies in the United States, favors the production and use of biodiesel.

     o    Biodiesel can be blended with petrodiesel in any ratio.


See, for example, http://www.biodiesel.org/pdf_files/fuelfactsheets/Benefits% 20of%20Biodiesel.Pdf.


     Based on these advantages, we believe that demand for biodiesel will continue to grow at accelerated rates both in the United States and internationally over the next several years. The rising demand for biodiesel may also reflect or track the increasing amounts of biodiesel that are forecasted to be produced in the U.S. Although the existence of production capacity does not necessarily result in increased demand, we believe that increased availability of biodiesel as an alternative fuel to petrodiesel will result in wider voluntary consumer adoption and increased production of both diesel vehicles capable of burning blends of biodiesel and petrodiesel as well as vehicles that will burn mixes in which biodiesel predominates.


     Although biodiesel use is still in its infancy, biodiesel production has grown substantially since 1999. The National Biodiesel Board's estimate of biodiesel production in the United States for the period 1999 through 2005 inclusive is set forth in the following chart. See http://www.biodiesel.org/pdf_files/fuelfactsheets/Biodiesel_Sales_Graph.pdf.
FutureFuel Chemical Company is a member in the National Biodiesel Board.

                                    TABLE 1

                           [Refer to Exhibit 99.1]

         ESTIMATED GALLONS OF BIODIESEL PRODUCED IN THE UNITED STATES

                                  [BAR GRAPH]


The United States Department of Agriculture estimates that biodiesel production reached 225 million gallons in 2006. See http://www.eia.doe.gov/bookshelf/brochures/diesel/index.html.

     As of June 7, 2007, the National Biodiesel Board listed 148 operating biodiesel facilities in the United States, including FutureFuel Chemical Company, with a combined estimated capacity of 1.39 billion gallons per year. See http://www.biodiesel.org/pdf_files/fuelfactsheets/Production_Capacity.pdf.
Furthermore, the Board projected that 96 new facilities were under construction and 5 existing plant expansions were underway for a total of approximately 1.89 billion gallons per year of new capacity by mid-2008. Id. According to the National Biodiesel Board, biodiesel is available nationwide. See http://www.biodiesel.org/buyingbiodiesel/guide/.

     For the above-cited reasons, we believe that a substantial market for biodiesel is emerging in the United States. However, the industry faces several challenges to wide biodiesel acceptance, including cold temperature limitations, storage stability, fuel quality standards and exhaust emissions. FutureFuel Chemical Company is actively engaged in addressing these challenges.

     Biodiesel from nearly all feedstocks has cold temperature limitations in that it freezes at higher temperatures than conventional petrodiesel. Although not free from doubt, it appears that, at low temperatures, the long chain molecules of methyl ester align alongside each other and set into a crystalline structure which may continue to attract other molecules until the crystal reaches a massive size and can be seen in the fluid as a haze and then, after a certain time, wax. Conventional petrodiesel also exhibits cold temperature flow problems; however, the petrochemical industry developed both additives and a high temperature catalytic process which isomerizes the long chain molecules, thereby improving cold flow. The challenge for biodiesel is to achieve effective cold flow properties. FutureFuel Chemical Company is acquiring fundamental knowledge on this characteristic through its internal research program. Cold-solvent extraction, solubilization, additives and other approaches are being investigated for their potential to mitigate these cold temperature limitations.

     The relatively poor oxidative and hydrolytic stabilities of biodiesel are a concern with respect to fuel quality during storage. We believe that FutureFuel Chemical Company may be one of the first biodiesel producers to store biodiesel in large off-site storage tanks. Experience gathered in the use of such tankage, including cleaning and handling methods, stabilization additives and the use of water draws, will assist FutureFuel Chemical Company in ensuring fuel quality during storage and distribution.


     A challenge facing the biodiesel industry relates to compliance of product to established fuel quality standards reflected in ASTM D6751. A national fuel quality testing project co-funded by the National Biodiesel Board and the National Renewable Energy Laboratory found that one-third of biodiesel samples tested between November 2005 and July 2006 did not comply with these specifications. See http://www.rendermagazine.com/ December2006/BiodieselBulletin.html. FutureFuel Chemical Company strives to ensure that all biodiesel produced by it meets ASTM D6751 through process control and product testing protocols that have been certified to the industry BQ-9000 quality standard. In addition, FutureFuel Chemical Company is actively participating in industry and ASTM-led programs to further improve biodiesel testing methodology and specifications in an effort to enhance biodiesel fitness-for-use under the broadest possible range of temperature and handling conditions.


     We believe that the industry, with support from producers such as FutureFuel Chemical Company, can resolve in a commercially reasonable manner the quality and fitness-for-use issues facing the emerging biodiesel market, although no assurances can be given that the industry will ultimately be successful with respect to all of these challenges or that biodiesel will, in fact, achieve wide-spread acceptance.

               Volatile Margins

     The profit margin generated in the production of biodiesel, on a per gallon basis, is calculated as sales price less feedstock and production costs. Sales price is generally based on the spot price of petrodiesel, plus federal credits, plus or minus small regional and/or market-specific variances. Feedstock costs include the cost of vegetable oil, animal fat or waste grease. Production costs include the cost of methanol, a catalyst, direct labor and variable and fixed costs associated with the operation of a biodiesel plant.

     Looking first at sales price, we are not aware of any public postings of daily biodiesel prices for the entire year of 2006.(a) However, such prices tend to follow the price of petrodiesel plus the $1.00 per gallon federal blending credit. Biodiesel producers may also need to account for regional and/or market-specific factors in setting their sales price for biodiesel. These factors may include the size of the local market, the distance that product must be shipped to reach local or other markets, the availability of storage and distribution infrastructure, the premium that local markets may place on alternative fuels and the feedstock source used in producing biodiesel. Of the three price components, the price of petrodiesel is the most significant and also the most volatile. The spot prices of one gallon of low sulfur No. 2 petrodiesel in the U.S. Gulf Coast during 2006 are set forth in the following chart.

----------

(a) This is changing for 2007 in that both OPIS and Platts are now publishing posted prices for biodiesel at various locations throughout the United States.

                                    TABLE 2

                           [Refer to Exhibit 99.1]

                                  [BAR GRAPH]


Source: Department of Energy- http://tonto.eia.doe.gov/dnav/pet/hist/ rdlusgd.htm.


While the net change in the spot price of petrodiesel was modest for 2006 as a whole, intra year price movements where characterized by relatively high volatility. As an example, the price of petrodiesel declined by $0.76 per gallon between August 30, 2006 and September 14, 2006, a 32% decrease in 15 days.


     The three primary feedstocks for biodiesel include vegetable oil, animal fat and waste grease. See http://tonto.eia.doe.gov/FTPROOT/environment/ biodiesel.pdf. The markets for animal fats and waste greases in the United States and worldwide are smaller and less liquid than those for vegetable oils. See http://www.iascoils.org/word%20docs/Campbell_speech.pdf. In addition, vegetable oils are generally a preferred feedstock as they contain lower free fatty acids and are easier to process into a fuel that meets industry specifications. See http://www.energy.iastate.edu/efficiency/ transportation/cs/cs-biodiesel_plant.html. In the United States, soybean oil comprises the largest percentage of the overall vegetable oil market (see http://www.epa.gov/ttnecas1/regdata/IPs/Vegetable%20Oil_IP.pdf), and is also the primary feedstock oil for producing biodiesel. As set forth above, according to the United States Department of Agriculture, soybean oil constitutes more than 90% of the feedstock for biodiesel. The following chart sets forth the closing spot price of soybean oil during the year 2006.

                                    TABLE 3

                           [Refer to Exhibit 99.1]

                                  [BAR GRAPH]

Bloomberg


The net increase in the spot price of soybean oil during 2006 as a whole was 24%. Similar to petrodiesel prices, intra year price movements were characterized by relatively high volatility. As an example, between October 3, 2006 and December 1, 2006, soybean oil prices increased approximately 5.94(cents) per pound, a 26% increase in 59 days. One gallon of biodiesel requires approximately 7.3 pounds of soybean oil, depending on the yield a biodiesel producer generates from the conversion of soybean oil into biodiesel, which in turn depends on that producer's technology and production techniques. See http://www.eere.energy.gov/afdc/altfuel/bio_market.html. The 5.94(cents) per pound increase in soybean oil between October 3, 2006 and December 1, 2006 resulted in an increased feedstock cost for biodiesel producers of approximately $0.44 per gallon. Biodiesel producers can reduce feedstock costs by expanding or converting their processing methods to include animal fats and waste greases, which historically can be acquired at substantial discounts to soybean oil. See http://www.ciras.iastate.edu/ bioindustry/info/AlternativeFeedstocksAndBiodieselProduction.pdf. FutureFuel
Chemical Company is capable of processing several types of animal fat into biodiesel and is procuring and processing these feedstocks at present. However, soybean oil remains an important feedstock for FutureFuel Chemical Company and the primary feedstock for the industry as a whole and is the most relevant feedstock cost to consider when analyzing margins.

     Production costs include the cost of methanol, a catalyst, direct labor and fixed and variable costs associated with operating a biodiesel plant. Fixed costs include such items as labor, energy, supplies, insurance, taxes and maintenance, among others. Although production costs can vary depending upon the processing method employed (batch processing versus continuous process, methanol recovery and the like), and other factors, they are considered somewhat stable. According to the United States Department of Agriculture, production costs for biodiesel average $0.50 per gallon industry wide. See http://www.usda.gov/oce/newsroom/congressional
_testimony/Collins_011007.pd

     While each of the three components of profit margin (sales price, feedstock cost and production cost) vary based on the location of a biodiesel producer, the size, proximity and logistical infrastructure of its regional market, the acceptance of alternative fuels in that market, the feedstock utilized, processing methods and techniques, and the efficiency and cost structure of individual producers, it is possible to utilize the data presented in the preceding discussion to calculate a hypothetical biodiesel margin per gallon between January 1, 2006 and December 31, 2006. This margin is calculated as follows:

                                                                       Basis of Daily Data
                                              ----------------------------------------------------------------------
Sales Price.............................      Spot price of one gallon of low sulfur No. 2 petrodiesel in the U.S.
                                              Gulf Coast plus $1.00 per gallon federal blending credit
Less: Feedstock Cost....................      USDA crude soybean oil spot price per pound times 7.3
Less: Production Cost...................      $0.50 per gallon industry wide average according to the United
                                              States Department of Agriculture
Equals: Hypothetical Margin

Utilizing the calculation set forth above, biodiesel margins for 2006 would be as set forth in the following chart.

                                    TABLE 4

                           [Refer to Exhibit 99.1]

                                  [BAR GRAPH]

Note: The margins set forth in the chart above do not include regional and/or market-specific factors, which may increase or decrease the sales price of biodiesel by as much as 10% or more. In addition, margins depicted above exclude transportation costs associated with moving soybean oil to a biodiesel plant or delivering biodiesel to end markets. These costs vary widely depending on a plant's proximity to soybean crushing facilities and end markets and cannot be estimated for the industry as a whole with any degree of accuracy.

Between October 3, 2006, the date that we sent our shareholders notice of the special meeting to approve the acquisition of FutureFuel Chemical Company, and December 31, 2006, the hypothetical margin on the production of biodiesel decreased from $0.50 per gallon to $0.15 per gallon, a 70% decrease. Although FutureFuel Chemical Company's actual sales price, feedstock cost and production costs varied from these hypothetical numbers (and no assurances can be given that FutureFuel Chemical Company's actual sales price, feedstock costs and/or production costs will approximate those hypothetical numbers in the future), its margins did decrease substantially during this same period.

     We expect FutureFuel Chemical Company's margins to remain volatile in future years and no assurances can be given that such margins will be positive. We intend to address volatile margins through: (i) our current ability to process lower cost animal fat feedstocks; (ii) our research and development efforts aimed at developing methods of processing additional lower cost crude vegetable oils, animal fats and waste greases; (iii) cost efficiencies and economies of scale gained as we refine our processing methods, improve our methanol recovery capabilities and increase our biodiesel production capacity; and (iv) construction of storage capacity on-site and leases of storage capacity off-site to enable us to acquire large quantities of feedstock oils when market conditions are favorable or to store biodiesel when market conditions are not favorable.

     As a final consideration, the two primary variables described above that affect biodiesel margins (and the volatility of those margins) are petrodiesel and soybean oil, both of which are actively traded on commodity exchanges. Through the purchase and sale of futures contracts or options on futures contracts, biodiesel producers can effectively hedge their sales price and feedstock cost when market conditions permit. FutureFuel Chemical Company has already pursued certain hedging strategies and intends to continue doing so in the future, as further described herein. However, no assurance can be given that such hedging strategies will be successful to protect us from all commodity price risks.

          The Biodiesel Production Process

     Biodiesel can be made from renewable sources such as:

     o    refined virgin vegetable oils;

     o    refined animal fats; and

     o    used cooking oils and trap grease.


The choice of feedstock is determined primarily by the price and availability of each feedstock variety and the capabilities of the producer's biodiesel production facility. In the United States, the majority of biodiesel historically has been made from domestically produced soybean oil. However, palm oil imported from Malaysia and Indonesia is being considered as a viable alternative due to price, availability and expected supply elasticity. See, for example, http://en.wikipedia.org/wiki/Palm_oil. FutureFuel Chemical Company's plant has been designed to process a wide variety of feedstocks to take advantage of fluctuating prices and availability of the various feedstocks.


     The biodiesel manufacturing process has three distinct steps: the chemical reaction step, the separation step and the polishing step.


                                    TABLE 5

                            [Refer to Exhibit 99.1]

                                 [FLOW CHART]

     Chemical Reaction. In the chemical reaction step, a mix of biodiesel glycerin and soap is created from the selected feedstock, methanol and a catalyst. The collection of equipment that performs this chemical reaction step in producing biodiesel is referred to as the "reactors." Depending upon the type of reactor used, the mix of biodiesel glycerin and soap produced requires differing degrees of further processing to separate the methyl esters comprising the biodiesel from the glycerin and soap, to clean or "polish" both the biodiesel and glycerin and to recover excess methanol from both the biodiesel and glycerin. Generally, the more efficient the reactor, the less downstream processing that is required. If the feedstock used is high in free fatty acids, an esterification step may be required. Esterification is a chemical reaction in which two chemicals (typically an alcohol and an acid) form an ester. Transesterification is the process of exchanging the alkoxy group of an ester compound by another alcohol.

     Separation. The methyl esters are separated from the glycerin and soap produced during the chemical reaction step.

     Polishing. The methyl esters are purified to remove residual catalysts and other impurities. Any excess water and methanol is also removed and may be recycled into earlier steps in the production process train.

          Legislative Incentives

     Agencies of the United States government, including the Department of Energy, the Environmental Protection Agency, the Internal Revenue Service and the Department of Agriculture, and many states offer biodiesel incentives or have mandates for the use of biodiesel, or both. There are other governmental incentives that do not directly reduce the net cost of producing or blending biodiesel but that drive the demand for biodiesel. For example, tax credits are available under the Internal Revenue Code for investment in qualifying refueling property, the Environmental Protection Agency will pay 50-100% of the cost for schools to upgrade and/or replace their buses, and programs administered by the Department of Energy indirectly require government fleet operators to purchase substantial amounts of biodiesel. The principal federal incentives that we believe will have the greatest positive effect on FutureFuel Chemical Company's business are discussed below.

     The Energy Policy Act of 1992 requires government fleet operators to use a certain percentage of alternatively fueled vehicles. The Act established a goal of replacing 10% of motor fuels with non-petroleum alternatives by 2000, increasing to 30% by the year 2010. Currently, 75% of all new light-duty federal vehicles purchased are required to have alternative fuel capability to set an example for the private automotive and fuel industries.

     Under the Energy Conservation Reauthorization Act of 1998, vehicle fleets that are required to purchase alternatively fueled vehicles can generate credit toward this requirement by purchasing and using biodiesel in a conventional vehicle. Since there are few cost-effective options for purchasing heavy-duty alternatively fueled vehicles, federal and state fleet providers can meet up to 50% of their heavy-duty alternatively fueled vehicle purchase requirements with biodiesel. The biodiesel fuel credit allows fleets to purchase and use 450 gallons of biodiesel in vehicles in excess of 8,500 pounds gross vehicle weight instead of alternatively fueled vehicles. Fleets must purchase and use the equivalent of 450 gallons of pure biodiesel in a minimum of a 20% blend to earn one credit. Covered fleets earn one vehicle credit for every light-duty alternatively fueled vehicle they acquire annually beyond their base vehicle acquisition requirements. Credits can be banked or sold.

     In October 2004, Congress passed a biodiesel tax incentive, structured as a federal excise tax credit, as part of the American Jobs Creation Act of 2004. The credit amounts to a penny for each percentage point of vegetable oil or animal fat biodiesel that is blended with petrodiesel (and one-half penny for each percentage point of recycled oils and other non-agricultural biodiesel). For example, blenders that blend B20 made from soy, canola and other vegetable oils and animal fats receive a 20(cents) per gallon excise tax credit, while biodiesel made from recycled restaurant oils (yellow grease) receive half of this credit. The tax incentive generally is taken by petroleum distributors and substantially passed on to the consumer. It is designed to lower the cost of biodiesel to consumers in both taxable and tax-exempt markets. The tax credit was scheduled to expire at the end of 2006, but was extended in the Energy Policy Act of 2005 to the end of 2008. There are proposals pending in Congress to extend the tax credit to the end of the decade and beyond.

     Congress enacted the Energy Policy Act of 2005 in August 2005 and included a number of provisions intended to spur the production and use of biodiesel. In particular, the Act's provisions include biodiesel as part of the minimum volume of renewable fuels (the renewable fuels standard or "RFS"), in the nationwide gasoline and diesel pool, with the Environmental Protection Agency being directed to determine the share to be allocated to biodiesel and other details through its rulemaking process. The Act also extended the biodiesel tax credit to 2008 and included a new tax credit for renewable diesel. More specifically, the RFS requires a specific amount of renewable fuel to be used each year in the nationwide gasoline and diesel pool. The volume increases each year, from 4 billion gallons per year in 2006 to 7.5 billion gallons per year in 2012. The Act requires the Environmental Protection Agency, beginning in 2006, to publish by November 30th of each year, "renewable fuel obligations" that will be applicable to refineries, blenders and importers in the contiguous 48 states. There must be no geographic restrictions on where renewable fuel may be used or per-gallon obligations for the use of renewable fuel. The renewable fuel obligations are required to be expressed in terms of a volume percentage of gasoline sold or introduced into commerce and consist of a single applicable percentage that will apply to all categories of refineries, blenders and importers. The renewable fuel obligations are to be based on estimates that the Energy Information Association provides to the Environmental Protection Agency on the volumes of gasoline it expects will be sold or introduced into commerce. In terms of implementing the RFS for the year 2006, the Environmental Protection Agency released a rule determining that the RFS target for 2006, 4 billion gallons of renewable fuel in the gasoline and diesel pool, will be considered to be met, given the then-current expectations of production of both ethanol and biodiesel for that year. If the Environmental Protection Agency had determined the 2006 target was not being met, refiners, blenders and importers would be obligated to make up the shortfall in the year 2007. The Environmental Protection Agency released the final rules to implement the RFS on April 10, 2007. Under those rules, the RFS compliance period does not begin until September 1, 2007.

         The Energy Policy Act of 2005 also created a new tax credit for small agri-biodiesel producers with production capacity not in excess of 60 million gallons, of 10(cents) per gallon for the first 15 million gallons of agri-biodiesel produced. We believe that FutureFuel Chemical Company's 2007 biodiesel production capacity will not exceed 60 million gallons and thus will qualify for this credit.

         The federal government offers other programs as summarized in the table below.

    FEDERAL AGENCY
         THAT
     ADMINISTERS/           TYPE OF        WHO RECEIVES       COMMONLY
       OVERSEES            INCENTIVE        INCENTIVE         KNOWN AS                      SUMMARY
         IRS               income tax     infrastructure     Alternative    Provides a tax credit in an amount
                            credit          providers           Fuel        equal to 30% of the cost of any
                                                           Infrastructure   qualified non-residential alternatively
                                                               Credit       fueled vehicle refueling property
                                                                            placed into service in the United
                                                                            States up to $30,000, subject to
                                                                            certain limits.

         EPA             grant program   school districts  Clean School     Reduces operating costs and
                                                           Bus Program      children's exposure to harmful
                                                                            diesel exhaust by limiting bus
                                                                            idling, implementing pollution
                                                                            reduction technology, improving
                                                                            route logistics and switching to
                                                                            biodiesel. The Energy Bill of 2005
                                                                            utilizes this program to grant up to
                                                                            a 50% cost share (depending on the
                                                                            age and emissions of the original
                                                                            bus) to replace school buses with
                                                                            buses that operate on alternative
                                                                            fuel or low-sulfur diesel, or up to
                                                                            100% for retrofit projects.

                                      22


    FEDERAL AGENCY
         THAT
     ADMINISTERS/           TYPE OF        WHO RECEIVES       COMMONLY
       OVERSEES            INCENTIVE        INCENTIVE         KNOWN AS                      SUMMARY
         USDA            grant program    agricultural        Renewable     In 2005, the U.S. Department of
                                         producers and     Energy Systems   Agriculture's Office of Rural
                                        small businesses     and Energy     Development made available
                                                             Efficiency     $22.8 million in competitive grant
                                                            Improvements    funds and guaranteed loans for the
                                                               Grant        purchase of renewable energy systems
                                                                            and energy improvements for
                                                                            agricultural producers and small rural
                                                                            businesses.  Eligible projects include
                                                                            biofuels, hydrogen and energy
                                                                            efficiency improvements, as well as
                                                                            solar, geothermal and wind.


       USDA/DOE          grant program    biobased fuels       Biomass      Funds research, development and
                                           researchers      Research and    demonstration biomass projects with
                                                             Development    respect to renewable energy resources
                                                             Act of 2000    from the agricultural and agro-forestry
                                                                            sectors.  Biomass is defined as organic
                                                                            matter that is available on a renewable
                                                                            or recurring basis.

     Many states are following the federal government's lead and are offering similar programs and incentives to spur biodiesel production and use. For example, Arkansas provides an income tax credit of 5% of the cost of the facilities and equipment used directly in the wholesale or retail distribution of biodiesel where the equipment has not been claimed in a previous tax year. In addition, Arkansas offers a tax refund of $0.50 for each gallon of biodiesel used by a supplier to produce a biodiesel/petrodiesel mixture of not more than 2% biodiesel. In April 2007, Arkansas passed legislation that provides for a $0.20 per gallon biodiesel producer credit (capped at $2 million) and up to $50,000 in grants per site for biodiesel producers and distributors to install distribution infrastructure.


     Illinois and Minnesota have mandated the use of B2 in all diesel fuel sold in their respective states subject to certain conditions that include sufficient annual production capacity (defined as at least 8 million gallons). The mandate took effect in Minnesota in September 2005 and in Illinois in July 2006. Our review of state statutes reveals that approximately 31 states provide either user or producer incentives for biodiesel, several states provide both types of incentives and approximately 15 states provide incentives to biodiesel producers to build facilities in their states, typically offering tax credits, grants and other financial incentives. As FutureFuel Chemical Company expands its business outside of Arkansas, it will evaluate these additional state incentives to determine if it qualifies for them.


     FutureFuel Chemical Company will continue to identify and pursue other incentives to support its business. However, no assurances can be given that FutureFuel Chemical Company will qualify for any such incentives or, if it does qualify, what the amount of such incentives will be.

          BQ-9000 Status

     The BQ-9000 program was launched in late 2005 by the National Biodiesel Board. The program requires certified and accredited companies to possess a quality manual and quality control system and employ best practices in biodiesel sampling, testing, blending, shipping, storage and distribution. The goal of the program is to help assure quality of biodiesel from plant gate to consumer tank.

     FutureFuel Chemical Company recognized the potential to establish itself as an industry quality leader through extension of its existing chemical ISO 9001 quality systems to biodiesel production. Management further recognized the need within this developing industry to provide a consistent ASTM standard product as an essential requirement for market expansion into fleet, government and on-the-road applications. In February 2006, shortly after the biodiesel industry established its comprehensive quality standard, BQ-9000, FutureFuel Chemical Company achieved the fourth such certification in the nation (as of June 21, 2007, only 17 biodiesel producers had achieved this quality standard - see http://www.bq-9000.org/companies/producers.aspx). Consistent with BQ-9000, all manufactured product is tested in on-site quality control laboratories and confirmed to meet the ASTM D6751 standard.

          Future Strategy of the Enlarged Group


     We intend to expand FutureFuel Chemical Company's biodiesel capacity utilizing available facilities as market conditions dictate as described above. All future capacity will be operated in continuous processing mode to realize operating economies and optimum throughput. Existing and future processes will accommodate a wide range of feedstock oils, allowing optimization relative to supply and pricing.

     FutureFuel Chemical Company is pursuing the commercialization of cellulosic-based ethanol, initially to be produced from local hardwood biomass. FutureFuel Chemical Company's research and development program with respect to cellulosic-based ethanol includes collaboration with the National Renewable Energy Laboratory ("NREL") and other private-sector technology providers. These NREL collaborations consisted of an assessment of the proposed FutureFuel Chemical Company technologies for cellulosic ethanol and mapping of these unit operations to an existing production facility. NREL also supported FutureFuel Chemical Company in establishing analytical assay techniques for cellulosic biomass and its hydrolysates. Private sector collaborators have been major enzyme suppliers who have provided commercial and pre-commercial cellulose enzyme products, as well as technical support for their use. As with biodiesel, FutureFuel Chemical Company intends to leverage technical expertise and existing idle manufacturing assets to move this emerging technology from the development stage to commercial reality. The biochemical platform approach being pursued seeks to assemble demonstrated component technologies in a process design that leverages current facility infrastructure and capabilities.

     Federal and state support incentives are anticipated to be available for cellulosic ethanol commercial development. We intend to take full advantage of incentives as they are promulgated into regulation and practice. In October 2006, a $2 million U.S. Department of Agriculture grant was awarded to Virent Energy Systems LLC to demonstrate the conversion of glycerin to propylene glycol at pilot plant scale. FutureFuel Chemical Company is Virent's research partner on the grant project. FutureFuel Chemical Company will be making in-kind contributions to the research effort by designing, engineering, installing and operating a subscale processing unit at its Batesville plant. FutureFuel Chemical Company will receive a portion of the grant to cover direct costs (which direct costs are estimated at approximately $686,000 and are expected to be incurred in the 4th quarter of 2007 and during 2008). We believe this technology, if successfully demonstrated, may be adapted as a key component technology for the envisioned cellulosic ethanol process. In addition, the lignocellulose fuel pellet plant, which began operation in 2007, is envisioned as a potential outlet to utilize, and add value to, the substantial lignin residue stream resulting from a future cellulosic ethanol facility. However, no assurances can be given that FutureFuel Chemical Company will develop a commercially viable cellulosic-based ethanol manufacturing process.


          Customers and Markets

     FutureFuel Chemical Company currently markets its biodiesel products by truck and rail directly to customers in twelve midwest, southwest and western states. Through the utilization of liquid bulk storage facilities and barge loading capabilities, FutureFuel Chemical Company is positioned to market biodiesel throughout the United States for transportation and home heating fuel usage. In addition, FutureFuel Chemical Company has entered into a tolling agreement whereby, for a fee, it produces biodiesel for a third party. For the twelve months ended December 31, 2006, two of FutureFuel Chemical Company's customers represented 50% of biodiesel revenues (5% of total revenues), five customers represented 65% of biodiesel revenues (6% of total revenues) and the tolling agreement represented 9% of biodiesel revenues (1% of total revenues). Although the regional market is still being developed, we estimate that the regional direct market available to FutureFuel Chemical Company at maturity will be at least 30 million gallons per year.

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          Competition

     FutureFuel Chemical Company competes with other producers of biodiesel, both locally, regionally and nationally. There is one other operational biodiesel plant in the state of Arkansas (in Stuttgart, southeast of Little
Rock), with capacity stated at 3 million gallon per year. There are several operating facilities in surrounding states and announced biodiesel production facilities in Arkansas and surrounding states. We estimate that regional competitive producers may have approximately 150 million gallons of capacity by late 2007 or early 2008. National producers of biodiesel are described above.


     In addition to biodiesel producers, FutureFuel Chemical Company competes with new technologies that are being developed as alternatives to biodiesel. For example, in December 2006, ConocoPhillips announced that commercial production of renewable diesel fuel had begun at its Whitegate refinery in Cork Island, Ireland. The production process, developed by ConocoPhillips, uses soybean and other vegetable oils to produce fuel that meets European diesel fuel standards. The fuel is produced using existing equipment at the refinery and is blended and transported with petroleum-based diesel. ConocoPhillips claims that renewable diesel is chemically similar to conventional petrodiesel and can be shipped through common carrier pipelines. ConocoPhillips is evaluating this technology for use in the United States. UOP, a major supplier to the petrochemical refining industry, has also reported the development of technology for the production of fungible fuels (diesel and gasoline) by hydro-processing of vegetable oils and cellulose. See http://www.alternatefuelsworld.com/greendiesel-greengasoline.html. We cannot give any assurances that renewable diesel fuel (or some other product) produced by these competing technologies will not supplant biodiesel as an alternative to conventional petrodiesel.


          Supply and Distribution

     As a result of its feedstock-neutral process, FutureFuel Chemical Company is able to source oils from a broad supplier base which includes pork, chicken and beef rendering facilities from both national and regional suppliers. Soy oil is also sourced from several national and regional producers. Cottonseed oil has been sourced from a regional cooperative. All feedstocks are currently supplied by either rail or truck. FutureFuel Chemical Company is currently exploring the possibility of importing palm oil feedstocks. We believe that an adequate supply of feedstocks can be sourced to support anticipated production.

     We intend that biodiesel and other biofuels will be sold at the plant site as well as shipped to liquid bulk storage facilities for further distribution. Plant site sales are made by railcar and tank truck. Biodiesel is being delivered to liquid bulk storage facilities by company-owned tank trucks and common carriers for distribution there and for further transportation by barge.

     Chemicals Business Segment

          Overview of the Segment


     FutureFuel Chemical Company's chemicals segment manufactures diversified chemical products that are sold externally to third party customers and to Eastman Chemical Company. This segment comprises two components: "custom manufacturing" (manufacturing chemicals for specific customers); and "performance chemicals" (multi-customer specialty chemicals). The chemicals segment had revenue of $35,654,000 for the three months ended March 31, 2007 and revenues of $137,430,000, $119,539,000 and $144,157,000 for the years ended December 31, 2006, 2005 and 2004, respectively.


          Chemical Products

     Custom manufacturing involves producing unique products for individual customers, generally under long-term contracts. Many of these products are produced under confidentiality agreements in order to protect intellectual property. This is a service-based business where customers value technical capabilities, responsiveness and process improvement to continually improve costs and reliability. In recent years, a trend toward off-shoring (to China and India in particular) has placed significant downward pressure on margins. The plant's custom manufacturing product portfolio includes four large products or product families which are generally produced throughout the year:
(i) nonanoyloxybenzenesulfonate ("NOBS"), a bleach activator for The Procter & Gamble Company, a major detergent and consumer products manufacturer; (ii) a proprietary herbicide for Arysta


                                      25

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

LifeScience North America Corporation, a major life sciences company; (iii) chlorinated polyolefin adhesion promoters ("CPOS") for Eastman Chemical Company; and (iv) antioxidant precursors ("DIPBS") for Eastman Chemical Company. The portfolio also contains a number of smaller products which are produced intermittently in a "batch campaign" mode, for diverse customers and end markets.

     Performance chemicals comprises multi-customer products which are sold based upon specification and/or performance in the end-use application. This portfolio includes a family of polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications.

     FutureFuel Chemical Company has historically manufactured CPOs and DIPBs at cost for Eastman Chemical Company. CPOs are chemical intermediates that promote adhesion for plastic coatings and DIPBs are intermediates for production of Eastman Chemical Company products used as general purpose inhibitors, intermediates or antioxidants. Historically, revenues related to CPOs and DIPBs were exactly offset by cost of goods sold; hence there was no effect on gross profit for the years ended December 31, 2004 and 2005 or the ten-months ended October 31, 2006. As part of our acquisition of FutureFuel Chemical Company, FutureFuel Chemical Company entered into conversion agreements with Eastman Chemical Company whereby FutureFuel Chemical Company agreed to produce these products on Eastman Chemical Company's behalf. The conversion agreements effectively provide a conversion fee to FutureFuel Chemical Company based on volume manufactured, with a minimum annual fee. In addition, the conversion agreements provide for revenue adjustments for actual usage of raw materials versus a standard and stipulate that Eastman Chemical Company will pay for substantially all raw material expenses and allow for an annual inflation adjustment factor.

          Future Strategy

     To build on and maintain FutureFuel Chemical Company's reputation as a technology-driven competitive chemical producer, we believe that FutureFuel Chemical Company must continuously focus on cost control, operational efficiency and capacity utilization to maximize earnings. The ability to utilize large scale batch and continuous production processes and a continuous focus on process improvements allow FutureFuel Chemical Company to compete effectively in the custom manufacturing market and to remain cost competitive with, and for some products cost-advantaged over, its competitors. We intend to improve margins in this area of the FutureFuel Chemical Company business by careful management of product mix with regard to size of opportunity, timing to market, capital efficiency and matching of opportunities to assets and capabilities.


     We expect to derive significant growth in the performance chemicals component primarily as a result of new biobased co-products derived from biofuels manufacturing, such as glycerin and derivatives. We believe that these products and applications will be competitive in the marketplace due to advantaged raw material costs derived from their co-product status. For example, for every gallon of biodiesel produced, approximately one pound of co-product glycerin is generated. See http://www.biodiesel.org/pdf_files/ fuelfactsheets/prod_quality.pdf and http://www.harvestcleanenergy.org/ conference/HCE6/Frear2.pdf. Based upon calculations made by FutureFuel
Chemical Company, we estimate that the production of glycerin from biodiesel represented 25% of U.S. domestic production of glycerin in 2005 and we estimate that it represented over 60% of the available U.S. domestic glycerin production in 2006. Production of glycerin from biofuels has significantly reduced the value of glycerin in the global marketplace and prices for refined glycerin have fallen by over 50% since late 2004. See http://www.purchasing.com/ article/CA6341035.html?ref=nbcs and http://www.biodieselmagazine.com/article.
jsp?article_id=1123. The crude form of glycerin derived directly from biodiesel processing has little or no value unless purified to an industrial grade quality. See http://www.biodieselmagazine.com/article.jsp?article_id=1123 and http://www.ampc.montana.edu/policypaper/policy22.pdf. Many small biodiesel producers lack this purification capability and we believe that crude glycerin has become a disposal issue for many of these producers. See http://www.biodieselmagazine.com/article.jsp?article_id=1123, and http://www.biodieselmagazine.com/article.jsp?article_id=237&q=&page=all and http://www.ampc.montana.edu/policypaper/policy22.pdf. Leveraging its specialty chemicals expertise and infrastructure, FutureFuel Chemical Company is capable of refining glycerin to sufficient purity to derive commercial value as a co-product and/or converting glycerin through chemical processing to higher-value derivative products. Commercial development samples of refined glycerin (bulk quantities) are currently available for customer evaluations.
In July 2006, Eastman SE, Inc. identified three key areas for the sale of glycerin: (i) sale of existing unrefined material; (ii) sale of highly refined material; and (iii) conversion of unrefined and refined material to higher value products. FutureFuel Chemical Company has offered unrefined glycerin to users thereof, which has led to sampling programs and field tests. However, no sales have been arranged



                                      26

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


on terms satisfactory to FutureFuel Chemical Company. It has refined glycerin in batch equipment and has provided samples to various potential customers, but no sales have been consummated. Conversion of glycerin to higher value products is still in the research and development stage (for example, see the discussion with respect to Virent Energy Systems LLC above).


          Customers and Markets

     FutureFuel Chemical Company's chemical products are used in a variety of market and end uses, including detergent, agrochemical, automotive, photographic imaging, coatings, nutrition and polymer additives. These products are generally non-cyclical; however, the customers are often the "brand owners" and therefore control factors related to demand, such as market development strategy. In many cases, FutureFuel Chemical Company may be unable to increase or maintain its level of sales revenue for these products.


     All sales of NOBS are made to The Procter & Gamble Company pursuant to a supply contract that is set to expire in June 2008. No assurances can be given that such contract will be extended past June 2008 or, if extended, upon what terms. Sales of NOBS totaled $20,453,000 for the three months ended March 31, 2007 and $84,691,000, $66,959,000 and $73,607,000 for the years ended December
31, 2006, 2005 and 2004, respectively. Additionally, all sales of a proprietary herbicide and certain other intermediates used in the production of this herbicide are made to Arysta LifeScience North America Corporation pursuant to contracts which continue year-to-year unless terminated by notice given no later than 270 days prior to the end of the current term for the herbicide and not later than 18 months prior to the current term for the intermediates. No assurances can be given that these contracts will not be terminated. Sales of this herbicide and its intermediates totaled $5,291,000 for the three months ended March 31, 2007 and $23,685,000, $25,063,000 and $27,946,000 for the years ended December 31, 2006, 2005 and 2004, respectively. These two customers represented approximately 69% of revenues for the first three months of 2007 and 72%, 77% and 70% of revenues in 2006, 2005 and 2004, respectively.


          Competition

         Historically, there have been significant barriers to entry for competitors with respect to chemicals primarily due to the fact that the relevant technology and manufacturing capability has been held by a small number of companies. As technology and investment have increasingly moved outside of North America, competition from multinational chemical manufacturers has intensified, primarily from India and China. FutureFuel Chemical Company competes with these and other producers primarily based on price and, to a lesser extent, based on customer service, technology, quality and reliability. FutureFuel Chemical Company's major competitors in this segment include large multinational companies with specialty chemical business units, and smaller independent producers. The multinational competitors are often disadvantaged by poor responsiveness and customer service, while the small producers often have limited technology and financial resources. We believe that FutureFuel Chemical Company should be well-positioned for growth due to the combination of its scale of operations and technical capabilities.

          Supply and Distribution

         Specialty chemicals are generally high unit value products sold in packaged, or low-volume bulk form, for which distribution is a relatively minor component of cost. Most products are sold FOB the Batesville site for distribution globally. Similarly, raw materials for these products are comparatively higher-value components that are sourced globally. An exception will be the biofuels co-products, which will be recovered from local processing and purified or further functionalized into other products at the site.

          Backlog


     The majority of FutureFuel Chemical Company's revenues are derived under tolling arrangements with specific customers. These customers generally provide FutureFuel Chemical Company with forecasts of demand on a monthly or quarterly basis. However, these forecasts are intended to enable FutureFuel Chemical Company to optimize the efficiency of its production processes and are not firm sales orders. As such, FutureFuel Chemical Company does not monitor or report backlog.


                                      27

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     Management Team and Workforce


     FutureFuel Chemical Company's executive management team consists of four individuals with a combined 80 plus years of experience in the chemicals industry, comprising technical, operational and business responsibilities. Three of the four members of the executive team have international experience, including assignments in Europe and Asia. The fourth member, the chief financial officer, began employment concurrently with the closing of our acquisition of FutureFuel Chemical Company. The operational and commercial management group at the Batesville site includes seven additional degreed professionals with an average experience of over 20 years in the chemical industry.

     The Batesville workforce comprises approximately 450 additional employees, with a total of 60 degreed professionals, including 15 chemists (10
PhDs) and 36 engineers (including 10 licensed professional engineers and 17 chemical engineers). The site is non-unionized. Operations personnel are highly skilled as all site manufacturing and infrastructure is fully automated and computer-controlled. The workforce is substantially self-sufficient in the range of required operational skills and experience due to the lack of locally-available process industry infrastructure. Voluntary attrition at the site has averaged less than 2% annually since 2001.


     Cyclicality and Seasonality

     FutureFuel Chemical Company's chemical products typically are not cyclical but they are sensitive to global economic conditions. Supply and demand dynamics determine profitability at different stages of cycles and global economic conditions affect the length of each cycle. Despite some sensitivity to global economic conditions, many of the products in the chemical segment provide a stable foundation of earnings.

     Until such time as non-seasonal business (primarily on-road transportation) expands regionally, FutureFuel Chemical Company's biodiesel sales at grades greater than B5 are expected to be lower in winter months due to the end of farming activity, which is a major user of biodiesel. Also, cold weather usage and storage properties which reduce biodiesel demand during winter months require resolution in order to fully exploit year-round demand opportunities.

     Intellectual Property

     We consider FutureFuel Chemical Company's intellectual property portfolio to be a valuable corporate asset which we intend to expand and protect globally through a combination of trade secrets, confidentiality and non-disclosure agreements, patents and copyrights. As a producer of a broad and diverse portfolio of chemicals, FutureFuel Chemical Company's intellectual property relates to a wide variety of products and processes acquired through the development and manufacture of over 300 specialty chemicals during the history of the site. Our primary strategy regarding FutureFuel Chemical Company's intellectual property portfolio will be to appropriately protect all innovations and know-how in order to provide FutureFuel Chemical Company's business segments with a technology-based competitive advantage, wherever possible. In the chemicals business segment, custom manufacturing projects are primarily conducted within the framework of confidentiality agreements with each customer to ensure that intellectual property rights are defined and protected. In the biofuels business segment, innovations and process know-how will be vigorously protected as appropriate. As may be necessary, we will seek to license technology from third parties that complements FutureFuel Chemical Company's strategic business objectives. Neither FutureFuel Chemical Company's business as a whole nor any particular segment is materially dependent upon any one particular patent, copyright or trade secret. As the laws of many foreign countries do not protect intellectual property to the same extent as the laws of the United States, we cannot assure you that FutureFuel Chemical Company will be able to adequately protect all of its intellectual property assets.

     Research and Development

     FutureFuel Chemical Company devotes significant resources to its research and development programs which are primarily targeted towards two objectives:

     o innovating, developing and improving biofuels processes, in particular biodiesel and bioethanol, including value-up technology and applications for co-products; and

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     o    developing and improving processes for custom manufacturing products or performance chemicals.

     FutureFuel Chemical Company's research and development capabilities comprise analytical chemistry competencies to assay and characterize raw materials and products, organic chemistry expertise applied across a breadth of reaction chemistries and materials and process engineering capabilities for batch and continuous processing of both solid and liquid materials. We believe that these core competencies, established in support of the legacy chemical business, are applicable to building a technology-based position in biofuels and associated biobased specialty products.


     The research and development expenses incurred by FutureFuel Chemical Company during the three months ended March 31, 2007 were $1,024,000 and during the years ended December 31, 2006, 2005 and 2004 were $4,937,000, $5,975,000 and $9,919,000, respectively. Substantially all of such research and development expenses related to the development of new products, services and processes or the improvement of existing products, services and processes. Research and development expenses during this timeframe trended downwards due to: (i) reduced allocation of research and development overhead from Eastman Chemical Company in anticipation of the divestiture of Eastman SE, Inc.; and
(ii) a reduction in research and development staffing at the Batesville site resulting from the general reduction-in-force which was effective May 2005. The 2007 and 2006 research and development expenses generally reflect the research and development staffing and program costs incurred at the Batesville site on a standalone basis.


     Regulatory and Environmental Matters

     Various aspects of FutureFuel Chemical Company's operations are subject to regulation by state and federal agencies. Oil and gas operations as well as chemical operations are subject to numerous, stringent and complex laws and regulations at the federal, state and local levels governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may:

     o require acquisition of permits regarding discharges into the air and discharge of waste waters;

     o place restrictions on the handling and disposal of hazardous and other wastes; and

     o require capital expenditures to implement pollution control equipment.

Compliance with such laws and regulations can be costly and noncompliance can result in substantial civil and even criminal penalties. Some environmental laws impose strict liability for environmental contamination, rendering a person liable for environmental damages and cleanup costs without regard to negligence or fault. Moreover, public interest in the protection of the environment has increased substantially in recent years. FutureFuel Chemical Company's operations could be adversely affected to the extent laws are enacted or other governmental action is taken that imposes environmental protection requirements that result in increased costs to the oil and gas industry and/or the chemical manufacturing industry in general. The following provides a general discussion of some of the significant environmental laws and regulations that impact FutureFuel Chemical Company's activities.

     The federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), and analogous state laws, impose joint and several liabilities, without regard to fault or the legality of the original act, on certain classes of persons that contributed to the release of a hazardous substance into the environment. These persons include the owner and operator of the site where the release occurred, past owners and operators of the site, and companies that disposed or arranged for the disposal of hazardous substances found at the site. Responsible parties under CERCLA may be liable for the costs of cleaning up hazardous substances that have been released into the environment and for damages to natural resources. Additionally, it is not uncommon for third parties to assert claims for personal injury and property damage allegedly caused by the release of hazardous substances or other pollutants into the environment.

     The federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act ("RCRA"), is the principal federal statute governing the management of wastes, including the treatment, storage and disposal of hazardous wastes. RCRA imposes stringent operating requirements, and liability for failure to meet such requirements, on a person who is either a generator or transporter of hazardous waste or an owner or operator of a


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hazardous waste treatment, storage or disposal facility. Many of the wastes generated in FutureFuel Chemical Company's manufacturing facility are governed by RCRA.

     The federal Oil Pollution Act of 1990 ("OPA") and regulations thereunder impose liability on responsible parties for damages resulting from oil spills into or upon navigable waters, adjoining shorelines or in the exclusive economic zone of the United States. A responsible party includes the owner or operator of an onshore facility. OPA limits liability for onshore facilities to $350 million. These liability limits may not apply if a spill is caused by a party's gross negligence or willful misconduct, the spill resulted from violation of a federal safety, construction or operating regulation, or if a party fails to report a spill or to cooperate fully in a clean-up. Failure to comply with OPA's requirements may subject a responsible party to civil, criminal or administrative enforcement actions.

     The federal Water Pollution Control Act ("CLEAN WATER ACT") imposes restrictions and controls on the discharge of pollutants into navigable waters. These controls have become more stringent over the years, and it is possible that additional restrictions may be imposed in the future. Permits must be obtained to discharge pollutants into state and federal waters. The Clean Water Act provides for civil, criminal and administrative penalties for discharges of oil and other pollutants, and imposes liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release. Comparable state statutes impose liabilities and authorize penalties in the case of an unauthorized discharge of petroleum or its derivatives, or other pollutants, into state waters.

     The federal Clean Air Act ("CLEAN AIR ACT"), and associated state laws and regulations, restrict the emission of air pollutants from many sources, including facilities involved in manufacturing chemicals and biofuels. New facilities are generally required to obtain permits before operations can commence, and new or existing facilities may be required to incur certain capital expenditures to install air pollution control equipment in connection with obtaining and maintaining operating permits and approvals. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with permits or other requirements of the Clean Air Act and associated state laws and regulations.

     The federal Endangered Species Act, the federal Marine Mammal Protection Act, and similar federal and state wildlife protection laws prohibit or restrict activities that could adversely impact protected plant and animal species or habitats. Manufacturing activities could be prohibited or delayed in areas where such protected species or habitats may be located, or expensive mitigation may be required to accommodate such activities.

     FutureFuel Chemical Company's policy is to operate its plants and facilities in a manner that protects the environment and the health and safety of its employees and the public. FutureFuel Chemical Company intends to continue to make expenditures for environmental protection and improvements in a timely manner consistent with its policies and with the technology available. In some cases, applicable environmental regulations such as those adopted under the Clean Air Act and RCRA, and related actions of regulatory agencies, determine the timing and amount of environmental costs incurred by FutureFuel Chemical Company.

     We establish reserves for closure/post-closure costs associated with the environmental and other assets we maintain. Environmental assets include waste management units such as incinerators, landfills, storage tanks and boilers. When these types of assets are constructed or installed, a reserve is established for the future costs anticipated to be associated with the closure of the site based on an expected life of the environmental assets, the applicable regulatory closure requirements and our environmental policies and practices. These expenses are charged into earnings over the estimated useful life of the assets. Currently, we estimate the useful life of each individual asset up to 35 years.

     In addition to our general environmental policies and policies for asset retirement obligations and environmental reserves, we accrue environmental costs when it is probable that we or one of our subsidiaries has incurred a liability and the amount can be reasonably estimated. In some instances, the amount cannot be reasonably estimated due to insufficient data, particularly in the nature and timing of the future performance. In these cases, the liability is monitored until such time that sufficient data exists. With respect to a contaminated site, the amount accrued reflects our assumptions about remedial requirements at the site, the nature of the remedy, the outcome of discussions with regulatory agencies and other potentially responsible parties at multi-party sites, and the number and financial viability of other potentially responsible parties. Changes in the estimates on which the



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accruals are based, unanticipated government enforcement action, or changes in health, safety, environmental, chemical control regulations, and testing requirements could result in higher or lower costs.

     FutureFuel Chemical Company's cash expenditures related to environmental protection and improvement were approximately $13,300,000, $13,211,000 and $12,896,000 for the years ended December 31, 2006, 2005 and 2004, respectively. These amounts pertain primarily to operating costs associated with environmental protection equipment and facilities, but also include expenditures for construction and development. We do not expect future environmental capital expenditures arising from requirements of recently promulgated environmental laws and regulations to materially increase FutureFuel Chemical Company's planned level of annual capital expenditures for environmental control facilities.

     We believe that FutureFuel Chemical Company has obtained in all material respects the necessary permits and licenses to carry on its operations as presently conducted. We have reviewed environmental investigations of the properties owned by FutureFuel Chemical Company and believe, on the basis of the results of the investigations carried out to date, that there are no material regulatory and/or environmental issues which adversely impact FutureFuel Chemical Company. In addition, under our acquisition agreement with Eastman Chemical Company, Eastman Chemical Company acquired environmental insurance with respect to environmental conditions at the Batesville plant existing as of the closing date and Eastman Chemical Company has agreed, subject to certain limitations, to indemnify FutureFuel Chemical Company with respect to such environmental conditions.

     Objectives

     Our business objectives for FutureFuel Chemical Company are to: (i) exploit growth opportunities in its two core business segments, biofuels and chemicals; and (ii) improve gross margins.

          Exploit Growth Opportunities in Core Business Segments

     We believe that FutureFuel Chemical Company can become a market leader in biofuels by leveraging its specialty chemicals technical expertise and by fully utilizing idle site assets and infrastructure headspace, with emphasis on:

     o operational expertise to produce ASTM D6751 quality biodiesel from diverse feedstocks;

     o leveraging BQ-9000 quality certification to supply demanding biodiesel applications;

     o    conversion of available capacity at below new-build costs;

     o service to regional markets and enhanced distribution channels to national markets;

     o    process improvement to reduce costs of manufacturing; and

     o adding value to co-products and by-products from biofuels production.

     We believe that FutureFuel Chemical Company is one of the largest independent custom chemical manufacturers in North America and that it will continue to grow this business based upon:

     o    long term contracts for most custom manufacturing products;

     o strong relationships with customers who are market leaders, leading to repeat business;

     o technical capability to innovate processes, particularly the ability to apply both chemistry and engineering disciplines to solve complex technical problems;

     o responsiveness and customer service from an entrepreneurial organization;

     o    ability to practice a range of manufacturing scale; and

     o process improvement capability to achieve lowest-cost manufacturing position.

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     We intend to grow FutureFuel Chemical Company's multi-customer chemicals portfolio by producing marketable chemical co-products from biofuels production and biobased specialty products derived from biofuel products and/or raw materials. As an example, a significant co-product from biodiesel production is glycerin, which can be purified and sold and which may also be chemically converted into other chemical products and derivatives. See the discussion above. We intend that FutureFuel Chemical Company will exploit the potential for development of a "chemicals from biomass" platform, based upon the raw material and co-product streams associated with biofuels production.


          Improve Gross Margins

     We intend that FutureFuel Chemical Company will continue to work to maximize the value of core businesses by improving gross margins through:

     o enhancing pricing processes and strategies, and optimizing biofuels channels to market;

     o continuing to pursue cost reduction opportunities, including improved operational efficiency through business simplification;

     o    achieving high utilization of manufacturing assets;

     o improving capital efficiency through high value de-bottlenecking opportunities and incremental expansions of existing assets and infrastructure; and

     o    enhancing custom manufacturing project selection and portfolio mix.

However, no assurances can be given that these objectives will be met, in whole or in part.

FINANCIAL INFORMATION ABOUT GEOGRAPHIC AREAS


     We do not derive revenues from customers in foreign countries. Most of FutureFuel Chemical Company's sales are FOB the Batesville plant, although some FOB points are in other states or at foreign ports. While many of FutureFuel Chemical Company's chemicals are utilized to manufacture products that are shipped, further processed and/or consumed throughout the world, the chemical products, with limited exceptions, generally leave the United States only after ownership has transferred from FutureFuel Chemical Company to the customer. Rarely is FutureFuel Chemical Company the exporter of record, never is FutureFuel Chemical Company the importer of record into foreign countries and FutureFuel Chemical Company is not always aware of the exact quantities of its products that are moved into foreign markets by its customers. FutureFuel Chemical Company does track the addresses of its customers for invoicing purposes and uses this address to determine whether a particular sale is within or outside the United States. FutureFuel Chemical Company's revenues from external customers for the three months ended March 31, 2007 and for the last three fiscal years attributable to the United States and foreign countries (based upon the billing addresses of its customers) were as follows:

                                         (Dollars in thousands)

                                                                                ALL FOREIGN
                                                         UNITED STATES           COUNTRIES             TOTAL
----------------------------------------------------   -----------------     ----------------     ----------------
Three months ended March 31, 2007...................      $   32,300             $   5,206           $  37,506

Year ended December 31, 2006........................      $  131,893             $  18,877           $ 150,770

Year ended December 31, 2005........................      $  105,719             $  13,820           $ 119,539

Year ended December 31, 2004........................      $  138,636             $   5,521           $ 144,157

For the year ended December 31, 2004, revenues from a single foreign country did not exceed 2% of total revenues. Beginning in 2005, FutureFuel Chemical Company began invoicing Procter & Gamble International Operations Mexico, D.F. directly, at which time revenues from Mexico became a more significant component of total revenues. For the years ended December 31, 2005 and 2006 and the three months ended March 31, 2007, revenues from Mexico accounted for 10%, 11% and 13%, respectively, of total revenues. Other than Mexico, revenues from a single foreign country during 2005 and 2006 and the first three months of 2007 did not exceed 1% of total revenues.

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

     All of our and FutureFuel Chemical Company's long-lived assets are located in the United States.


     We have no foreign operations. See "Item 1A. - Risk Factors" at page 34 for a discussion of risks attendant to FutureFuel Chemical Company's foreign operations.


AVAILABLE INFORMATION

     Neither we nor FutureFuel Chemical Company currently files reports with the Securities and Exchange Commission.


     Commencing upon the effectiveness of this Registration Statement, we will make available free of charge, through the "Investor Relations - SEC Filings" section of our Internet website (http://www.FutureFuelCorporation.com), our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, filed or furnished pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after electronically filing such material with, or furnishing it to, the Securities and Exchange Commission. Once filed with the Securities and Exchange Commission, such documents may be read and/or copied at the Securities and Exchange Commission's Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that electronically file with the Securities and Exchange Commission at http://www.sec.gov.

     Commencing upon the effectiveness of this Registration Statement, we will make available free of charge, through the "Investor Relations - Corporate Governance" section of our website (http://www.FutureFuelCorporation.com), the corporate governance guidelines of our board of directors, the charters of each of the committees of our board of directors, and codes of ethics and business conduct for our directors, officers and employees. Such materials will be available in print upon the written request of any shareholder to FutureFuel Corp., 8235 Forsyth Blvd., 4th Floor, Clayton, Missouri 63105,
Attention: Investor Relations.


REPORTS TO SECURITY HOLDERS

     In the investor rights agreement that we executed on July 12, 2006 in connection with our offering, we agreed, following completion of the acquisition of FutureFuel Chemical Company and until this Registration Statement has become effective, to furnish to our shareholders annual, quarterly and current reports and to ensure that the proxy materials distributed to our shareholders in connection with a business combination are substantially similar to materials that would be required if such materials were subject to Securities and Exchange Commission requirements, but only to the extent that our board of directors in its business judgment determines that it would be reasonably practicable to provide such information, taking into account factors such as time, expense and other relevant considerations under the particular circumstances. Such annual reports will contain financial information that has been examined and reported on, with an opinion expressed by, an independent certified public accountant.

     On August 22, 2006, AIM announced that non-European Economic Area companies whose shares are traded on AIM are not required to adopt International Financial Reporting Standards for financial reporting purposes but may use, among other things, U.S. generally accepted accounting principles without reconciliation to the International Financial Reporting Standards. We are a non-European Economic Area company and have determined that we will prepare our financial statements in accordance with U.S. generally accepted accounting principles. International Financial Reporting Standards differ in certain significant respects from U.S. generally accepted accounting principles and our financial statements prepared in accordance with U.S. generally accepted accounting principles will not be comparable to financial statements prepared in accordance with International Financial Reporting Standards.

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

ITEM 1A. - RISK FACTORS

     An investment in us involves a high degree of risk and may result in the loss of all or part of your investment. You should consider carefully all of the information set out in this document and the risks attaching to an investment in us, including, in particular, the risks described below. The information below does not purport to be an exhaustive list and should be considered in conjunction with the contents of the rest of this document.

RISKS ASSOCIATED WITH FUTUREFUEL CHEMICAL COMPANY.
--------------------------------------------------

THE INDUSTRIES IN WHICH FUTUREFUEL CHEMICAL COMPANY COMPETES ARE HIGHLY COMPETITIVE.

     The oil and gas industry, as well as the chemical business, are highly competitive. There is competition within these industries and also with other industries in supplying the energy, fuel and chemical needs of industry and individual consumers. FutureFuel Chemical Company will compete with other firms in the sale or purchase of various goods or services in many national and international markets. FutureFuel Chemical Company will compete with large national and multi-national companies that have longer operating histories, greater financial, technical and other resources and greater name recognition than FutureFuel Chemical Company does. In addition, FutureFuel Chemical Company will compete with several smaller companies capable of competing effectively on a regional or local basis, and the number of these smaller companies is increasing. FutureFuel Chemical Company's competitors may be able to respond more quickly to new or emerging technologies and services and changes in customer requirements. As a result of competition, FutureFuel Chemical Company may lose market share or be unable to maintain or increase prices for its products and/or services or to acquire additional business opportunities, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. Although FutureFuel Chemical Company will employ all methods of competition which are lawful and appropriate for such purposes, no assurances can be made that they will be successful. A key component of FutureFuel Chemical Company's competitive position, particularly given the expected commodity-based nature of many of its products, will be its ability to manage expenses successfully, which requires continuous management focus on reducing unit costs and improving efficiency. No assurances can be given that FutureFuel Chemical Company will be able to successfully manage such expenses.

     FutureFuel Chemical Company's competitive position in the markets in which it participates is, in part, subject to external factors in addition to those that FutureFuel Chemical Company can impact. Natural disasters, changes in laws or regulations, war or other outbreak of hostilities, or other political factors in any of the countries or regions in which FutureFuel Chemical Company operates or does business, or in countries or regions that are key suppliers of strategic raw materials, could negatively impact FutureFuel Chemical Company's competitive position and its ability to maintain market share.

INCREASES IN THE CONSTRUCTION OF BIODIESEL PRODUCTION PLANTS MAY CAUSE EXCESS BIODIESEL PRODUCTION CAPACITY IN THE MARKET. EXCESS CAPACITY MAY ADVERSELY AFFECT THE PRICE AT WHICH FUTUREFUEL CHEMICAL COMPANY IS ABLE TO SELL THE BIODIESEL THAT IT PRODUCES AND MAY ALSO ADVERSELY AFFECT OUR ANTICIPATED RESULTS OF OPERATION AND FINANCIAL CONDITION.


     In 2005, approximately 75 million gallons of biodiesel were produced in the United States. Currently, there is a reported 1.39 billion gallons per year of biodiesel production capacity in the United States, with another 1.89 billion gallons per year under construction. With such an increase in biodiesel production capacity in the United States, compared to historical production levels, there is risk that there will be a significant amount of excess biodiesel production capacity. Although this existing and pending capacity growth is very large compared to historical production levels, we believe that the market will purchase as much biodiesel as is available, so long as the prices for biodiesel (net of the impact of tax credits and other similar incentives) are competitive with those of petrodiesel.

FLUCTUATIONS IN COMMODITY PRICES MAY CAUSE A REDUCTION IN THE DEMAND OR PROFITABILITY OF THE PRODUCTS OR SERVICES FUTUREFUEL CHEMICAL COMPANY PRODUCES.


     Prices for alternative fuels tend to fluctuate widely based on a variety of political and economic factors. These price fluctuations heavily influence the oil and gas industry. Lower energy prices for existing products tend to limit the demand for alternative forms of energy services and related products and infrastructure. Historically, the markets for alternative fuels have been volatile, and they are likely to continue to be volatile. Wide fluctuations in alternative fuel prices may result from relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and other factors that are beyond our control, including:

     o    worldwide and domestic supplies of oil and gas;

     o    the price and/or availability of biodiesel feedstocks;

     o    weather conditions;

     o    the level of consumer demand;

     o    the price and availability of alternative fuels;

     o    the availability of pipeline and refining capacity;

     o    the price and level of foreign imports;

     o    domestic and foreign governmental regulations and taxes;

     o the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

     o    political instability or armed conflict in oil-producing regions;
          and

     o    the overall economic environment.

These factors and the volatility of the commodity markets make it extremely difficult to predict future alternative fuel price movements with any certainty. There may be a decrease in the demand for FutureFuel Chemical Company's products or services and our profitability could be adversely affected.

FUTUREFUEL CHEMICAL COMPANY IS RELIANT ON CERTAIN STRATEGIC RAW MATERIALS FOR ITS OPERATIONS.

     FutureFuel Chemical Company is reliant on certain strategic raw materials (such as acetic anhydride, pelargonic acid, soybean oil and methanol) for its operations. We are implementing certain risk management tools, such as multiple suppliers and hedging, as appropriate, to mitigate short-term market fluctuations in raw material supply and costs. There can be no assurance, however, that such measures will result in cost savings or that all market fluctuation exposure will be eliminated. In addition, natural disasters, changes in laws or regulations, war or other outbreak of hostilities, or other political factors in any of the countries or regions in which FutureFuel Chemical Company operates or does business, or in countries or regions that are key suppliers of strategic raw materials, could affect availability and costs of raw materials.

     While temporary shortages of raw materials may occasionally occur, these items have historically been sufficiently available to cover current requirements. However, their continuous availability and price are impacted by natural disasters, plant interruptions occurring during periods of high demand, domestic and world market and political conditions, changes in government regulation, and war or other outbreak of hostilities. In addition, as FutureFuel Chemical Company increases its biodiesel capacity, it will require larger supplies of raw materials which have not yet been secured and may not be available for the foregoing reasons, or may be available only at prices higher than current levels. FutureFuel Chemical Company's operations or products may, at times, be adversely affected by these factors.


FUTUREFUEL CHEMICAL COMPANY IS RELIANT UPON TWO CUSTOMERS FOR A SUBSTANTIAL AMOUNT OF ITS SALES.

     All sales of NOBS are made to The Procter & Gamble Company and all sales of a proprietary herbicide and certain other intermediates used in the production of this herbicide are made to Arysta LifeScience North America Corporation. These two customers represented approximately 69% of FutureFuel Chemical Company's revenues for the quarter ended March 31, 2007 and 72% of its revenues in 2006. The contract with The Procter & Gamble

Company is set to expire in June 2008 and no assurances can be given that such contract will be extended past June 2008 or, if extended, upon what terms. The contracts with Arysta LifeScience North America Corporation contain certain termination provisions and no assurances can be given that these contracts will not be terminated. The loss of these two companies as customers could have a material adverse effect on us.


CHANGES IN TECHNOLOGY MAY RENDER FUTUREFUEL CHEMICAL COMPANY'S PRODUCTS OR SERVICES OBSOLETE.

     The alternative fuel and chemical industries may be substantially affected by rapid and significant changes in technology. Examples include competitive product technologies, such as green gasoline and biodiesel produced from catalytic hydroforming of renewable feedstock oils and competitive process technologies such as advanced biodiesel continuous reactor and washing designs that increase throughput. These changes may render obsolete certain existing products, energy sources, services and technologies currently used by FutureFuel Chemical Company. We cannot assure you that the technologies used by or relied upon by FutureFuel Chemical Company will not be subject to such obsolescence. While we may attempt to adapt and apply the services provided by FutureFuel Chemical Company to newer technologies, we cannot assure you that we will have sufficient resources to fund these changes or that these changes will ultimately prove successful.

FAILURE TO COMPLY WITH GOVERNMENTAL REGULATIONS COULD RESULT IN THE IMPOSITION OF PENALTIES, FINES OR RESTRICTIONS ON OPERATIONS AND REMEDIAL LIABILITIES.

     The oil and gas and chemical industries are subject to extensive federal, state, local and foreign laws and regulations related to the general population's health and safety and those associated with compliance and permitting obligations (including those related to the use, storage, handling, discharge, emission and disposal of municipal solid waste and other waste, pollutants or hazardous substances or waste, or discharges and air and other emissions) as well as land use and development. Existing laws also impose obligations to clean up contaminated properties or to pay for the cost of such remediation, often upon parties that did not actually cause the contamination. Compliance with these laws, regulations and obligations could require substantial capital expenditures. Failure to comply could result in the imposition of penalties, fines or restrictions on operations and remedial liabilities. These costs and liabilities could adversely affect our operations.

     Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require FutureFuel Chemical Company to make significant expenditures to attain and maintain compliance and may otherwise have a material adverse effect on its business segments in general and on our results of operations, competitive position or financial condition. We are unable to predict the effect of additional environmental laws and regulations which may be adopted in the future, including whether any such laws or regulations would materially adversely increase FutureFuel Chemical Company's cost of doing business or affect its operations in any area.

     Under certain environmental laws and regulations, FutureFuel Chemical Company could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether FutureFuel Chemical Company was responsible for the release or contamination, or if current or prior operations were conducted consistent with accepted standards of practice. Such liabilities can be significant and, if imposed, could have a material adverse effect on our financial condition or results of operations.

FUTUREFUEL CHEMICAL COMPANY'S BIOFUELS OPERATIONS MAY BE HARMED IF THE GOVERNMENT WERE TO CHANGE CURRENT LAWS AND REGULATIONS.

     Alternative fuels businesses benefit from tax credits and government subsidies. If any of the state or federal laws and regulations relating to the tax credits and government subsidies change, the ability to recover capital expenditures from an alternative fuels business could be harmed. FutureFuel Chemical Company's biofuels platform is subject to federal, state, and local laws and regulations governing the application and use of alternative energy products, including those related specifically to biodiesel. For instance, biodiesel products benefit from being the only alternative fuel certified by the U.S. Environmental Protection Agency that fulfills the requirements of
Section 211(B) of the Clean Air Act. If agency determinations, laws and regulations relating to the application and use of alternative energy are changed, the marketability and sales of biodiesel production could be materially adversely affected.

THE VALUE OF FUTUREFUEL CHEMICAL COMPANY MAY PROVE TO BE LESS THAN WHAT WE PAID FOR FUTUREFUEL CHEMICAL COMPANY BECAUSE OF UNCERTAINTIES IN EVALUATING FUTURE COSTS AND/OR POTENTIAL LIABILITIES.

     Successful acquisitions require an assessment of a number of factors, including estimates of future biofuel prices, operating costs (including the costs of raw goods) and potential environmental and other liabilities. Such assessments are inexact and their accuracy is inherently uncertain. In connection with our due diligence assessment of FutureFuel Chemical Company, we performed a review of FutureFuel Chemical Company and its properties which we believe was generally consistent with industry practices. However, such a review will not reveal all existing or potential problems. In addition, our review may not have permitted us to become sufficiently familiar with FutureFuel Chemical Company's properties to fully assess their deficiencies and capabilities. As a result of these factors, the value of FutureFuel Chemical Company may ultimately be less than what we agreed to pay for its stock.

MARKET CONDITIONS OR TRANSPORTATION IMPEDIMENTS MAY HINDER ACCESS TO RAW GOODS AND DISTRIBUTION MARKETS.

     Market conditions, the unavailability of satisfactory transportation or the location of FutureFuel Chemical Company's manufacturing complex from more lucrative markets may hinder FutureFuel Chemical Company's access to raw goods and/or distribution markets. The availability of a ready market for biodiesel depends on a number of factors, including the demand for and supply of biodiesel and the proximity of the plant to trucking and terminal facilities. The sale of large quantities of biodiesel necessitates that FutureFuel Chemical Company transport its biodiesel to other markets since the Batesville, Arkansas regional market is not expected to absorb all of FutureFuel Chemical Company's contemplated production. Currently, common carrier pipelines are not transporting biodiesel. This leaves trucks, barges and rail cars as the means of distribution of FutureFuel Chemical Company's product from the plant to these storage terminals for further distribution. However, the current availability of rail cars is limited and at times unavailable because of repairs or improvements, or as a result of priority transportation agreements with other shippers. Additionally, the current availability of barges is limited, particularly heated barges to transport biodiesel during winter months. If transportation is restricted or is unavailable, FutureFuel Chemical Company may not be able to sell into more lucrative markets and consequently its cash flow from sales of biodiesel could be restricted.

     The biodiesel industry also faces several challenges to wide biodiesel acceptance, including cold temperature limitations, storage stability, fuel quality standards and exhaust emissions. If the industry does not satisfy consumers that these issues have been resolved or are being resolved, biodiesel may not gain widespread acceptance which may have an adverse impact on FutureFuel Chemical Company's cash flow from sales of biodiesel.

FUTUREFUEL CHEMICAL COMPANY'S INSURANCE MAY NOT PROTECT IT AGAINST ITS BUSINESS AND OPERATING RISKS.

     We maintain insurance for some, but not all, of the potential risks and liabilities associated with FutureFuel Chemical Company's business. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially and, in some instances, certain insurance policies may become unavailable or available only for reduced amounts of coverage. As a result, we may not be able to renew our existing insurance policies or procure other desirable insurance on commercially reasonable terms, if at all. Although we will maintain insurance at levels we believe are appropriate for FutureFuel Chemical Company's business and consistent with industry practice, we will not be fully insured against all risks which cannot be sourced on economic terms. In addition, pollution and environmental risks generally are not fully insurable. Losses and liabilities from uninsured and underinsured events and delay in the payment of insurance proceeds could have a material adverse effect on our financial condition and results of operations.

     If a significant accident or other event resulting in damage to FutureFuel Chemical Company's operations (including severe weather, terrorist acts, war, civil disturbances, pollution or environmental damage) occurs and is not fully covered by insurance or a recoverable indemnity from a customer, it could adversely affect our financial condition and results of operations.

FUTUREFUEL CHEMICAL COMPANY DEPENDS ON KEY PERSONNEL, THE LOSS OF ANY OF WHOM COULD MATERIALLY ADVERSELY AFFECT OUR FUTURE OPERATIONS.

     Our success will depend to a significant extent upon the efforts and abilities of FutureFuel Chemical Company's executive officers. The loss of the services of one or more of these key employees could have a material adverse effect on us. FutureFuel Chemical Company's business will also be dependent upon its ability to attract and retain qualified personnel. Acquiring or retaining these personnel could prove more difficult to hire or cost substantially more than estimated. This could cause FutureFuel Chemical Company to incur greater costs, or prevent it from pursuing its expansion strategy as quickly as it would otherwise wish to do.

IF FUTUREFUEL CHEMICAL COMPANY IS UNABLE TO EFFECTIVELY MANAGE THE COMMODITY PRICE RISK OF ITS RAW MATERIALS OR FINISHED GOODS, FUTUREFUEL CHEMICAL COMPANY MAY HAVE UNEXPECTED LOSSES.

     We hedge FutureFuel Chemical Company's raw materials and/or finished products to some degree to manage the commodity price risk of such items. This requires the purchase or sale of commodity futures contracts and/or options on those contracts or similar financial instruments. We may be forced to make cash deposits available to counterparties as they mark to market these financial hedges. This funding requirement may limit the level of commodity price risk management that we are prudently able to complete. If we do not or are not capable of managing the commodity price risk of FutureFuel Chemical Company's raw materials and/or finished products, FutureFuel Chemical Company may incur losses as a result of price fluctuations with respect to these raw materials and/or finished products.

IF FUTUREFUEL CHEMICAL COMPANY IS UNABLE TO ACQUIRE OR RENEW PERMITS AND APPROVALS REQUIRED FOR ITS OPERATIONS, IT MAY BE FORCED TO SUSPEND OR CEASE OPERATIONS ALTOGETHER.

     The operation of FutureFuel Chemical Company's manufacturing plant requires numerous permits and approvals from governmental agencies. FutureFuel Chemical Company may not be able to obtain all necessary permits (or modifications thereto) and approvals and, as a result, our operations may be adversely affected. In addition, obtaining all necessary renewal permits (or modifications to existing permits) and approvals for future expansions may necessitate substantial expenditures and may create a significant risk of expensive delays or loss of value if a project is unable to function as planned due to changing requirements.

THE LACK OF BUSINESS DIVERSIFICATION MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     It is possible that we will not consummate more than one business combination with the proceeds from our July 2006 offering and FutureFuel Chemical Company may be the only target business that we acquire. Accordingly, the prospects for our success may be entirely dependent upon FutureFuel Chemical Company. Unlike other entities which may have the resources to complete several business combinations of entities operating in multiple industries or multiple areas of a single industry, it is possible that we will not have the resources to diversify effectively our operations or benefit from the possible spreading of risks or offsetting of losses.

FUTUREFUEL CHEMICAL COMPANY'S INDEBTEDNESS MAY LIMIT OUR ABILITY TO BORROW ADDITIONAL FUNDS OR CAPITALIZE ON ACQUISITION OR OTHER BUSINESS OPPORTUNITIES.

     FutureFuel Chemical Company has entered into a $50 million revolving credit facility with Regions Bank and we have guaranteed FutureFuel Chemical Company's obligations thereunder. The restrictions governing this indebtedness (such as total debt to EBITDA limitations) may reduce our ability to incur additional indebtedness, engage in certain transactions or capitalize on acquisition or other business opportunities. If FutureFuel Chemical Company is unable to meet its future debt service obligations and other financial obligations, we could be forced to restructure or refinance such indebtedness and other financial transactions, seek additional equity or sell assets.

WE EXPECT TO HAVE CAPITAL EXPENDITURE REQUIREMENTS, AND WE MAY BE UNABLE TO OBTAIN NEEDED FINANCING ON SATISFACTORY TERMS.

     We expect to make capital expenditures for the expansion of FutureFuel Chemical Company's biofuels production capacity and complementary infrastructure. We intend to finance these capital expenditures primarily through cash flow from FutureFuel Chemical Company's operations, borrowings under the credit facility with

Regions Bank and the remaining proceeds of our July 2006 offering. However, if FutureFuel Chemical Company's capital requirements vary materially from those provided for in our current projections, we may require additional financing sooner than anticipated. A decrease in expected revenues or adverse change in market conditions could make obtaining this financing economically unattractive or impossible. As a result, we may lack the capital necessary to complete the projected expansions or capitalize on other business opportunities.

WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE THE FUTUREFUEL CHEMICAL COMPANY ACQUISITION OR OTHER FUTURE ACQUISITIONS WITH OUR OPERATIONS OR REALIZE ALL OF THE ANTICIPATED BENEFITS OF THESE ACQUISITIONS.

     Separation of FutureFuel Chemical Company from Eastman Chemical Company and integration of FutureFuel Chemical Company with us has been a complex, time-consuming and costly process. Failure to successfully integrate FutureFuel Chemical Company in a timely manner may have a material adverse effect on our business, financial condition, results of operations and cash flows. The difficulties of combining the acquired operations include, among other things:

     o    operating a significantly larger combined organization;

     o    consolidating corporate technological and administrative functions;

     o integrating internal controls and other corporate governance matters; and

     o    diverting management's attention from other business concerns.

In addition, we may not realize all of the anticipated benefits from the acquisition of FutureFuel Chemical Company and other future acquisitions, such as increased earnings, cost savings and revenue enhancements, for various reasons, including difficulties integrating operations and personnel, higher and unexpected acquisition and operating costs, unknown liabilities and fluctuations in markets. If the FutureFuel Chemical Company acquisition benefits do not meet the expectations of financial or industry analysts, the market price of our shares of common stock may decline.

THE SCOPE OF INDEMNITY PROTECTION AFFORDED TO US UNDER THE ACQUISITION AGREEMENT WITH EASTMAN CHEMICAL COMPANY IS LIMITED.

     While we are confident that the due diligence process undertaken in relation to FutureFuel Chemical Company was sufficient and that material areas of potential exposure have been discovered, there can be no certainty that all significant exposures were uncovered by the due diligence process and it is unlikely that all existing or potential problems and/or liabilities have been revealed. The inspections that have been performed may not have revealed structural and environmental problems, such as groundwater contamination. We were not able to obtain contractual indemnities from Eastman Chemical Company for all liabilities that were created by Eastman Chemical Company or FutureFuel Chemical Company prior to the completion of the acquisition of FutureFuel Chemical Company and have only limited indemnity protection under the acquisition agreement with Eastman Chemical Company. As part of such acquisition agreement, we, through FutureFuel Chemical Company, assumed the risk of the physical condition of FutureFuel Chemical Company's properties in addition to the risk that the properties may not perform in accordance with expectations, as well as certain environmental and other unknown liabilities in excess of certain amounts.

     If any such exposures materialize or the information provided as part of the due diligence exercise proves to be untrue or inaccurate, we will have to rely on the limited indemnity protection afforded to us under the acquisition agreement in order to seek compensation for any financial loss incurred as a result. By its nature, indemnity protection is limited in scope, being the product of a negotiation exercise between us and Eastman Chemical Company, and therefore we may not recover any or sufficient funds fully to cover any loss incurred.

     In addition, even where potential areas of exposure are covered by the scope of indemnity protection provided under the acquisition agreement, there is no guarantee that Eastman Chemical Company will be in a financial position to support the level of indemnification for which it may be liable. Consequently, we may not recover any or sufficient funds fully to cover any loss incurred.

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

RISKS ASSOCIATED WITH INVESTING IN AIM COMPANIES.
-------------------------------------------------

THE MARKET FOR OUR SHARES OR WARRANTS IS RELATIVELY ILLIQUID.

     Our shares of common stock and warrants currently are traded on AIM and are not listed or traded on any established market in the United States. AIM is a market designed primarily for emerging or smaller companies. The AIM rules are less demanding than those of the Official List of the UK Listing Authority and other stock exchanges and also than those under federal securities laws. Neither the London Stock Exchange nor the federal Securities and Exchange Commission has approved the contents of this document. The future success of AIM and liquidity in the market for our shares of common stock and warrants cannot be guaranteed. In particular, the market for our shares of common stock and warrants may be, or may become, relatively illiquid and therefore may be or may become difficult to sell.

     Investment in shares traded on AIM is perceived to carry a higher risk than an investment in shares quoted on exchanges with more stringent listing requirements, such as the London Stock Exchange, the New York Stock Exchange or the NASDAQ Global Market. This is because AIM imposes less stringent corporate governance and ongoing reporting requirements. AIM is also a new and more flexible market, which requires only semi-annual, rather than quarterly, financial update reports. Investors should be aware that the value of our shares of common stock and warrants may be influenced by many factors, some of which may affect quoted companies generally, including the depth and liquidity of the market, our performance, a large or small volume of trading in our securities, legislative changes and general economic, political or regulatory conditions, and that the prices may be volatile and subject to extensive fluctuations. Therefore, the market price of our shares of common stock and warrants may not reflect the underlying value. The value of an investment in us may increase or decrease; therefore investors may realize less than, or lose all of, their investment.

WE WILL NOT ADOPT THE INTERNATIONAL FINANCIAL REPORTING STANDARDS BUT RATHER WILL CONTINUE TO PREPARE OUR FINANCIAL STATEMENTS AND FINANCIAL REPORTING IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

     On August 22, 2006, AIM announced that non-European Economic Area companies whose shares are traded on AIM are not required to adopt International Financial Reporting Standards for financial reporting purposes but may use, among other things, U.S. generally accepted accounting principles without reconciliation to International Financial Reporting Standards. We are a non-European Economic Area company and have determined that we will prepare our financial statements in accordance with U.S. generally accepted accounting principles. International Financial Reporting Standards differ in certain significant respects from U.S. generally accepted accounting principles and our financial statements prepared in accordance with U.S. generally accepted accounting principles will not be comparable to financial statements prepared in accordance with International Financial Reporting Standards.

RISKS ASSOCIATED WITH OWNING OUR SHARES AND WARRANTS.
-----------------------------------------------------

OUR SHARES WILL BE REPRESENTED BY DEFINITIVE CERTIFICATES WHICH COULD REDUCE THE LIQUIDITY OF OUR SHARES AND WARRANTS.

     Our shares of common stock are represented by definitive certificates which contain the following legend.

               Prior to investing in the securities or conducting any transactions in the securities, investors are advised to consult professional advisers regarding the restrictions on transfer summarized below and any other restrictions.

               This security (or its predecessor) was originally issued in a transaction exempt from registration under the United States Securities Act of 1933, as amended (the "Securities Act"), and is a restricted security (as defined in Rule 144 under the Securities Act). This security may not be offered, sold or otherwise transferred in the absence of registration or an applicable exemption therefrom. Hedging transactions involving this security may not be conducted directly or indirectly, unless in compliance with the Securities Act. Each purchaser of this security is hereby notified that the seller of this security may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A or Regulation S thereunder.

               The holder of this security agrees for the benefit of the Company that (a) this security may be offered, resold, pledged or otherwise transferred, only (i) in the United States to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (ii) outside of the United States in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, (iii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available) or (iv) pursuant to an effective registration statement under the Securities Act, in each of cases (i) through (iv) in accordance with any applicable securities laws of any state of the United States, and (b) the holder will, and each subsequent holder is required to, notify any purchaser of this security from it of the resale restrictions referred to in (a) above.

               The securities represented by this certificate are subject to transfer restrictions which require that in addition to any certifications required from a transferor as set forth on the reverse of this certificate, prior to the expiration of a distribution compliance period of at least one year, the transferee certifies as to whether or not it is a US person within the meaning of Regulation S and provides certain other certifications and agreements. Prior to permitting any transfer, the Company may request an opinion of counsel reasonably satisfactory to the Company that such transfer is to be effected in a transaction meeting the requirements of Regulation S under the Securities Act or is otherwise exempt from registration under the Securities Act.

CREST Co., which is the Central Securities Depository for the U.K. markets (including AIM) and which operates the CREST system (CREST Co.'s real-time settlement system for UK and Irish shares and other corporate securities), does not allow electronic settlement on CREST until the legend has been removed and the certification requirements required under U.S. securities laws have expired. The filing and effectiveness of this Registration Statement will not result in the removal of this legend. As a result, our shares of common stock and warrants must be represented by definitive certificates. In order to transfer or sell our shares or warrants, holders must provide the definitive certificates to the transfer agent, who will require certain certifications as set forth in the legend, and on occasion legal opinions as set forth in the legend, prior to issuing new certificates to new security holders. The lack of a fully electronic settlement mechanism may have a material adverse effect on the liquidity and the price of our securities.

IF OUR FOUNDING SHAREHOLDERS AND MR. NOVELLY OR HIS DESIGNEES EXERCISE THEIR REGISTRATION RIGHTS, SUCH EXERCISE MAY HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR SHARES OF COMMON STOCK.


     Those shareholders holding shares of our common stock prior to the July 2006 offering (the "founding shareholders"; see "Item 4. - Security Ownership of Certain Beneficial Owners and Management--Founding Shares Owned by the Founding Shareholders" at page 61 for a list of the founding shareholders) and Mr. Paul A. Novelly, our executive chairman of the board, or his designees, are entitled to demand that we register under the U.S. Securities Act of 1933, as amended (the "SECURITIES ACT"), the resale of their shares of our common stock issued prior to our July 2006 offering (the "founding shares") and their shares included in the units purchased in such offering. The demand may be made at any time after the date on which we have become a reporting company under the U.S. Securities Exchange Act of 1934, as amended, and their founding shares have been released from escrow. Except in limited circumstances, this date will not be before July 12, 2009. If our founding shareholders exercise their registration rights with respect to all of their shares of our common stock, there will be an additional 11,250,000 shares and/or up to 5,000,000 shares issued on exercise of their warrants eligible for trading in the public market. The presence of this additional number of shares eligible for trading in the public market may have an adverse effect on the market price of our shares.

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

TRANSFER OF OUR SHARES AND/OR WARRANTS, AND THE EXERCISE OF OUR WARRANTS, ARE SUBJECT TO STRINGENT TRANSFER AND EXERCISE REQUIREMENTS UNDER THE SECURITIES ACT.

     Our shares of common stock and our warrants are subject to the conditions listed under section 903(b)(3) or Category 3 of Regulation S under the Securities Act. Under Category 3, offering restrictions (as defined under Regulation S) had to be in place in connection with our July 2006 offering and additional restrictions are imposed on resales of our securities as described elsewhere herein. All of our shares of common stock and our warrants are subject to these restrictions, regardless of whether the purchaser acquired the securities in a transaction pursuant to Rule 144A under the Securities Act or in a transaction pursuant to Regulation S. Our shares and warrants are considered "restricted securities" under Rule 144 and will, until the expiration of the applicable holding period with respect to the securities set forth in Rule 144 and the expiration of the one-year compliance period, bear restrictive legends, unless we determine otherwise in compliance with applicable law.

THE RULE 144 HOLDING PERIOD FOR OUR SHARES RECEIVED UPON EXERCISE OF OUR WARRANTS MAY RECOMMENCE UPON THE EXERCISE OF SUCH WARRANTS.

     The Rule 144 holding period for the shares of our common stock received upon exercise of our warrants will start upon the exercise of such warrants. Even though the Rule 144(k) two-year holding period for the shares and warrants may have expired, enabling certificates for those securities to have the legend removed, the Rule 144 holding period for the shares received upon exercise of the warrants will start upon such exercise. Accordingly, holders of our warrants that exercise their warrants for cash will receive shares of our common stock subject to trading restrictions which are greater than those imposed on the trading of previously issued shares. Such restrictions may mean the value of the shares received upon exercise of the warrants may be significantly lower, at least until the two-year holding period has expired, than the shares originally issued.

WE MAY NOT LIST OUR COMMON STOCK OR OUR WARRANTS ON A STOCK EXCHANGE OTHER THAN AIM.

     Under the investor rights agreement that we entered into on July 12, 2006 with CRT Capital Group LLC and KBC Peel Hunt Ltd, as promptly as practicable after this Registration Statement has been declared effective, we are obligated to use our commercially reasonable efforts to cause our shares of common stock to be authorized to be quoted and/or listed (to the extent applicable) on the American Stock Exchange, the New York Stock Exchange, the NASD Automated Quotation System or the NASDAQ National Market (or, in each case, a successor thereto) or a similarly recognized national trading platform, if our common stock so qualifies. However, no assurances can be given that our common stock will qualify to be quoted and/or listed on any such exchange or other similarly recognized national trading platform. Further, we have no such obligation with respect to our warrants and no assurances can be given that we will attempt to cause our warrants to be authorized to be quoted and/or listed on any such exchange or other similarly recognized national trading platform.

INTERNAL REPORTING CONTROLS.
----------------------------

OUR MANAGEMENT HAS IDENTIFIED A MATERIAL WEAKNESS IN OUR INTERNAL CONTROL OVER FINANCIAL REPORTING; FAILURE TO ACHIEVE AND MAINTAIN EFFECTIVE INTERNAL CONTROL OVER FINANCIAL REPORTING IN ACCORDANCE WITH SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002 ("SECTION 404") COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND STOCK PRICE.

     Our internal control over financial reporting does not currently meet all the standards contemplated by Section 404 that we will eventually be required to meet. As a public company, we are required to complete our initial assessment by the filing of our Form 10-K for the year ending December 31, 2007. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, this result may cause us to be unable to report on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the Securities and Exchange Commission or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in the reliability of our financial statements. We have and will incur incremental costs in order to improve our internal control over financial reporting and comply with Section 404, including increased auditing and legal fees and costs associated with hiring additional accounting and administrative staff. This could harm our operating results and lead to a decline in our stock price.

     Our management identified a material weakness in our internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board. This weakness related to the lack, at December 31, 2006, of an effective cut-off process for accruing liabilities. We identified the existence of certain deficiencies around the end-of-period close process to permit the preparation of our financial statements in accordance with accounting principles generally accepted in the United States of America and the Securities and Exchange Commission regulations. The lack of such controls could cause our quarterly or annual financial statements and other regulatory reporting requirements to become materially misstated or not meet the applicable filing deadlines if they are not properly remedied. Our management has designed and begun to implement an appropriate control that it believes is effective to address the identified weakness. The steps we have taken or intend to take, however, may not remediate this material weakness. Additional material weaknesses in our internal control over financial reporting also may be identified in the future.

ITEM 2. - FINANCIAL INFORMATION

SELECTED FINANCIAL DATA

FutureFuel Chemical Company


     Historically, the business and assets included in FutureFuel Chemical Company were accounted for by Eastman Chemical Company in various segments of Eastman Chemical Company's overall business. Although FutureFuel Chemical Company was incorporated on September 1, 2005, Eastman Chemical Company did not begin transferring assets into FutureFuel Chemical Company until January 1, 2006 and completed the transfer in subsequent periods prior to the closing of our acquisition of FutureFuel Chemical Company. Notwithstanding that FutureFuel Chemical Company was a separately incorporated entity, Eastman Chemical Company did not prepare separate financial statements for FutureFuel Chemical Company nor was it required to do so under local law or accounting rules. Rather, the operations of the Batesville plant were reported within Eastman Chemical Company based upon the underlying products, and the revenues and expenses of the plant were presented in various segments within Eastman Chemical Company's financial statements. In addition, allocations to the plant of Eastman Chemical Company overhead (such as insurance, employee benefits, legal expenses and the like) were based upon assumptions made by Eastman Chemical Company and such assumptions historically did not reflect expenses which FutureFuel Chemical Company would have incurred had it been a stand-alone entity. Since we did not acquire or succeed to all of the assets and liabilities of Eastman Chemical Company, "carve-out" financial statements have been prepared for the acquired component business, excluding the continuing operations retained by Eastman Chemical Company and allocations for overhead components described above have been effected. As the acquisition is deemed to be a reverse acquisition with FutureFuel Chemical Company being the accounting acquirer, the annual selected financial data presents the operations of the Batesville plant for the twelve-month periods ended December 31, 2006, 2005 and 2004 and includes our operations for the period beginning with the date of the acquisition (beginning of business on November 1, 2006) and ending December 31, 2006. The selected quarterly financial data presents our consolidated operations for the three-month period ended March 31, 2007 and the Batesville plant's operations for the three-month period ended March 31, 2006.

     The following tables set forth FutureFuel Chemical Company's summary historical financial and operating data for the periods indicated below. This summary historic financial and operating data has been derived from FutureFuel Chemical Company's "carve-out" financial statements as of and for the twelve-months ended December 31, 2006, 2005 and 2004 and the three months ended March 31, 2007 and 2006 which are included elsewhere in this Registration Statement. Our financial data for the two-month period ending December 31, 2006 and the three-month period ending March 31, 2007 is included in the 2006 and 2007 information, respectively. The information presented in the table below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Registration Statement. The three years of selected financial data represent the complete financial information prepared and provided by Eastman Chemical Company in conjunction with the carve out and sale of the Batesville plant to us.

                                 (Dollars in thousands, except per share amounts)

                                                             THREE        THREE
                                                             MONTHS       MONTHS
                                                             ENDED        ENDED              YEAR ENDED DECEMBER 31,
                                                            MARCH 31,    MARCH 31,   -----------------------------------------
ITEM                                                          2007         2006         2006            2005           2004
-------------------------------------------------------    ----------   ----------   ----------      ----------     ----------
Operating revenues.....................................     $ 37,506     $ 35,054     $150,770        $119,539       $144,157
Net income (loss)......................................     $ (1,952)    $    767     $  2,137        $    381       $(14,867)
Earnings (loss) per common share
     Basic.............................................     $  (0.07)    $   0.03     $   0.08        $   0.01       $  (0.56)
     Diluted...........................................     $  (0.07)    $   0.02     $   0.07        $   0.01       $  (0.56)
Total assets...........................................     $201,678     $115,438     $207,024        $114,500       $118,164
Long-term obligations..................................     $ 24,137     $ 25,048     $ 24,429        $ 24,830       $ 25,105
Cash dividends per common share........................     $      -     $      -     $      -        $      -       $      -
Net cash provided by (used in) operating activities....     $  4,784     $     61     $ (5,517)       $  7,556       $ 19,044
Net cash provided by (used in) investing activities....     $ (6,045)    $ (2,097)    $(18,524)       $ (6,594)      $ (6,520)
Net cash provided by (used in) financing activities....     $    (50)    $  2,036     $ 87,170        $   (962)      $(12,524)


     Prior to the initiation of its biofuels program in 2005, the Batesville plant did not report financial results by business "segments" as defined by generally accepted accounting principles. After the initiation of such program and upon divestiture, it defined two segments: chemicals and biofuels.

     In March 2007, FutureFuel Chemical Company entered into a $50 million credit facility with Regions Bank as described below. As of March 31, 2007, FutureFuel Chemical Company had not borrowed under such credit facility.

The Company

     We were incorporated on August 12, 2005 to serve as a vehicle for the acquisition by way of an asset acquisition, merger, capital stock exchange, share purchase or similar transaction of one or more operating businesses in the oil and gas industry. We completed an offering on July 12, 2006 and consummated the acquisition of FutureFuel Chemical Company at the close of business on October 31, 2006. We otherwise had no material business operations and had no subsidiaries until October 31, 2006. The following is selected financial data for us for the period that began on August 12, 2005 (date of incorporation) and ended on December 31, 2005 and for the ten-month period ended October 31, 2006. The selected financial data has been derived from our financial statements which are included elsewhere in this Registration Statement.

                                 (Dollars in thousands, except per share amounts)

ITEM                                                                                   2006                 2005
--------------------------------------------------------------------------         ------------         -----------
Interest and other income..................................................         $   2,632             $      1
Net income (loss)..........................................................         $   1,368             $      -
Earnings (loss) per common share
     Basic.................................................................         $    0.24                    -
     Diluted...............................................................         $    0.24                    -
Total assets...............................................................         $   1,368             $    235
Total liabilities..........................................................         $   1,746             $    210
Cash dividends declared per common share...................................         $       -             $      -
Net cash provided by (used in) operating activities.....................            $   2,590             $     10
Net cash provided by (used in) investing activities.....................            $  (1,045)            $      -
Net cash provided by (used in) financing activities.....................            $  (1,368)            $     18

FutureFuel Chemical Company and the Company Combined Results


     To illustrate the effects of our July 2006 offering and our acquisition of FutureFuel Chemical Company as if the combined results of operations had been in place during 2006, the pro forma effect of such a combination would have resulted in total assets of $207,024,000, operating revenues of $150,770,000, net income of $3,505,000 and earnings per share of $0.13 as of and for the year ending December 31, 2006. This information is for illustrative purposes only. The consolidated company would likely have performed differently had they always been combined. The information should not be relied on as an indication of future results that the combined company will experience after the acquisition of FutureFuel Chemical Company because of a variety of factors, including access to additional information and changes in value. Also see "Item 1A. - Risk Factors" at page 34.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following Management's Discussion and Analysis of Financial Condition and Results of Operations should be read together with ours and FutureFuel Chemical Company's financial statements, including the notes thereto, in this Registration Statement. This discussion contains forward-looking statements that reflect our current views with respect to future events and financial performance. Actual results may differ materially from those anticipated in these forward-looking statements. See "Forward Looking Information" below for additional discussion regarding risks associated with forward-looking statements.


Results of Operations

     In General

     We were not incorporated until August 12, 2005, we did not complete our offering until July 12, 2006 and we did not complete the acquisition of FutureFuel Chemical Company until October 31, 2006. Other than the offering and the acquisition, we have not carried on any material business activities.

     FutureFuel Chemical Company's historical revenues have been generated through the sale of specialty chemicals. FutureFuel Chemical Company breaks its chemicals business into two main product groups: custom manufacturing and performance chemicals. Major products in the custom manufacturing group include: (i) NOBS, a chemical additive manufactured exclusively for The Procter & Gamble Company for use in a household detergent; (ii) a proprietary herbicide (and intermediates) manufactured exclusively for Arysta LifeScience North America Corporation; and (iii) two other product lines (CPOs and DIPBs) produced under conversion contracts for Eastman Chemical Company. The major product line in the performance chemicals group is SSIPA/LiSIPA, polymer modifiers that aid the properties of nylon manufactured for a broad customer base. There are a number of additional small volume custom and performance chemical products that FutureFuel Chemical Company groups into "other products". In late 2005, FutureFuel Chemical Company began producing biodiesel as a product. All 2005 biodiesel revenues were classified as miscellaneous sales and recorded as a credit to cost of goods sold. Beginning in 2006, revenues and cost of goods sold for biofuels were treated as a separate business segment.

     Revenues generated from NOBS are based on a supply agreement with the customer. The supply agreement stipulates selling price per kilogram based on volume produced, with price moving up as volumes move down, and vice-versa. The supply agreement has historically been renewed every five years. The current contract expires in June 2008, and no assurances can be given that the contract will be extended past that date or, if extended, under what terms. FutureFuel Chemical Company pays for raw materials required to produce NOBS. The contract with the customer provides that the price to be received by FutureFuel Chemical Company for NOBS is indexed to changes in labor, energy, inflation and the key external raw materials, enabling FutureFuel Chemical Company to pass along most increases in production costs to the customer.

     FutureFuel Chemical Company has been the exclusive manufacturer for Arysta LifeScience North America Corporation of a proprietary herbicide and certain intermediates. These products are beginning to face some generic competition, and no assurances can be given that FutureFuel Chemical Company will remain the exclusive manufacturer for this product line. The contracts automatically renew for successive one-year periods, subject to the right of either party to terminate the contract not later than 270 days prior to the end of the then current term for the herbicide and not later than 18 months prior to the current term for the intermediates. No assurances can be given that these contracts will not be terminated. Arysta LifeScience North America Corporation supplies most of the key raw materials for production of the proprietary herbicide. There is no pricing mechanism or specific protection against cost changes for raw materials that FutureFuel Chemical Company is responsible for purchasing, and we do not anticipate this to change going forward.

     FutureFuel Chemical Company has historically manufactured CPOs and DIPBs at cost for Eastman Chemical Company. CPOs are chemical intermediates that promote adhesion for plastic coatings and DIPBs are intermediates for production of Eastman Chemical Company products used as general purpose inhibitors, intermediates or antioxidants. Historically, revenues related to CPOs and DIPBs were exactly offset by cost of goods sold; hence there was no effect on gross profits historically. As part of our acquisition of FutureFuel Chemical Company, FutureFuel Chemical Company entered into conversion agreements with Eastman Chemical Company that effectively provide a conversion fee to FutureFuel Chemical Company based on volume manufactured, with a minimum annual fee. In addition, the conversion agreements provide for revenue adjustments for actual usage of raw materials versus a standard and stipulate that Eastman Chemical Company will pay for substantially all raw material expenses, with an adjustment for annual inflation.


     SSIPA/LiSIPA revenues are generated from a diverse customer base of nylon fiber manufacturers. Historically, more than 50% of SSIPA/LiSIPA revenues were generated under a supply contract with a single customer. This contract was terminated in late 2006 and accounted for 43% of total SSIPA/LiSIPA revenues for that year. During 2006 and the first three months of 2007, no other single customer accounted for more than 25% of total revenues from this product. There is no pricing mechanism or specific protection against raw material cost changes, and we do not anticipate this to change going forward.


     Other products include agricultural intermediates and additives, imaging chemicals, fiber additives and various specialty pharmaceutical intermediates that FutureFuel Chemical Company has in full commercial production or in development. These products are currently sold in small quantities to a large customer base. Pricing for these products is negotiated directly with the customer (in the case of custom manufacturing) or is established based upon competitive market conditions (in the case of performance chemicals). In general, for these products, there is no pricing mechanism or specific protection against raw material cost changes, and we do not anticipate this to change going forward.

     The year ended December 31, 2006 was the first full year that FutureFuel Chemical Company sold biodiesel. In addition to selling for its own account, FutureFuel Chemical Company produces, for a fee, biodiesel for a third party under a tolling agreement. Under that tolling agreement, for every gallon of feedstock provided by that party to FutureFuel Chemical Company, FutureFuel Chemical Company is obligated to deliver one gallon of biodiesel, up to a maximum amount of 6 million gallons. Through March 31, 2007, 1.9 million gallons of biodiesel had been delivered under this tolling agreement. The tolling agreement terminates on September 30, 2007, and no assurances can be given that the agreement will be renewed (or, if renewed, under what terms) or that the third party will utilize the maximum capacity provided by the tolling agreement.

     The majority of FutureFuel Chemical Company's expenses are cost of goods sold. Cost of goods sold reflect raw material costs as well as both fixed and variable conversion costs, conversion costs being those expenses that are directly or indirectly related to the operation of FutureFuel Chemical Company's plant. Significant conversion costs include labor, benefits, energy, supplies and maintenance and repair. In addition to raw material and conversion costs, cost of goods sold includes environmental reserves, asset impairment and restructuring charges, severance costs and costs related to idle capacity. Finally, cost of goods sold includes hedging gains and losses recognized by us. Cost of goods sold are allocated to the chemical and biofuels business segments based on usage and reactor time for most conversion costs and based on revenues for most other costs.


     Operating costs include selling, general and administrative and research and development expenses. These expense categories include expenses that were directly incurred by FutureFuel Chemical Company and corporate expense allocations from Eastman Chemical Company. Allocations of costs of goods sold, distribution and selling and general administrative expenses were made primarily based on a percentage of revenues and allocations of research and development expenses were made based upon actual time incurred; we believe both represent reasonable allocation methodologies. These allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if FutureFuel Chemical Company had been operating as a separate entity. Beginning November 1, 2006, all operating expenses were directly incurred by us and FutureFuel Chemical Company.

     The annual and quarterly financial statements provided herein prominently disclose related party transactions and the impact of those transactions on historical revenues and expenses. The discussions of results of operations that follow are based on revenues and expenses in total and for individual product lines and do not differentiate related party transactions. See footnote 14 to the consolidated annual financial statements contained elsewhere herein for more details.

     Quarter Ended March 31, 2007 Compared to Quarter Ended March 31, 2006

Revenues: Revenues for the quarter ended March 31, 2007 for FutureFuel Chemical Company were $37,506,000 as compared to revenues for the quarter ended March 31, 2006 of $35,054,000, an increase of 7%. The increase was attributable to increased sales of CPOs, DIPBs, SSIPA/LiSIPA, other products and biodiesel, partially offset by decreased revenues of the proprietary herbicide and intermediates; revenues from NOBS contributed modestly to the increase. Revenues from biodiesel accounted for 5% of total revenues in 2007 and increased more than 700% from March 31, 2006. Revenues from NOBS increased 4% and accounted for 55% of total revenues in 2007, compared to 56% in 2006. Revenues from the proprietary herbicide and intermediates decreased 33% and accounted for 14% of total revenues in 2007 as compared to 23% in 2006. Revenues from CPOs increased 19% in 2007 and accounted for 4% of total revenues in both 2007 and 2006. Revenues from DIPBs increased 56% and accounted for 8% of total revenues in 2007 as compared to 5% in 2006. Revenues from SSIPA/LiSIPA increased 52% and accounted for 5% of total revenues in 2007 as compared to 4% in 2006. Revenues from other products increased 39% and accounted for 10% of total revenues in the quarter ended March 31, 2007 as compared to 7% in the quarter ended March 31, 2006.

     Revenues from NOBS posted strong increases during the first quarter of 2006 as the customer returned to a more typical marketing strategy; this strong demand has continued thus far in 2007. Revenues from the proprietary herbicide and intermediates declined more than 30% during the first quarter of 2007 due to both price concessions and reduced volumes sold. Price concessions were expected and were made in order to maintain market share in the face of generic product competition. Volume reductions resulted from a change the customer made in their distribution strategy to the end consumer and FutureFuel Chemical Company believes these reductions are temporary and that volume increases during the second quarter of 2007 will offset reductions in the first quarter. At present, revenues from NOBS and the proprietary herbicide and intermediates are together the most significant components of FutureFuel Chemical Company's revenue base, together accounting for 69% of revenues in the quarter ended March 31, 2007 as compared to 79% in the quarter ended March 31, 2006. The future volume of and revenues from NOBS depends on both consumer demand for the product containing NOBS and the manufacturing, sales and marketing priorities of our NOBS customer. We are unable to predict with certainty the revenues we will receive from NOBS in the future. The prices for the proprietary herbicide and intermediates have been reduced by 10% from 2006 to 2007 due to continued competitive pressures as described above. Our customer has been able to maintain their volume in light of generic competition by being more price competitive, changing their North American distribution system and developing new applications. They are forecasting similar volumes in 2008 with a 2-5% volume growth potential in 2009 at current pricing.

     Revenues from CPOs and DIPBs together increased 41% during the first quarter of 2007. This increase is largely the result in new supply agreements and pricing mechanisms in place following the acquisition of FutureFuel Chemical Company.

     Revenue from biodiesel increased in 2007 due to an increase in production capacity from 750 thousand gallons per quarter at the end of 2006 to 6 million gallons per quarter at the end of 2007.

Cost of Goods Sold and Distribution: Total cost of goods sold and distribution for the quarter ended March 31, 2007 were $39,853,000 as compared to total cost of goods sold and distribution for the quarter ended March 31, 2006 of $31,933,000, an increase of 25%.

     Cost of goods sold and distribution for the quarter ended March 31, 2007 for FutureFuel Chemical Company's chemicals segment were $31,285,000 as compared to cost of goods sold and distribution for the quarter ended March 31, 2006 of $31,491,000, a decrease of approximately 1%. Cost of goods sold and distribution for CPOs, DIPBs, SSIPA/LiSIPA and other products, measured as a percent of total chemical revenues, were consistent at 23% of total chemical revenues during the first quarter of 2007 as compared to 24% during 2006. Cost of goods sold and distribution for NOBS increased from 37% of total chemical revenues in the first quarter of 2006 to 49% during the first quarter of 2007; this increase was largely the result of increased raw material prices resulting from new supply agreements and pricing mechanisms in place following the acquisition of FutureFuel Chemical Company. The dollar increase in NOBS cost of goods sold and distribution was offset by a decrease in cost of goods sold and distribution for the proprietary herbicide and intermediates, which decreased from 29% of total chemical revenues in 2006 to 16% of total chemical revenues in 2007. This decrease is attributable to growth of FutureFuel Chemical Company's biodiesel segment. As more fully described below, biodiesel is made using the same assets utilized to manufacture the propriety herbicide and intermediates, and as biodiesel revenues increase this segment absorbs more cost away from other chemical products that utilize the assets, namely the propriety herbicide and intermediates.

     Cost of goods sold and distribution for the quarter ended March 31, 2007 for FutureFuel Chemical Company's biofuels segment were $8,569,000 as compared to cost of goods sold and distribution for the quarter ended March 31, 2006 of $443,000. The largest component of this increase was hedging losses of $4,026,000 in the first quarter of 2007; there were no gains or losses from hedging in the first quarter of 2006. Excluding the hedging losses, FutureFuel Chemical Company posted positive gross profit during the first quarter of 2007, and the percentage increase in biofuels cost of goods sold and distribution more closely correlates to the percentage increase in biofuels revenues. The biofuels segment began production in the batch plant and has continued to utilize the batch process to test new processing techniques, experiment with various alternative feedstocks and meet peak demand. The biodiesel segment also utilizes a continuous processing line that is more efficient, produces higher volumes per reactor than the batch process, and hence absorbs fewer overhead costs per gallon of biodiesel produced. FutureFuel Chemical Company is transitioning from primarily batch processing to continuous processing, a strategy which is expected to significantly reduce fixed cost allocation and as a result reduce total cost of goods sold and distribution for the product line.

Operating Expenses: Operating expenses decreased from $2,111,000 for the quarter ended March 31, 2006 to $1,846,000 for the quarter ended March 31, 2007, or approximately 13%. This decrease was primarily the result of lower overall operating expenses incurred by FutureFuel Chemical Company on a standalone basis.


     Fiscal Year Ended December 31, 2006 Compared to Fiscal Year Ended December 31, 2005

Revenues: Revenues for the year ended December 31, 2006 for FutureFuel Chemical Company were $150,770,000 as compared to revenues for the year ended December 31, 2005 of $119,539,000, an increase of 26%. The increase was primarily a result of selling biodiesel for the full year and increased sales of NOBS. Revenues from biodiesel accounted for 9% of total revenues in 2006. Revenues from NOBS increased 26% and accounted for 56% of total revenues in 2006, the same percent of revenues as in 2005. Revenues from the proprietary herbicide and intermediates decreased 5% and accounted for 16% of total revenues in 2006 as compared to 21% in 2005. Revenues from CPOs increased 5% in 2006 and accounted for 3% of total revenues in 2006 compared to 4% in 2005. Revenues from DIPBs decreased 3% and accounted for 5% of total revenues in 2006 as compared to 6% in 2005. Revenues from SSIPA/LiSIPA decreased 9% and accounted for 4% of total revenues in 2006 as compared to 6% in 2005. Revenues from other products increased 26% and accounted for 7% of total revenues in 2006 as compared to 7% in 2005.

     During 2006, revenues for NOBS increased due to increased demand from the customer as a result of changing consumer demand for their product. Revenue from the proprietary herbicide and intermediates declined due to price concessions to the customer in order to maintain market share in the face of generic product competition. The future volume of and revenues from NOBS depends on both consumer demand for the product containing NOBS and the manufacturing, sales and marketing priorities of our NOBS customer. We are unable to predict with certainty the revenues we will receive from NOBS in the future. The prices for the proprietary herbicide and intermediates have been reduced by 10% from 2006 to 2007 due to continued competitive pressures as described above. Our customer has been able to maintain their volume in light of generic competition by being more price competitive, changing their North American distribution system and developing new applications. They are forecasting similar volumes in 2008 with a 2-5% volume growth potential in 2009.

     Revenue from biodiesel increased in 2006 due to: (i) production during the entire 12 months as opposed to two months of production in 2005 which resulted in no revenues of consequence; and (ii) an increase in production capacity from 3 million gallons per year at the end of 2005 to 24 million gallons per year at the end of 2006.

Cost of Goods Sold and Distribution: Total cost of goods sold and distribution for the year ended December 31, 2006 were $137,467,000 as compared to total cost of goods sold and distribution for the year ended December 31, 2005 of $105,263 ,000, an increase of 31%.

     Cost of goods sold and distribution for the year ended December 31, 2006 for FutureFuel Chemical Company's chemicals segment were $114,481,000 as compared to cost of goods sold and distribution for the year ended December 31, 2005 of $102,702,000, an increase of approximately 11%. The increase was entirely a result of increased sales; cost of goods sold and distribution for the chemicals segment as a percent of total chemical revenues decreased slightly from 86% in 2005 to 83% in 2006. The decrease was primarily a result of the addition of the biofuels segment in 2006. As previously discussed, FutureFuel Chemical Company allocates the vast majority of its costs to products as raw materials are processed into finished goods; with the addition of the biofuels segment in 2006, there was a larger revenue base across which to allocate costs. The greatest reduction in cost of goods sold and distribution as a percent of total revenues came from the proprietary herbicide and intermediates product line, where cost of goods sold and distribution decreased from 28% of chemical revenues in 2005 to 20% of chemical revenues in 2006. This large decrease is explained by the fact that FutureFuel Chemical Company utilizes the same assets used to produce the proprietary herbicide and intermediates product line to produce biodiesel, and hence the biodiesel segment absorbed more fixed costs.

     Cost of goods sold and distribution for the year ended December 31, 2006 for FutureFuel Chemical Company's biofuels segment were $22,986,000. Cost of goods sold and distribution for the biofuels segment exceeded biofuels revenues in 2006. FutureFuel Chemical Company began production of biodiesel in small individual batches utilizing several of the reactors in its batch plant. Costs incurred in the batch plant are allocated to products based on reactor time, and hence the biodiesel segment incurred costs based on the number of reactors it utilized and the duration of time it utilized those reactors. For much of 2006 the biodiesel product remained in a development phase and the biofuels segment did not always utilize the full capacity of the reactors under its control. This low utilization, combined with lower efficiency during the development phase, prevented the biofuels segment from generating sufficient revenues to cover the costs that were allocated during the year. During the second half of 2006, the biofuels segment initiated production from a continuous reaction line. Production from the continuous line is more efficient and produces higher volumes per reactor than the batch process, and hence absorbs fewer overhead costs per gallon of biodiesel produced. The biofuels segment has continued to utilize the batch process to test new processing techniques, experiment with various alternative feedstocks and meet peak demand. Ultimately, however, the biofuels segment will transition to continuous production only, which is expected to result in a material decrease in cost of goods sold and distribution.

     Total cost of goods sold and distribution for 2005 included $99,000 of corporate expense allocations from Eastman Chemical Company and $2,462,000 of severance charges, none of which were allocated to segments. There were no corporate expense allocations or restructuring and impairment charges in 2006.

Operating Expenses: Operating expenses decreased from $13,637,000 for the year ended December 31, 2005 to $11,184,000 for the year ended December 31, 2006, or approximately 18%. This decrease was primarily the result of lower corporate expense allocations from Eastman Chemical Company, as well at the lower overall operating expenses incurred by FutureFuel Chemical Company on a standalone basis.

     Fiscal Year Ended December 31, 2005 Compared to Fiscal year Ended December 31, 2004

Revenues: Revenues for the year ended December 31, 2005 for FutureFuel Chemical Company were $119,539,000 as compared to revenues for the year ended December 31, 2004 of $144,157,000, a decrease of approximately 17%. The decrease was a result of lower revenues across all product lines, with the exception of DIPBs, where revenues increased 10%, and SSIPA/LiSIPA, where revenues were flat. Revenues from NOBS decreased 9% and accounted for 56% of total revenues in 2005 as compared to 51% in 2004. Revenues from the proprietary herbicide decreased 10% and accounted for 21% of total revenues in 2005 as compared to 19% in 2004. Revenues from CPOs decreased 36% and accounted for 4% of total revenues in 2005 versus 5% in 2004. Revenues from DIPBs increased 10% and accounted for 6% of total revenues in 2005 versus 5% in 2004. Revenues from SSIPA/LiSIPA increased less than 1% and accounted for 6% of total revenues in 2005 as compared to 5% in 2004. Revenues from other products decreased 62% and accounted for 7% of total revenues in 2005 as compared to 15% in 2004.

     During 2005, revenues for NOBS declined due to reduced demand from the customer as a result of changing consumer demand for their product. Revenue from the proprietary herbicide declined due to price concessions to the customer in order to maintain market share in the face of generic product competition. In addition, a large customer contract was completed in 2004 and not carried into 2005.

Cost of Goods Sold and Distribution: Total cost of goods sold and distribution for the year ended December 31, 2005 were $105,263,000 as compared to total cost of goods sold and distribution for the year ended December 31, 2004 of $147,808,000, a decrease of 29%.

     Cost of goods sold and distribution for the year ended December 31, 2005 for FutureFuel Chemical Company's chemicals segment were $102,702,000 as compared to cost of goods sold and distribution for the year ended December 31, 2004 of $127,049,000, a decline of approximately 19%. The decline in cost of goods sold and distribution was attributed to the decline in revenues as described above, as evidenced by cost of goods sold and distribution as a percent of revenues in the chemicals segment decreasing from 88% in 2004 to 86% in 2005. The reduction of cost of goods sold and distribution in line with revenue reductions was largely a result of an approximate 20% reduction-in-force at the Batesville facility, effective May 1, 2005, which reduced the total workforce by 89 employees and afforded an annual labor cost reduction of approximately $7,000,000.

     Total cost of goods sold and distribution for 2005 included $99,000 of corporate expense allocations from Eastman Chemical Company and $2,462,000 of restructuring and impairment charges, none of which were allocated to specific products or segments. Total cost of goods sold and distribution for 2004 included $1,275,000 of corporate expense allocations from Eastman Chemical Company and $19,485,000 of restructuring and impairment charges, none of which were allocated to specific products or segments.

Operating Expenses: Operating expenses decreased from $20,773,000 for the year ended December 31, 2004 to $13,637,000 for the year ended December 31, 2005, or approximately 34%. This decrease was the result in decreased labor expenses following the reduction in force implemented by FutureFuel Chemical Company's management during 2005 as well as significantly lower corporate overhead allocations.


Critical Accounting Estimates

Allowance for doubtful accounts: FutureFuel Chemical Company reduces its accounts receivable by amounts that may be uncollectible in the future. This estimated allowance is based upon management's evaluation of the collectibility of individual invoices and is based upon management's evaluation of the financial condition of its customers and historical bad debt experience. This estimate is subject to change based upon the changing financial condition of FutureFuel Chemical Company's customers. At December 31, 2006 and March 31, 2007, FutureFuel Chemical Company had recorded an allowance for doubtful accounts of $42,000, the majority of which pertained to one customer. FutureFuel Chemical Company historically has not experienced significant problems in collecting its receivables and does not expect this to change going forward.

Depreciation: Depreciation is provided for using the straight-line method over the associated assets' estimated useful lives. FutureFuel Chemical Company primarily bases its estimate of an asset's useful life on its experience with other similar assets. The actual useful life of an asset may differ significantly from FutureFuel Chemical Company's estimate for such reasons as the asset's build quality, the manner in which the asset is used or changes in the business climate. When the actual useful life differs from the estimated useful life, impairment charges may result. In 2004, FutureFuel Chemical Company recognized asset impairment charges of approximately $18,305,000. This impairment primarily related to the closure of specific fixed assets used to manufacture certain performance chemicals product lines that were divested by Eastman Chemical Company. FutureFuel Chemical Company monitors the estimate useful lives of its assets and does not currently anticipate further impairment charges.

Asset retirement obligations: FutureFuel Chemical Company establishes reserves for closure/post-closure costs associated with the environmental and other assets it maintains. Environmental assets include waste management units such as incinerators, landfills, storage tanks and boilers. When these types of assets are constructed or installed, a reserve is established for the future costs anticipated to be associated with the closure of the site based on an expected life of the environmental assets, the applicable regulatory closure requirements and FutureFuel Chemical Company's environmental policies and practices. These expenses are charged into earnings over the estimated useful life of the assets. The future costs anticipated to be associated with the closure of the site are based upon estimated current costs for such activities adjusted for anticipated future inflation rates. Unanticipated changes in either of these two variables or changes in the anticipated timing of closure/post-closure activities may significantly affect the established reserves. As of March 31, 2007 and December 31, 2006, FutureFuel Chemical Company had recorded a reserve for closure/post-closure liabilities of $551,000 and $545,000, respectively. FutureFuel Chemical Company monitors this reserve and the assumptions used in its calculation. As deemed necessary, FutureFuel Chemical Company has made changes to this reserve balance and anticipates that future changes will occur.

Income taxes: FutureFuel Chemical Company accounts for income taxes using the asset and liability method. Under this method, income tax assets and liabilities are recognized for temporary differences between financial statement carrying amounts of assets and liabilities and their respective income tax basis. A future income tax asset or liability is estimated for each temporary difference using enacted and substantively enacted income tax rates and laws expected to be in effect when the asset is realized or the liability settled. Changes in the expected tax rates and laws to be in effect when the asset is realized or the liability settled could significantly affect the income tax assets and liabilities booked by FutureFuel Chemical Company. FutureFuel Chemical Company monitors changes in applicable tax laws and adjusts its income tax assets and liabilities as necessary.

Internal Control Deficiency

     As noted in "Risk Factors" above, our management identified a material weakness in our internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board. This weakness related to the lack, at December 31, 2006, of an effective cut-off process for accruing certain liabilities. The specific deficiencies around the end of period close process were failure to accrue liabilities related to:

     o certain capital projects, including construction of additional storage capacity, expansion of on-site rail siding and railcar loading and unloading facilities, and implementation of a new ERP system that commenced during November and December 2006; FutureFuel Chemical Company failed to accrue certain liabilities related to these capital projects at December 31, 2006 due to inadequate communication between accounting personnel and those personnel responsible for planning and executing the projects;

     o raw materials that were in transit to the Batesville plant but were shipped under terms where title passed at the time the materials left the supplier's location; FutureFuel Chemical Company's cut-off process did not capture accruals related to this inventory as a result of receipt posting processes that did not account for shipping terms where title to inventory had passed but the goods had not yet been received at the plant; and

     o    certain maintenance and general plant service expenses.

There was no impact upon FutureFuel Chemical Company's financial statements included herein as the deficiencies were identified and addressed by management during the audit process and all related liabilities were reflected in such financial statements.

     Management has designed and implemented new procedures that have become an integral component of our end-of-period close process. To address the first and third deficiencies described above, FutureFuel Chemical Company's controller has scheduled correspondence and meetings with plant personnel at the end of each reporting period, at which time the parties review all capital projects under construction and all external service being performed on-site. In cases where goods have been received or services have been performed and invoices have not been received, the controller records an estimate for the accrual. To address the second deficiency described above, FutureFuel Chemical Company's accounting personnel run a report in the ERP system on the 15th day following the close of the accounting period that lists all goods received during the preceding 15-day period. This list is filtered to exclude items where shipping terms are FOB the Batesville plant. Accounting personnel then analyze the remaining goods received and the controller then records an accrual for those items shipped prior to the close of the accounting period. We are aware of only one item that is shipped FOB the supplier's location and that has transit time longer than 14 days. Accounting personnel communicate with the procurement group at the end of each accounting period to determine if any quantity of this material was in transit and the controller posts a manual reversing accrual if required.

Liquidity and Capital Resources

     FutureFuel Chemical Company's net cash provided by (used in) operating activities, investing activities and financing activities for the years ended December 31, 2006, 2005 and 2004 was:


                                              (Dollars in thousands)

                                                                2006(a)               2005                 2004
                                                             ------------          ----------          -----------
Net cash provided by (used in) operating activities....       $  (5,517)            $  7,556            $  19,044
Net cash provided by (used in) investing activities....       $ (18,524)            $ (6,594)           $  (6,520)
Net cash provided by (used in) financing activities....       $  87,170             $   (962)           $ (12,524)

----------
(a)  Also includes our net cash from November 1, 2006 through December 31, 2006.

     Years ended 2006, 2005 and 2004

Operating activities: Cash provided by (used in) operating activities decreased from $7,556,000 in 2005 to $(5,517,000) in 2006, a decrease of
$13,073,000. This decrease primarily results from an increase in FutureFuel Chemical Company's accounts receivable balance of $12,943,000. This increase in accounts receivable resulted from a combination of three factors. First, Eastman Chemical Company collected a significant amount of payments on behalf of FutureFuel Chemical Company but had not yet transferred the funds to FutureFuel Chemical Company as of December 31, 2006. Second, accounts receivable related to CPOs and DIPBs increased as a result of the new supply agreements and pricing mechanisms in place following the acquisition of FutureFuel Chemical Company. Lastly, FutureFuel Chemical Company recorded a receivable of $2,812,000 from Eastman Chemical Company at December 31, 2006 related to certain agreed-to purchase price adjustments stemming from the acquisition of FutureFuel Chemical Company. FutureFuel Chemical Company also experienced a $6,761,000 increase in its inventory balance in 2006 as compared to 2005. This increase was largely offset by a $5,077,000 increase in accounts payable.

     Cash provided by (used in) operating activities decreased from $19,044,000 in 2004 to $7,556,000 in 2005, a decrease of $11,488,000. In 2004,
FutureFuel Chemical Company closed specific fixed assets used to manufacture certain performance chemicals product lines that ceased to be manufactured at the site. As a result, FutureFuel Chemical Company ceased to maintain inventory balances related to these product lines. In 2004, there was a significant decrease in inventory, $10,586,000, that was not repeated in 2005, leading to a decrease in cash provided by operating activities on a comparative basis. Additionally, as discussed above, in 2005, there were decreases in the sales of NOBS, FutureFuel Chemical Company's largest product line, which further lead to a reduction in cash provided by operating activities.

Investing Activities: Cash provided by (used in) investing activities decreased from $(6,594,000) in 2005 to $(18,524,000) in 2006, a decrease of
$(11,930,000). This decrease was primarily driven by FutureFuel Chemical Company's expansion of its biodiesel related infrastructure in November and December of 2006. The years 2005 and 2004 had no such activity. The infrastructure expansion projects include the adding of methanol recovery and biodiesel feedstock pretreatment capabilities to the plant, the construction of additional storage at the plant to support increased movements of feedstocks, methanol, glycerin and biodiesel, to expand FutureFuel Chemical Company's biodiesel blending capabilities, the expansion of on-site rail siding and railcar loading and unloading facilities to accommodate the increased number of rail cars expected at the plant and acquiring a fleet of tanker trucks to transport the biofuels and feedstocks between the plant and offsite storage facilities. Most of these projects are scheduled to be completed in the third quarter of 2007. Additionally, FutureFuel Chemical Company was required to fund a trust fund reserved for purposes of meeting certain Arkansas Department of Environmental Quality requirements that become applicable in the event of a closure of the plant. The amount of cash reserved for this purpose is based on a formula derived by the state of Arkansas and totaled $3,127,000 at December 31, 2006. No cash was restricted in periods prior to December 31, 2006. Lastly, FutureFuel Chemical Company implemented a hedging program utilizing various derivative instruments such as regulated futures and regulated options as economic hedges to reduce the effects of fluctuations in the prices of biodiesel. FutureFuel Chemical Company is required to maintain a margin account with a broker to collateralize these derivative instruments. $3,578,000 of cash was used in 2006 to collateralize the derivative instruments of FutureFuel Chemical Company.

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


     Cash provided by (used in) investing activities decreased from $(6,520,000) in 2004 to $(6,594,000) in 2005, a decrease of $74,000. Cash flows from investing activities remained relatively unchanged in 2005 as compared to 2004 as FutureFuel Chemical Company experienced no significant expansion projects. The decrease that was experienced was primarily due to higher capital expenditures in 2005, $6,654,000, as compared to 2004, $6,520,000.

Financing Activities: Cash provided by (used in) financing activities increased from $(962,000) in 2005 to $87,170,000 in 2006, an increase of $88,132,000. This increase resulted from FutureFuel Chemical Company's reverse acquisition of FutureFuel on October 31, 2006. On October 31, 2006, through a transaction accounted for as a reverse acquisition, FutureFuel Chemical Company acquired the net assets of FutureFuel which totaled $87,094,000. The principal composition of the net assets acquired was cash and cash equivalents. The cash and cash equivalents acquired largely represented the remaining funds of FutureFuel after its July 2006 equity offering, disbursements to Eastman Chemical Company incurred in the acquisition of the stock of Eastman SE and various related offering and acquisition related costs.

     Cash provided by (used in) financing activities increased from $(12,524,000) in 2004 to $(962,000) in 2005, a decrease of $11,562,000. These increase resulted from FutureFuel Chemical Company generating less cash from operating and investing activities in 2005 as compared to 2004 and being able to transfer a smaller balance to its then parent, Eastman Chemical.

     Three Months Ended March 31, 2007 and 2006

     FutureFuel Chemical Company's net cash provided by (used in) operating activities, investing activities and financing activities for the quarters ended March 31, 2007 (consolidated) and 2006 (FutureFuel Chemical Company only) was:

                                               (Dollars in thousands)

                                                                                       2007                2006
                                                                                   ------------         -----------
Net cash provided by (used in) operating activities.....................            $    4,784           $      61
Net cash provided by (used in) investing activities.....................            $   (6,045)          $  (2,097)
Net cash provided by (used in) financing activities.....................            $      (50)          $  (2,036)

Operating Activities: Cash provided by operating activities increased from $61,000 during the three months ended March 31, 2006 to $4,784,000 during the three months ended March 31, 2007. This increase primarily resulted from changes in accounts receivable and inventory. Cash generated from (used in) changes in accounts receivable was $3,175,000 during the first quarter of 2007 as compared to $(982,000) during the first quarter of 2006. At the end of 2006, FutureFuel Chemical Company's accounts receivable were abnormally high as Eastman Chemical Company had collected a significant amount of payments on behalf of FutureFuel Chemical Company but had not yet transferred funds to FutureFuel Chemical Company. These funds were collected during the three months ended March 31, 2007 and the balance owed FutureFuel Chemical Company at March 31, 2007 was significantly less. Cash generated from (used in) changes in inventory was $2,819,000 during the first quarter of 2007 as compared to $(585,000) during the first quarter of 2006. Inventory at December 31, 2006 was higher than historical norms and FutureFuel Chemical Company was successful during the first quarter of 2007 in reducing inventory days outstanding. Other significant changes in cash included an increase in accounts payable, including those associated with related parties, during the first quarter of 2007 of $2,520,000 as compared to a decrease in accounts payable during the first quarter of 2006 of $878,000. This was offset by cash provided by the change in fair value of derivative instruments during the first quarter of 2007 of $2,817,000 as compared to $0 during the first quarter of 2006.

Investing Activities: Cash provided by (used in) investing activities during the first quarter of 2007 was $(6,045,000) as compared to $(2,097,000) during the first quarter of 2006. This decrease was primarily driven by FutureFuel Chemical Company's expansion of its biodiesel related infrastructure and spending on implementation of a new ERP system. The infrastructure capital projects are more fully described and quantified below.

Financing Activities: Cash provided by (used in) financing activities during the first quarter of 2007 was $(50,000) as compared to $2,036,000 during the first quarter of 2006. Financing activities during 2007 consisted solely of the

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


payment of a bank financing fee. Financing activities during 2006 consisted solely of transfers of cash to Eastman Chemical Company.

     Our net cash provided by (used in) operating activities, investing activities and financing activities for the ten months ended October 31, 2006 (prior to the acquisition of FutureFuel Chemical Company) and the period from August 12, 2005 (inception) through December 31, 2005 was:

                                               (Dollars in thousands)

                                                                                       2006                2005
                                                                                   ------------         -----------
Net cash provided by (used in) operating activities.....................            $   2,590             $     10
Net cash provided by (used in) investing activities.....................            $  (1,045)            $      -
Net cash provided by (used in) financing activities.....................            $  (1,368)            $     18

Operating activities: Cash provided by (used in) operating activities increased from $10,000 for the twelve months ended December 31, 2005 to $2,590,000 for the ten months ended October 31, 2006, an increase of $2,580,000. This increase was primarily driven by interest income earned on the net proceeds of the Company's July 12, 2006 equity offering. Income taxes associated with this income had not been paid as of October 31, 2006, resulting in the Company's cash flows from operations approximately equaling its interest income.

Investing Activities: Cash provided by (used in) investing activities decreased from $0 for the twelve months ended December 31, 2005 to $(1,045,000) for the ten months ended October 31, 2006, a decrease of $1,045,000. From June 2006 through October 2006 the Company incurred various expenses related to its then potential acquisition of Eastman SE. These expenses included audit and accounting fees, legal fees, travel expenses and other professional service fees related to the potential acquisition. These expenses comprise the entire balance of the decrease in cash flows from investing activities.

Financing Activities: Cash provided by (used in) financing activities decreased from $18,000 for the twelve months ended December 31, 2005 to $(1,368,000) for the ten months ended October 31, 2006, a decrease of $1,386,000. On July 12, 2006 the Company raised $172,352,000 in net proceeds from an equity offering. The Company placed $172,500,000, the net proceeds from the equity offering plus additional cash, into trust, contributing to the decrease in cash flows from financing activities. As such amounts were held in trust for restricted use and subject to repurchase from shareholders, the proceeds from the offering were not considered a financing activity. The Company was able to utilize $1,000,000 of the interest earned on the cash held in trust for general corporate purposes, while the balance of interest earned remained in trust, resulting in a further net decrease of cash flows from financing activities. The combination of these activities resulted in the decrease of cash flow from financing activities for the periods presented.

     As previously disclosed in Item 1, Plan for Operation of the Consolidated Company above, FutureFuel Chemical Company is pursuing seven core infrastructure projects that are expected to bring efficiency, operational flexibility and cost savings to existing biodiesel and chemical business lines. These infrastructure projects are: (i) adding methanol recovery and biodiesel feedstock pretreatment capabilities; (ii) constructing additional storage; (iii) expanding on-site rail siding and railcar loading and unloading capabilities; (iv) obtaining storage/thruput in strategic markets; (v) acquiring a fleet of tanker trucks; (vi) procuring railcars; and (vii) expanding biodiesel production capacity. Projects (iv) and (vi) do not require any capital expenditures but instead affect cash flow through ongoing lease commitments. These lease commitments are included in footnote 16 of the annual consolidated financial statements presented herein. The remaining projects require significant capital expenditures that, to the extent not already complete, are scheduled to be substantially complete by the third quarter of 2007 (April 2008 with respect to the biodiesel capacity expansion). FutureFuel Chemical Company estimates the total capital cost of these infrastructure projects from November 1, 2006 through the date of completion will be approximately $17 million.

     For the infrastructure projects discussed immediately above as well as any additional capital projects being pursued, FutureFuel Chemical Company typically does not enter into financial or other commitments that would preclude its ability to expand or decrease the scope of a given project or cancel it altogether. The following are FutureFuel Chemical Company's material commitments for capital expenditures as of March 31, 2007 and December 31, 2006.

                                        (Dollars in thousands)

                                                                                  MARCH 31,        DECEMBER 31,
GENERAL PURPOSE OF THE COMMITMENT                                                   2007              2006
------------------------------------------------------------------------      ----------------  -----------------
Construction of storage at the Batesville facility......................          $  1,516          $  3,796
Improvements to materials handling capabilities at the Batesville
     facility...........................................................               760               177
Implementation of an enterprise resource planning system................               576               650
                                                                              ----------------  -----------------
Total...................................................................          $  2,852          $  4,623
                                                                              ================  =================


     FutureFuel Chemical Company has historically financed capital requirements for its business with cash flows from operations and has not had the need to incur bank indebtedness to finance any of its chemical operations during the historical periods discussed herein.

     FutureFuel Chemical Company entered into a $50 million credit agreement with Regions Bank in March 2007. The loan is a revolving facility the proceeds of which may be used for working capital, capital expenditures and general corporate purposes of FutureFuel Chemical Company. The facility terminates in March 2010. Advances are made pursuant to a borrowing base comprised of 85% of eligible accounts plus 60% of eligible direct inventory plus 50% of eligible indirect inventory. Advances are secured by a perfected first priority security interest in accounts receivable and inventory. The interest rate floats at the following margins over LIBOR or base rate based upon the leverage ratio from time to time.

             LEVERAGE              BASE RATE              LIBOR
              RATIO                 MARGIN               MARGIN
        -------------------     ----------------     ----------------
               > 3                  -0.55%                1.70%
             > 2 < 3                -0.70%                1.55%
             -
             > 1 < 2                -0.85%                1.40%
             -
               < 1                  -1.00%                1.25%

There is an unused commitment fee of 0.25% per annum. Beginning December 31, 2007, and on the last day of each fiscal quarter thereafter, the ratio of debt to EBITDA may not be less than 1.5:1. Beginning June 30, 2007, the ratio of total funded debt to EBITDA may not exceed 3.50:1, reduced to 3.25:1 at March 31, 2008, June 30, 2008 and September 30, 2008, and then 3:1 thereafter. We have guaranteed FutureFuel Chemical Company's obligations under this credit agreement.

     The remaining proceeds of our July 2006 offering after consummation of our acquisition of FutureFuel Chemical Company and repurchase of shares from shareholders who exercised their repurchase rights described herein were approximately $85 million. Between November 1, 2006 and January 31, 2007, the Company utilized approximately $16.5 million of these proceeds to build FutureFuel Chemical Company's working capital and approximately $2.5 million to fund insurance and other general expenses. We intend to fund future capital requirements for FutureFuel Chemical Company's chemical and biofuels segments from cash flow generated by FutureFuel Chemical Company as well as from the remaining proceeds of our offering and borrowings under the credit facility with Regions Bank. We do not believe there will be a need to issue any securities to fund such capital requirements.

Off-Balance Sheet Arrangements


     Our only off-balance sheet arrangements are: (i) the financial assurance trusts established for the benefit of the Arkansas Department of Environmental Quality; and (ii) hedging transactions. The financial assurance trusts aggregate $3,164,000 at March 31, 2007 and were established to provide assurances to the Arkansas Department of Environmental Quality that, in the event the Batesville facility is closed permanently, any reclamation activities necessitated under applicable environmental laws will be completed. Such financial assurance trusts are not reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors. The amounts held in trust are included in restricted cash and cash equivalents on our balance sheet. The closure liabilities are included in other noncurrent liabilities, but only on a present value basis.

     The Company and FutureFuel Chemical Company engage in two types of hedging transactions. First, the Company hedges its biodiesel sales through the purchase and sale of futures contracts and options on futures contracts of energy commodities. Such futures contracts and options on contracts of energy commodities are detailed in note 4 to our annual consolidated financial statements included elsewhere herein. This activity was captured on our balance sheet at March 31, 2007 and at December 31, 2006. Second, FutureFuel Chemical Company hedges its biodiesel feedstocks through the execution of purchase contracts and supply agreements with certain vendors. These hedging transactions are recognized in earnings and not recorded on our balance sheet at December 31, 2006 as they do not meet the definition of a derivative instrument as defined under accounting principles generally accepted in the U.S. The purchase of biodiesel feedstocks generally involves two components: basis and price. Basis covers any refining or processing required as well as transportation. Price covers the purchases of the actual agricultural commodity. Both basis and price fluctuate over time. A supply agreement with a vendor constitutes a hedge when FutureFuel Chemical Company has committed to a certain volume of feedstock in a future period and has fixed the basis for that volume.


Contractual Obligations

     The following table sets forth as of December 31, 2006 the payments due by period for the following contractual obligations of us and FutureFuel Chemical Company.


                                                (Dollars in thousands)

                                                      LESS THAN           1-3              3-5           MORE THAN
CONTRACTUAL OBLIGATIONS                TOTAL            1 YEAR           YEARS            YEARS           5 YEARS
--------------------------------     ----------       ----------       --------         ---------        ---------
Long-term debt obligations......      $      -         $      -         $    -            $   -            $   -
Capital lease obligations.......      $      -         $      -         $    -            $   -            $   -
Operating lease obligations.....      $    840         $    318         $  395            $  90            $  37
Purchase obligations(a).........      $ 31,718         $ 31,551         $  111            $  56            $   -
Other long-term liabilities.....      $      -         $      -         $    -            $   -            $   -

----------

(a) Purchase obligations within less than one year include: (i) $4,623 for capital expenditure commitments related to the construction of additional storage capacity, material handling infrastructure and implementation of a new ERP system; (ii) $26,335 in purchase contracts for soybean and cottonseed oil; and (iii) $593 for information technology maintenance and software license commitments. Purchase obligations beyond one year include $167 for software license commitments.

As of March 31, 2007, FutureFuel Chemical Company had not borrowed under the $50 million credit agreement with Regions Bank described above.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     In recent years, general economic inflation has not had a material adverse impact on FutureFuel Chemical Company's costs and, as described elsewhere herein, we have passed some price increases along to our customers. However, FutureFuel Chemical Company is subject to certain market risks as described below.

     Market risk represents the potential loss arising from adverse changes in market rates and prices. Commodity price risk is inherent in the chemical and biofuels business both with respect to input (acetic anhydride, electricity, coal, natural gas, biofuel feedstocks, etc.) and output (manufactured chemicals and biofuels).

     FutureFuel Chemical Company seeks to mitigate its market risks associated with the manufacturing and sale of chemicals by entering into term sale contracts that include contractual market price adjustment protections to allow changes in market prices of key raw materials to be passed on to the customer. Such price protections are not always obtained, however, so raw material price risk remains a significant risk.

     In order to manage price risk caused by market fluctuations in biofuel prices, FutureFuel Chemical Company may enter into exchange traded commodity futures and options contracts. FutureFuel Chemical Company accounts for these derivative instruments in accordance with Statement of Financial Accounting Standards ("SFAS") No. 133 Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 149 Amendment of Statement 133 on Derivative Instruments and Hedging Activities. Under these standards, the accounting for changes in the fair value of a derivative instrument depends upon whether it has been designated as an accounting hedging relationship and, further, on the type of hedging relationship. To qualify for designation as an accounting hedging relationship, specific criteria must be met and appropriate documentation maintained. FutureFuel Chemical Company had no derivative instruments that qualified under these rules as designated accounting hedges in 2006 or in any preceding year. Changes in the fair value of FutureFuel Chemical Company's derivative instruments are recognized at the end of each accounting period and recorded in the statement of operations as a component of cost of goods sold.


     FutureFuel Chemical Company's immediate recognition of derivative instrument gains and losses can cause net income to be volatile from quarter to quarter due to the timing of the change in value of the derivative instruments relative to the sale of biofuel being sold. As of December 31, 2006 and March 31, 2007, the fair values of FutureFuel Chemical Company's derivative instruments were a net liability in the amount of $447,000 and $3,265,000, respectively.


     FutureFuel Chemical Company's gross profit will be impacted by the prices it pays for raw materials and conversion costs (costs incurred in the production of chemicals and biofuels) for which it does not possess contractual market price adjustment protection. These items are principally comprised of acetic anhydride, electricity, coal, natural gas, methanol, soybean oil and caustic soda. The availability and price of all of these items are subject to wide fluctuations due to unpredictable factors such as weather conditions, overall economic conditions, farmers' planting decisions, governmental policies and global supply and demand.

     FutureFuel Chemical Company has prepared a sensitivity analysis of its exposure to market risk with respect to key raw materials and conversion costs for which it does not possess contractual market price adjustment protections, based on average prices in 2006. Assuming that the prices of the associated finished goods could not be increased and assuming no change in quantities sold, a hypothetical 10% change in the average price of the commodities listed below would result in the following change in annual gross profit:


                                          (Volumes and dollars in thousands)

                                                                HYPOTHETICAL                            PERCENTAGE
                              VOLUME(a)                           ADVERSE           DECREASE IN        DECREASE IN
         ITEM                REQUIREMENTS         UNITS       CHANGE IN PRICE       GROSS PROFIT       GROSS PROFIT
----------------------      --------------      --------     -----------------     --------------     --------------
Acetic anhydride......           7,256              KG             10.0%                $459               3.5%
Electricity...........              84             MWH             10.0%                $437               3.3%
Coal..................              40              MT             10.0%                $407               3.1%
Natural gas...........             200            KSCF             10.0%                $275               2.1%
Methanol..............           5,915              KG             10.0%                $205               1.5%
Soybean oil...........           2,784              KG             10.0%                $163               1.2%
Caustic soda..........              10              MT             10.0%                $157               1.2%

----------

(a) Volume requirements and average price information are based upon volumes used and prices obtained for the twelve months ended December 31, 2006. Volume requirements may differ materially from these quantities in future years as the business of FutureFuel Chemical Company evolves.


     As of December 31, 2006, FutureFuel Chemical Company had no borrowings and, as such, was not exposed to interest rate risk. Due to the relative insignificance of transactions denominated in a foreign currency, FutureFuel Chemical Company considers its foreign currency risk to be immaterial.

ITEM 3. - PROPERTIES

The Company

     We are a holding company whose principal assets are all of the issued and outstanding shares of stock of FutureFuel Chemical Company and cash and cash equivalents.

FutureFuel Chemical Company

     FutureFuel Chemical Company's principal asset is a manufacturing plant situated on approximately 2,200 acres of land six miles southeast of Batesville in north central Arkansas fronting the White River. Approximately 500 acres of the site are occupied with batch and continuous manufacturing facilities, laboratories and infrastructure, including on-site liquid waste treatment. FutureFuel Chemical Company is the fee owner of this plant and the land upon which it is situated, and manufactures both biofuels and chemicals at the plant. Utilization of these facilities may vary with product mix and economic, seasonal and other business conditions, but the plant is substantially utilized with the exception of facilities designated for capacity expansion of biodiesel and a facility targeted for the potential future production of cellulosic-based ethanol. The plant, including approved expansions, has sufficient capacity for existing needs and expected near-term growth. We believe that the plant is generally well maintained, in good operating condition and suitable and adequate for its uses.

ITEM 4. - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of the date of this Registration Statement, 26,700,000 shares of our common stock are issued and outstanding and we have issued warrants to purchase 22,500,000 additional shares of our common stock. The shares of common stock are our only voting securities issued and outstanding. The following table sets forth the number and percentage of shares and warrants owned by all persons known by us to be the beneficial owners of more than 5% of our shares of common stock and warrants as of the most recent practicable date.


                                              COMMON STOCK                     WARRANTS                    FULLY DILUTED
                                      --------------------------     ---------------------------     -------------------------
                                                                                                                   PERCENT OF
NAME AND ADDRESS OF BENEFICIAL         AMOUNT OF     PERCENT OF       AMOUNT OF                       AMOUNT OF      COMMON
------------------------------         BENEFICIAL      COMMON         BENEFICIAL     PERCENT OF       BENEFICIAL    STOCK AND
OWNER                                  OWNERSHIP       STOCK          OWNERSHIP       WARRANTS        OWNERSHIP    WARRANTS(d)
-----                                  ---------       -----          ---------       --------        ---------    -----------
Paul A. Novelly, 8235 Forsyth
   Blvd., 4th Floor, Clayton, MO
   63105(a)..........................   7,406,250       27.7%          5,268,750        23.4%         12,675,000      25.8%

Lee E. Mikles, 1486 E. Valley
   Road, Santa Barbara, CA 93108(b)..   2,100,000        7.9%             12,500         0.1%          2,112,500       4.3%

SOF Investments, L.P., 645 5th
   Avenue, 21st Floor, New York,
   NY 10022..........................   1,800,000        6.7%          1,800,000         8.0%          3,600,000       7.3%

Fir Tree entities, Admiral Financial
   Center, 5th Floor, 90 Fort
   Street, Box 32021 SMB, Grand
   Cayman, Cayman Islands(c).........   1,600,000        6.0%          1,350,000         6.0%          2,950,000       6.0%

N.C.B. Trust Limited, Citigroup
   Centre, Canada Square, Canary
   Wharf, London E14 5LB, U.K.-......   1,339,000        5.0%          1,083,000         4.8%          2,422,200       4.9%

----------

(a) Includes 6,781,250 shares of common stock and 4,643,750 warrants held by St. Albans Global Management, Limited Partnership, LLLP and 625,000 shares of common stock and 625,000 warrants held by Apex Holding Co. Mr. Novelly is the chief executive officer of both of these entities and thereby has voting and investment power over such shares, but he disclaims beneficial ownership except to the extent of a minor pecuniary interest.

(b) Includes 2,000,000 shares of common stock held by Lee E. Mikles Revocable Trust dated March 26, 1996 and 100,000 shares of common stock held by Lee
     E. Mikles Gift Trust dated October 6, 1999. Also includes 12,500 warrants held by the Alison L. Mikles Irrevocable Trust. Miss Mikles is the minor child of Mr. Mikles and lives in Mr. Mikles household. However, Mr. Mikles is not the trustee of such trust and disclaims beneficial ownership.

(c) Includes shares of common stock held by Fir Tree Recovery Master Fund, L.P. and Fir Tree Value Master Fund, L.P., which are managed by a common investment manager, Fir Tree Partners.

(d) Assumes the exercise of all warrants issued and outstanding as of the date of this Registration Statement.


SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of our common stock and warrants as of the date of this Registration Statement by each of our directors and executive officers. Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them and none of such shares or warrants have been pledged as security.

                                              COMMON STOCK                     WARRANTS                    FULLY DILUTED
                                      --------------------------     ---------------------------     -------------------------
                                                                                                                   PERCENT OF
NAME AND ADDRESS OF BENEFICIAL         AMOUNT OF     PERCENT OF       AMOUNT OF                       AMOUNT OF      COMMON
------------------------------         BENEFICIAL      COMMON         BENEFICIAL     PERCENT OF       BENEFICIAL    STOCK AND
OWNER                                  OWNERSHIP       STOCK          OWNERSHIP       WARRANTS        OWNERSHIP    WARRANTS(d)
-----                                  ---------       -----          ---------       --------        ---------    -----------
Paul A. Novelly(a)..............       7,406,250       27.7%          5,268,750         23.4%        12,675,000       25.8%
Lee E. Mikles(b)................       2,100,000        7.9%             12,500          0.1%         2,112,500        4.3%
Douglas D. Hommert(c)...........         250,000        0.9%                 --           --            250,000        0.5%
Edwin A. Levy...................         250,000        0.9%                 --           --            250,000        0.5%
Thomas R. Evans.................          30,000        0.1%             30,000          0.1%            60,000        0.1%
Richard L. Knowlton.............              --         --                  --           --                 --         --
Paul G. Lorenzini...............              --         --                  --           --                 --         --

All directors and executive
   officers.....................      10,036,250      37.50%          5,311,250        23.60%        15,347,500      31.20%

----------

(a) Includes 6,781,250 shares of common stock and 4,643,750 warrants held by St. Albans Global Management, Limited Partnership, LLLP and 625,000 shares of common stock and 625,000 warrants held by Apex Holding Co. Mr. Novelly is the chief executive officer of both of these entities and thereby has voting and investment power over such shares, but he disclaims beneficial ownership except to the extent of a minor pecuniary interest.

(b) Includes 2,000,000 shares of common stock held by Lee E. Mikles Revocable Trust dated March 26, 1996 and 100,000 shares of common stock held by Lee
     E. Mikles Gift Trust dated October 6, 1999. Also includes 12,500 warrants held by the Alison L. Mikles Irrevocable Trust. Miss Mikles is the minor child of Mr. Mikles and lives in Mr. Mikles household. However, Mr. Mikles is not the trustee of such trust and disclaims beneficial ownership.

(c) Includes 250,000 shares of common stock held by the Douglas D. Hommert Revocable Trust, which is a trust established by Mr. Hommert for the benefit of his descendants, of which Mr. Hommert is the trustee.

(d) Assumes the exercise of all warrants issued and outstanding as of the date of this Registration Statement.


FOUNDING SHARES OWNED BY THE FOUNDING SHAREHOLDERS

     Prior to our July 2006 offering, there were 5,625,000 shares of our common stock issued as follows ("founding shares").

FOUNDING SHAREHOLDER                                        SHARES            RELATIONSHIP TO THE COMPANY
---------------------------------------------------      -------------   ---------------------------------------
St. Albans Global Management, Limited
   Partnership, LLLP.................................     2,250,000      Shareholder (affiliate of Mr. Novelly)
Lee E. Mikles Revocable Trust........................     2,000,000      Shareholders (affiliate of Mr. Mikles)
Douglas D. Hommert Revocable Trust...................       250,000      Shareholder (affiliate of Mr. Hommert)
Edwin A. Levy........................................       250,000      Director and Shareholder
Joe C. Leach.........................................       250,000      Shareholder
Edwin Wahl...........................................       150,000      Shareholder
Jeffery Call.........................................       150,000      Shareholder
Mark R. Miller.......................................       100,000      Shareholder
Lee E. Mikles Gift Trust.............................       100,000      Shareholder (affiliate of Mr. Mikles)
Ken Fenton...........................................        75,000      Shareholder
RAS, LLC.............................................        50,000      Shareholder

ITEM 5. - DIRECTORS AND EXECUTIVE OFFICERS

IDENTIFICATION OF DIRECTORS

     Our directors are as follows.


                                                                                   DIRECTOR              TERM
NAME                                                                   AGE           SINCE             EXPIRES
------------------------------------------------------------------   -------   ----------------   -----------------
Paul A. Novelly, executive chairman of the board..................     63            2005                2009
Lee E. Mikles, chief executive officer and president..............     51            2005                2008
Douglas D. Hommert, executive vice president, secretary
   and treasurer..................................................     51            2005                2010
Edwin A. Levy.....................................................     70            2005                2008
Thomas R. Evans...................................................     52            2006                2008
Richard L. Knowlton...............................................     75            2007                2009
Paul G. Lorenzini.................................................     67            2007                2009

     Mr. William J. Dore was also a director whose term expired in 2007. However, he resigned as a director effective June 1, 2007 and our board determined not to fill his position at this time. In the event his position is filled, his successor will hold that position only until the annual shareholder meeting in 2008 and, if reelected at such meeting, such successor will then hold office until 2010.


     There is no arrangement or understanding between any of the above directors and any other person pursuant to which such person was or is to be selected as a director.

IDENTIFICATION OF EXECUTIVE OFFICERS

     Our executive officers are as follows.

                                                                                                        OFFICER
NAME                                                   POSITION                             AGE          SINCE
-----------------------------   -----------------------------------------------------    --------   ---------------
Paul A. Novelly..............   Executive chairman of the board                             63            2005
Lee E. Mikles................   Chief executive officer and president                       51            2005
Douglas D. Hommert...........   Executive vice president, secretary and treasurer           51            2005

There is no arrangement or understanding between any of the above officers and any other person pursuant to which such person was or is to be selected as an officer.

IDENTIFICATION OF CERTAIN SIGNIFICANT EMPLOYEES

     The following individuals are executive officers of FutureFuel Chemical Company who are expected to make significant contributions to our business.

                                                                                                        OFFICER
NAME                                                   POSITION                             AGE          SINCE
-----------------------------   -----------------------------------------------------    --------   ---------------
Randall W. Powell............   President and chief operating officer                       55            2006
David Baker..................   Vice president - manufacturing operations                   59            2006
Gary Hess....................   Vice president - commercial operations                      56            2006
Benjamin Ladd................   Chief financial officer and treasurer                       30            2006

BUSINESS EXPERIENCE

PAUL A. NOVELLY has been our chairman of the board since inception. For at least the past five years, Mr. Novelly has been chairman and chief executive officer of Apex Oil Company, Inc., a privately-held company based in St. Louis, Missouri engaged in the trading, storage, marketing and transportation of petroleum products, including liquid terminal facilities in the Midwest and Eastern United States, and towboat and barge operations on the inland waterway system. Mr. Novelly is president and a director of AIC Limited, a Bermuda-based oil trading company, chairman and a director of World Point Terminals Inc., a publicly-held Canadian company based in Calgary which owns and operates petroleum storage facilities in the Bahamas and United States, and chief executive officer of St. Albans Global Management, Limited Partnership, LLLP, which provides corporate management services. He currently serves on boards of directors at The Bear Stearns Companies Inc., a broker-dealer and global securities and investment firm, and Boss Holdings, Inc., a distributor of work gloves, boots and rainwear and other consumer products, and within the past five years also served on the board of directors of Intrawest Corporation, a company that is a world leader in destination resorts and adventure travel.


LEE E. MIKLES has been our chief executive officer and a member of our board since inception. In addition, he has served as our principal financial officer both before and after our acquisition of FutureFuel Chemical Company. Mr. Mikles was chairman of Mikles/Miller Management, Inc., a registered investment adviser and home to the Kodiak family of funds, between 1992 and 2005. He was also chairman of Mikles/Miller Securities, LLC, a registered broker-dealer, between 1999 and 2005. Additionally, Mr. Mikles has served on the board of directors of Official Payments Corporation, Coastcast Corporation, Nelnet, Inc., Imperial Bank and Imperial Bancorp. He currently serves on the board of directors of Boss Holdings, Inc. and Pacific Capital Bankcorp. and is the chair of the audit committee for Boss Holdings, Inc.


DOUGLAS D. HOMMERT has been our executive vice president, secretary, treasurer and a member of our board since inception. Mr. Hommert has been executive vice president and general counsel of Apex Oil Company, Inc. since September 2002. Between October 1988 and September 2002, he was a partner in the St. Louis law firm of Lewis, Rice & Fingersh, L.C. With that firm, he practiced in the areas of business law, taxation, mergers and acquisitions, financing and partnerships. He was licensed as a Certified Public Accountant in 1982.


EDWIN A. LEVY has been a member of our board since November 2005. In 1979, Mr. Levy co-founded Levy, Harkins & Co., Inc., an investment advisory firm, where he now serves as chairman of the board and individual advisor. Mr. Levy was a director of Traffix, Inc. between November 1995 and 2006, and served as a member of its audit committee and stock options committee. He is a director of Forward Industries, Inc., a publicly-held company in the business of designing, manufacturing and distributing custom carrying case solutions, and World Point Terminals Inc., a publicly-held Canadian company based in Calgary which owns and operates petroleum storage facilities in the Bahamas and United States.


THOMAS R. EVANS has been a member of our board since May 2006. Since June 2004, he has served as president and chief executive officer of Bankrate, Inc., an Internet based aggregator of financial rate information. Mr. Evans was elected to Bankrate, Inc.'s board of directors in May 2004. From 1999 to 2002, Mr. Evans was chairman and chief executive officer of Official Payments Corporation, an Internet processor of payment to government entities.




RICHARD L. KNOWLTON has been a member of our board since January 2007. Between 1956 and 1995, Mr. Knowlton worked for Hormel Foods Corporation, a multinational manufacturer and marketer of consumer-branded meat and food products. He started as a merchandising manager and became the president and chief operating officer in 1979. He became the chief executive officer and chairman of the board in 1981 and retired in 1995. Mr. Knowlton currently serves as a director on The Hormel Foundation and the Horatio Alger Association and is a member of the Business Advisory Council for the University of Colorado Leeds School of Business, the Mayo Laboratory Services Advisory Board and the Eisenhower Medical Center Board. Mr. Knowlton served as a director of NG America Insurance Holdings, Inc. between 2000 and 2005 and SUPERVALU INC. between 1994 and 2005.

PAUL G. LORENZINI has been a member of our board since January 2007. In January 1970, Mr. Lorenzini co-founded Packaging Consultants, Inc., a distribution business supplying packaging materials to the food industry. In 1983, Bunzl PLC, a supplier of supermarket and food service packaging, acquired Packaging Consultants, Inc. Mr. Lorenzini continued to work for Bunzl PLC and in 1986 became president of Bunzl USA. He subsequently became the chief executive officer of Bunzl USA and retired in July 2004 with the title of chairman emeritus. Mr. Lorenzini served as a director of Bunzl PLC between 1999 and 2004.

RANDALL W. POWELL has been the president and chief operating officer of FutureFuel Chemical Company since October 31, 2006. Prior to that time, he held the dual position under Eastman Chemical Company of vice president, fine chemicals manufacturing and technology and general manager, Arkansas operations. In this position, he had line responsibility for Eastman Chemical Company's Arkansas and Wales manufacturing sites and also coordination with Eastman Chemical Company's specialty manufacturing units. Dr. Powell received a PhD in organic chemistry in 1977 from the University of North Carolina. In 1977, Dr. Powell joined Eastman Chemical Company's organic chemicals division in Kingsport, Tennessee as a development chemist. In 2001, he was appointed vice president, European manufacturing and relocated to Eastman Chemical Company's regional headquarters in The Hague, Netherlands, with responsibility to integrate and optimize twelve newly-acquired resins and inks chemical manufacturing sites in eight European countries. Upon Eastman Chemical Company's divestiture of these businesses in 2004, Dr. Powell relocated to Batesville, Arkansas.

DAVID BAKER has been the vice president - manufacturing operations of FutureFuel Chemical Company since October 31, 2006. In 1967, he joined Eastman Chemical Company's filter products division in Kingsport, Tennessee as a development engineer. In 2001, Mr. Baker was named managing director of Eastman Chemical Company's Peboc division, relocating to the United Kingdom. The Peboc division manufactures specialty chemicals including active pharmaceutical ingredients. In August 2005, Mr. Baker relocated to Kingsport as a business development manager in performance chemicals exclusive manufacturing. Mr. Baker is a registered professional engineer and past president of the East Tennessee Society of Professional Engineers.

GARY HESS has been the vice president - commercial operations of FutureFuel Chemical Company since October 31, 2006. Mr. Hess was the vice president for commercial operations for Bayer Corporation, where he had responsibility for sales, marketing, customer service, purchasing, research and development and quality control, prior to joining Eastman Chemical Company in December 2002 as the market development executive for agrochemicals. In 2004, he was appointed to the position of global business leader for exclusive manufacturing with responsibility for sales, marketing and business development.

BENJAMIN LADD became FutureFuel Chemical Company's chief financial officer on October 31, 2006. Between October 2003 and October 2006, inclusive, Mr. Ladd has been a fund manager and financial consultant for St. Albans Global Management, Limited Partnership, LLLP, which provides corporate management services. In this position, he assisted with the management of capital in the equity and derivative markets worldwide and was responsible for all financial analysis and reporting related to the firm's merchant banking and consulting activities. From 1999 to 2003, Mr. Ladd served in various capacities for Green Manning & Bunch, Ltd., a middle-market investment banking firm in Denver, Colorado.

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ITEM 6. - EXECUTIVE COMPENSATION

GENERAL


     Our board of directors has established a remuneration committee. The remuneration committee's responsibilities include, among other things, determining our policy on remuneration to our (that is, FutureFuel Corp.'s) officers and directors and the executive officers and directors of FutureFuel Chemical Company, provided, however, that no director may be directly involved in any decisions as to his own remuneration. Given that we are a start-up company and only recently consummated our acquisition of FutureFuel Chemical Company, we have determined not to pay salaries, bonuses or other forms of compensation to any of our executive officers who have not been elected by the FutureFuel Chemical Company board of directors to an executive officer position with FutureFuel Chemical Company. The FutureFuel Corp. board has also determined not to pay any compensation to any member of its board of directors or to any member of the board of any subsidiary. These policies may change in the future. We do pay salaries, bonuses and other forms of compensation to the officers of FutureFuel Chemical Company as described below. For purposes of the following discussion of executive compensation (Item 6 of this Registration Statement), the term "executive officers" includes executive officers of both FutureFuel Corp. and FutureFuel Chemical Company. However, only Paul A. Novelly, Lee E. Mikles and Douglas D. Hommert have been elected officers of FutureFuel Corp. by our board of directors.


COMPENSATION DISCUSSION AND ANALYSIS


     We have not yet established a comprehensive executive compensation philosophy, nor have we determined definitively the material elements of the compensation of our executive officers. The current elements of our compensation program include base salary and certain retirement, insurance and other benefits generally available to all employees. In addition, our board has adopted an Omnibus Incentive Plan which was approved by our shareholders at our 2007 annual meeting on June 26, 2007. As of the date of this Registration Statement, the Plan has not been implemented by our board and no awards have been granted thereunder. Such Plan when implemented by our board would provide equity-based compensation to our executive officers.

     We have formed a remuneration committee of our board, which will determine compensation arrangements for our executive officers. We expect our remuneration committee will seek to establish a compensation program that will be designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to motivate those individuals, to reward those individuals fairly over time and to retain those individuals who continue to perform at or above the levels that we expect. We also expect that our executive compensation program will be designed to afford our executive officers a sense of ownership in us, and to link rewards to measurable Company and individual performance. These arrangements are expected to include appropriate salaries, annual bonus opportunities and long-term incentives awards linked to equity and equity awards under the omnibus incentive plan adopted during 2007.


Cash Salaries and Bonuses


     At this time, we have determined that we will not pay a salary to Messrs. Novelly, Mikles and Hommert. This policy may change in the future. Each of Messrs. Novelly, Mikles and Hommert were granted founder shares as described elsewhere in this Registration Statement, and our board of directors determined that the payment of cash compensation to them was unnecessary at this time. Our executive chairman, Mr. Novelly, receives compensation from our affiliate, St. Albans Global Management, Limited Partnership, LLLP. Our chief executive officer, Mr. Mikles, receives compensation from existing business enterprises and investments, none of which are affiliated with us. Our executive vice president, secretary and treasurer, Mr. Hommert, receives compensation from our affiliate, Apex Oil Company, Inc. None of Messrs. Novelly, Mikles or Hommert received any increase in their salary, bonus or other income to compensate them for their services to us. As to our other executive officers, we continued their base salaries paid by Eastman Chemical Company with a modest percentage increase. We expect that our remuneration committee will establish future salaries for our executive officers commensurate with those paid by companies comparable to us and to FutureFuel Chemical Company, as applicable.

     We expect to establish an annual cash bonus program for fiscal years commencing in 2007. In determining actual bonus payouts, we expect that the remuneration committee will consider performance against Company performance goals to be established, as well as individual performance goals. We expect that this annual cash bonus



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program will apply to certain key executives of FutureFuel Chemical Company in addition to the executives whose compensation is described in this Registration Statement.


Omnibus Incentive Plan


     Our board of directors adopted an omnibus incentive plan which was approved by our shareholders at our 2007 annual shareholder meeting on June 26, 2007. The purpose of the plan is to:


     o encourage ownership in us by key personnel whose long-term employment with or engagement by us or our subsidiaries (including FutureFuel Chemical Company) is considered essential to our continued progress and, thereby, encourage recipients to act in our shareholders' interests and share in our success;

     o encourage such persons to remain in our employ or in the employ of our subsidiaries; and

     o provide incentives to persons who are not our employees to promote our success.


     The plan authorizes us to issue stock options (including incentive stock options and nonqualified stock options), stock awards and stock appreciation rights. To date, no stock options, stock awards or stock appreciation rights have been issued.

     Eligible participants in the plan include: (i) members of our board of directors (currently seven persons); (ii) regular, active employees of us or of any of our subsidiaries (approximately 450 persons); and (iii) persons engaged by us or by any of our subsidiaries to render services to us or our subsidiaries as an advisor or consultant.

     Awards under the plan are limited to shares of our common stock, which may be shares reacquired by us, including shares purchased in the open market, or authorized but un-issued shares. Awards will be limited to 10% of the issued and outstanding shares of our common stock in the aggregate, or approximately 2,200,000 shares as of June 26, 2007. Also, as of that date, the aggregate market value of 2,200,000 shares of our common stock was approximately $17,600,000.

     The plan will be administered by: (i) our board; (ii) a committee of our board appointed for that purpose; or (iii) if no such committee is appointed, our board's remuneration committee (the "ADMINISTRATOR"). To date, no committee has been appointed. The Administrator may appoint agents to assist it in administering the plan. The Administrator may delegate to one or more individuals the day-to-day administration of the plan and any of the functions assigned to the Administrator in the plan. Such delegation may be revoked at any time. All decisions, determinations and interpretations by the Administrator regarding the plan and the terms and conditions of any award granted thereunder will be final and binding on all participants.

     The plan became effective upon its approval by our shareholders on June 26, 2007 and continues in effect for a term of ten years thereafter unless amended and extended by us or unless earlier terminated. The individuals and number of persons who may be selected to participate in the plan in the future is at the discretion of the Administrator and, therefore, are not determinable at this time. Likewise, the number of stock options, stock awards and stock appreciation rights that will be granted, or that would have been granted during the last completed fiscal year if the plan had been in effect, to eligible participants pursuant to the plan are not determinable at this time.


     The Administrator may grant a stock option or provide for the grant of a stock option either from time to time in the discretion of the Administrator or automatically upon the occurrence of events specified by the Administrator, including the achievement of performance goals or the satisfaction of an event or condition within the control of the participant or within the control of others. Each option agreement must contain provisions regarding: (i) the number of shares of common stock that may be issued upon exercise of the option; (ii) the type of option; (iii) the exercise price of the shares and the means of payment for the shares; (iv) the term of the option; (v) such terms and conditions on the vesting or exercisability of the option as may be determined from time to time by the Administrator; (vi) restrictions on the transfer of the option and forfeiture provisions; and (vii) such further terms and condition not inconsistent with the plan as may be determined from time to time by the Administrator. Unless otherwise specifically determined by the Administrator or otherwise set forth in the plan, the vesting of an


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

option will occur only while the participant is employed or rendering services to us or one of our subsidiaries, and all vesting will cease upon a participant's termination of employment for any reason.

     The Administrator may grant annual performance vested options. Performance will be tied to annual cash flow targets (our consolidated income plus depreciation plus amortization) in amounts to be determined. Annual performance vested options will vest 25% for each year that the annual cash flow target is achieved (with provisions for subsequent year catch-ups).

     The Administrator may grant cumulative performance vested options. Performance will be tied to cumulative cash flow in amounts to be determined for periods to be determined.

     The Administrator may issue other options based upon the following performance criteria either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, subsidiary or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the
Administrator: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average shareholders' equity; (vii) total shareholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income;
(xiii) operating income or net operating income; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue;
(xvii) market share; (xviii) overhead or other expense reduction; (xix) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index; (xx) strategic plan development and implementation; and
(xxi) any other similar criteria.


     Such options will vest and expire (including on a pro rata basis) on such terms as may be determined by the Administrator from time to time consistent with the terms of the plan.


     The Administrator may award our common stock to participants. The grant, issuance, retention or vesting of each stock award may be subject to such performance criteria and level of achievement versus these criteria as the Administrator determines, which criteria may be based on financial performance, personal performance evaluations or completion of service by the participant. Unless otherwise provided for by the Administrator, upon the participant's termination of employment other than due to death or retirement, the unvested portions of the stock award and the shares of our common stock subject thereto will generally be forfeited. Unless otherwise provided for by the Administrator, if a participant's termination of employment is due to death or retirement, all outstanding stock awards will continue to vest provided certain conditions to be determined are met. Unless otherwise provided for by the Administrator, if a participant's termination of employment is due to his death, a portion of each outstanding stock award granted to such participant will immediately vest and all forfeiture provisions and repurchase rights will lapse as to a prorated number of shares of common stock determined by dividing the number of whole months since the grant date by the number of whole months between the grant date and the date that the stock award would have fully vested.

     The Administrator may grant stock appreciation rights either alone or in conjunction with other awards. The Administrator will determine the number of shares of common stock to be subject to each award of stock appreciation rights. The award of stock appreciation rights will not be exercisable for at least six months after the date of grant except as the Administrator may otherwise determine in the event of death, disability, retirement or voluntary termination of employment of the participant. Except as otherwise provided by the Administrator, the award of stock appreciation rights will not be exercisable unless the person exercising the award of stock appreciation rights has been at all times during the period beginning with the date of the grant thereof and ending on the date of such exercise, employed by or otherwise performing services for us or one of our subsidiaries.

     In the event there is a change in control of the Company, as determined by our board, our board may, in its discretion: (i) provide for the assumption or substitution of, or adjustment to, each outstanding award; (ii) accelerate the vesting of awards and terminate any restrictions on cash awards or stock awards; and (iii) provide for the cancellation of awards for a cash payment to the participant.

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Retirement Benefits

     We have adopted a 401(k) plan for FutureFuel Chemical Company which is generally available to all of its employees.

Founder's Grant


     Certain of our executive officers (none of whom had been elected to an officer position with FutureFuel Chemical Company) were granted founders shares as described herein. Please refer to the discussion under "Item 4. - Security Ownership of Certain Beneficial Owners and Management - Founding Shares Owned by the Founding Shareholders" above. Our board of directors considers the grants of the founders shares to such executive officers to be adequate to compensate them for their services to us in our start-up stage (that is, from our organization in August 2005 through the end of 2006).


Life Insurance and Other Employee Benefits


     Our executive officers who are not officers of FutureFuel Corp. participate in employee welfare plans (life insurance, medical insurance, disability insurance, vacation pay and the like) maintained by FutureFuel Chemical Company for all of its employees. We do not provide life insurance or other employee benefits for our executive officers who have been elected to officer positions with both FutureFuel Corp. and FutureFuel Chemical Company.


The Remuneration Committee


     Our remuneration committee currently consists of Mr. Levy, Mr. Knowlton and Mr. Lorenzini. Each of these individuals is an "independent director" under the rules of the New York Stock Exchange, a "Non-Employee Director" within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.


SUMMARY COMPENSATION TABLE


     Our executive officers were paid the following compensation during the twelve months ended December 31, 2006.

                                                SUMMARY COMPENSATION TABLE

                                                                                             (b)ALL OTHER
PERSON                     OFFICE                                     SALARY       BONUS     COMPENSATION     TOTAL
------                     ------                                     ------       -----     ------------     -----
Paul A. Novelly(c)         Executive chairman, FutureFuel Corp.        $      0    $      0    $       0     $      0
Lee E. Mikles(c)           Chief executive officer, FutureFuel Corp.   $      0    $      0    $       0     $      0
Douglas D. Hommert(c)      Executive vice president, secretary
                           and treasurer, FutureFuel Corp.             $      0    $      0    $       0     $      0
Randall W. Powell(a)       President and chief operating officer,
                           FutureFuel Chemical Company                 $189,041    $296,232    $ 179,862     $665,135
Benjamin Ladd(a)           Chief financial officer, FutureFuel
                           Chemical Company                            $ 23,750    $ 40,000    $       0     $ 63,750
David Baker(a)             Vice president - manufacturing
                           operations, FutureFuel Chemical Company     $140,618    $ 64,044    $  28,389     $233,051
Gary Hess(a)               Vice president - commercial
                           operations, FutureFuel Chemical Company     $125,984    $ 41,500    $  20,531     $188,015

----------

(a) Executive officers of FutureFuel Chemical Company. Prior to November 1, 2006, Messrs. Powell, Baker and Hess were employed by Eastman Chemical Company. Prior to November 1, 2006, Mr. Ladd was employed by St. Albans Global Management, Limited Partnership, LLLP, an affiliate of Mr. Novelly. The table includes both amounts paid by FutureFuel Chemical Company as well as by Eastman Chemical Company, if applicable.

(b) Includes our contributions (including accrued contributions) to vested and unvested defined contribution plans and the dollar value of any insurance premiums paid by, or on behalf of, us during the covered fiscal


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


     year with respect to life and disability insurance for the benefit of the named person. Also includes the following payments by Eastman Chemical Company to or for the benefit of the named individual: special pay makeup, employee recognition, personal umbrella, non-qualified stock options to purchase stock of Eastman Chemical Company, pay-in-lieu of vacation, stock awards to purchase stock of Eastman Chemical Company, and lump sum payment.

(c) Our executive officers. For the year 2006, we did not pay Messrs. Novelly, Mikles or Hommert any form of compensation. See the discussion above. However, we did reimburse them for certain ordinary and necessary business expenses that they incurred in connection with our business.


     None of the above-named persons are party to an employment agreement or employment arrangement with us or with FutureFuel Chemical Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The members of our remuneration committee during 2006 were Mr. Levy, Mr. Evans and Mr. Dore, three of our then non-executive directors, and the committee was chaired by Mr. Dore. The committee is now comprised of Mr. Levy, Mr. Knowlton and Mr. Lorenzini and is chaired by Mr. Levy.


     Mr. Novelly, our executive chairman of the board, and Mr. Mikles, our chief executive officer and one of our directors, are both directors of Boss Holdings, Inc. Mr. Novelly is a member of Boss Holdings, Inc.'s compensation committee and Mr. Mikles is a member of its audit committee. Mr. Novelly and Mr. Levy, one of our directors and a member of our remuneration committee, are both directors of World Point Terminal Inc.; World Point Terminal Inc. does not have a separate compensation committee.


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ITEM 7. - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR
INDEPENDENCE

TRANSACTIONS WITH MANAGEMENT, PROMOTERS AND OTHERS

     Storage Agreement

     On November 1, 2006, FutureFuel Chemical Company entered into a Storage and Thruput Agreement with Center Point Terminal Company, a wholly-owned subsidiary of World Point Terminals Inc. Mr. Novelly, a director and chairman of our board, is the chairman of World Point Terminals Inc. and he and his family beneficially own approximately 49% of World Point Terminals Inc. Mr. Levy, one of our directors, is also a director of World Point Terminal Inc. Mr. Hommert, one of our directors and our executive vice president, secretary and treasurer, is the executive vice president of Center Point Terminal Company. Under the Storage and Thruput Agreement, Center Point Terminal Company will provide to FutureFuel Chemical Company storage space and thruput services for FutureFuel Chemical Company's biodiesel and certain feedstocks at Center Point Terminal Company's bulk liquid storage facilities located in Little Rock, Arkansas, Memphis, Tennessee and Port Allen, Louisiana. The initial term of this agreement is two years and automatically renews itself for successive one year periods unless FutureFuel Chemical Company or Center Point Terminal Company notifies the other party in writing at least 90 days prior to expiration of the then current term of its intent to cancel the agreement, in which case the agreement terminates at the end of the then current term.

     Under the Storage and Thruput Agreement, FutureFuel Chemical Company will pay the following fees and expenses to Center Point Terminal Company:

     o $0.35 per barrel of shell capacity available for thruput of biodiesel and other liquid products at each terminal each month (such shell capacity to be mutually agreed from time to time);

     o    charges for heating; and

     o    other incidental costs.

As of the date of this Registration Statement, FutureFuel Chemical Company is only leasing a 45,000 barrel tank at Center Point Terminal Company's Little Rock, Arkansas facility for which FutureFuel Chemical Company is being charged $15,750 per month plus charges for heating and other incidental costs.

     Center Point Terminal Company's facilities are operated by Petroleum Fuel & Terminal Company, a wholly-owned subsidiary of Apex Oil Company, Inc. Mr. Novelly and his family beneficially own approximately 90% of Apex Holding Co. which owns all of the issued and outstanding stock of Apex Oil Company, Inc. Mr. Hommert is the president of Apex Holding Co. and the executive vice president of both Apex Oil Company, Inc. and Petroleum Fuel & Terminal Company. Our independent directors obtained an opinion from Turner Mason and Company to the effect that the Storage and Thruput Agreement is fair to FutureFuel Chemical Company and to our shareholders. Turner, Mason & Company provides engineering and management consulting services, primarily for petroleum related industries. Its staff is comprised of licensed chemical engineers who have an average of over 25 years of experience, including with petroleum terminalling companies located in the United States. Turner, Mason & Company has performed numerous fair market assessments of oil terminals and refineries.

     Reimbursement of Expenses

     In connection with our July 2006 offering of our shares of common stock and warrants, two of the founding shareholders, Mr. Novelly and Mr. Mikles, agreed to fund due diligence expenses incurred in investigating target businesses in the oil and gas industry, up to a maximum of $1,500,000. Due diligence expenses incurred in investigating FutureFuel Chemical Company and its business totaled $164,825. These expenses were incurred by Apex Oil Company, Inc., Mr. Novelly and Mr. Mikles. Our shareholders approved the reimbursement of these due diligence expenses and those due diligence expenses were reimbursed on October 31, 2006 in connection with the completion of the acquisition of FutureFuel Chemical Company.

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     Repayment of Loans

     Prior to the July 2006 offering of our shares and warrants, Mr. Mikles and St. Albans Global Management, Limited Partnership, LLLP, an affiliate of Mr. Novelly, loaned us $700,000 in the aggregate. Those loans were repayable, without interest, upon the consummation of a business combination. Consequently, those loans were repaid on October 31, 2006 in connection with the completion of the acquisition of FutureFuel Chemical Company.

     Commodity Trading Advisor Agreement

     On November 1, 2006, FutureFuel Chemical Company and Apex Oil Company, Inc. entered into a Commodity Trading Advisor Agreement pursuant to which Apex Oil Company, Inc. agreed to provide advice and services to FutureFuel Chemical Company with respect to the purchase, sale, exchange, conversion and hedging of commodities. The term "commodity" includes: (i) any and all feedstocks that FutureFuel Chemical Company uses in the operation of its biofuels business, including fats and oils (including lard, tallow, cottonseed oil, peanut oil, soybean oil, palm oil and all other fats and oils), cottonseed meal, cottonseed, soybeans, soybean meal, livestock and livestock products and methanol; (ii) diesel fuel, heating oil, gasoline and ethanol; (iii) biofuels, including biodiesel and bioethanol, and co-products from biofuels, including glycerin; and (iv) pour-point depressants, color stabilizers and other petroleum additives. Such advice will also include advice as to contracts of sale for commodities and as to options for commodities. FutureFuel Chemical Company also granted Apex Oil Company, Inc. a power of attorney, and appointed Apex Oil Company, Inc. as FutureFuel Chemical Company's agent with full power and authority, to enter into contracts of sale for the purchase or sale of commodities and options on commodities. Any such contracts must be approved by our chairman, chief executive officer or executive vice president or by an executive officer of FutureFuel Chemical Company. In exchange for these services, FutureFuel Chemical Company pays Apex Oil Company, Inc. a fee of $10,000 per month.

     Sales of Products

     From time to time, FutureFuel Chemical Company may sell to Apex Oil Company, Inc. and/or its affiliates biofuels (including biodiesel and bioethanol) produced by FutureFuel Chemical Company, and Apex Oil Company, Inc. and/or its affiliates may sell to FutureFuel Chemical Company diesel fuel, gasoline and other petroleum products for use in FutureFuel Chemical Company's biofuels business. Such sales will be at then posted prices for comparable products plus or minus applicable geographical differentials.

     Service Agreement

     On November 1, 2006, we entered into a Service Agreement with Pinnacle Consulting, Inc. pursuant to which Pinnacle Consulting, Inc. agreed to provide accounting services, data processing services, financial services and general administrative services to us and our affiliates as we may request from time to time. Pinnacle Consulting, Inc. will be paid on an hourly basis for services actually rendered. The agreement may be terminated by either party upon 30 days notice. Pinnacle Consulting, Inc. provides accounting and other financial services solely to entities controlled by Mr. Novelly.

     Railcar Sublease

     Effective November 1, 2006, Apex Oil Company, Inc. entered into a lease agreement with General Electric Railcar Services Corporation pursuant to which Apex Oil Company, Inc. leased certain biodiesel railcars from General Electric Railcar Services Corporation. On that same date, Apex Oil Company, Inc. entered into a sublease agreement with FutureFuel Chemical Company pursuant to which Apex Oil Company, Inc. subleased these railcars to FutureFuel Chemical Company on the same terms that Apex Oil Company, Inc. leased the cars from General Electric Railcar Services Corporation.

     Time Sharing Agreement


     Effective April 18, 2007, we entered into a Time Sharing Agreement with Apex Oil Company, Inc. pursuant to which Apex Oil Company, Inc. leases certain airplanes to us. Pursuant to this Time Sharing Agreement, we are charged for certain expenses incurred with respect to specific flights of the airplanes while they are being used for our business purposes. These expenses are authorized by the Federal Aviation Regulations Part 91.501(d).


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

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

     Any transaction in which we (or one of our subsidiaries) are a participant, the amount involved exceeds the lesser of $120,000 or 5% of our net income, total assets or total capital, and in which any party related to us has or will have a direct or indirect material interest must be approved by a majority of the disinterested members of our board of directors as fair to us and our shareholders. This policy was adopted by our board on January 8, 2007, is in writing and can be found through the "Investor Relations - Corporate Governance" section of our internet website (http://www.FutureFuelCorporation.com). All of the agreements described above in this Item 7 have been approved by a majority of the disinterested members of our board of directors.

     In addition, we have adopted a Code of Ethics and Business Conduct which sets forth legal and ethical standards of conduct for our directors, officers and employees and the directors, officers and employees of our subsidiaries, including FutureFuel Chemical Company. This Code is designed to deter wrongdoing and to promote: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications made by us; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting of violations of this Code to appropriate persons identified in this Code; and (v) accountability for adherence to this Code. This Code was adopted by our board on November 30, 2005, is in writing and can be found through the "Investor Relations - Corporate Governance" section of our internet website (http://www.FutureFuelCorporation.com).

     Each of the transactions described above (under the caption "Transactions with Management, Promoters and Others") was undertaken in compliance with our Code of Ethics and Business Conduct and approved by a majority of the disinterested members of our board of directors.

PROMOTERS


     All of our founding shareholders are "promoters" within the definition of Rule 12b-2 as promulgated by the Securities and Exchange Commission. See "Item
4. - Security Ownership of Certain Beneficial Owners and Management - Founding Shares Owned by the Founding Shareholders" at page 61 for a listing of our founding shareholders and the founders shares received by them. Also see "Item
7. - Certain Relationships and Related Transactions, and Director Independence
- Transactions with Management, Promoters and Others" at page 70 for a description of transactions between us or FutureFuel Chemical Company with such promoters or affiliates of such promoters.


DIRECTOR INDEPENDENCE

     We are a listed issuer whose securities are listed on AIM. AIM has requirements that a majority of our board of directors be independent. AIM's definition of "independent director" can be found through the "Investor Relations - Corporate Governance" section of our internet website (http://www.FutureFuelCorporation.com). The Securities and Exchange Commission has also promulgated Rule 10A-3, which sets forth the independence requirements for members of an audit committee. The following members of our board of directors are independent under both AIM's and the Securities and Exchange Commission's definitions of independence:

         Edwin A. Levy
         Thomas R. Evans


         Richard L. Knowlton
         Paul G. Lorenzini

In addition, each member of our board of directors' remuneration, audit and nominating committees are comprised of directors who are independent under such definitions.

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ITEM 8. - LEGAL PROCEEDINGS

         Neither we nor any of our subsidiaries are a party to, nor is any of ours or their property subject to, any material pending legal proceedings, other than ordinary routine litigation incidental to their businesses. However, from time to time, FutureFuel Chemical Company and its operations may be parties to, or targets of, lawsuits, claims, investigations and proceedings, including product liability, personal injury, asbestos, patent and intellectual property, commercial, contract, environmental, antitrust, health and safety and employment matters, which we expect to be handled and defended in the ordinary course of business. While we are unable to predict the outcome of any matters currently pending, we do not believe that the ultimate resolution of any such pending matters will have a material adverse effect on our overall financial condition, results of operations or cash flows. However, adverse developments could negatively impact earnings or cash flows in future periods.


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ITEM 9. - MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY/RELATED
SHAREHOLDER MATTERS

MARKET INFORMATION

     There is no established public trading market in the United States for our shares of common stock or our warrants. However, our shares and warrants are listed on AIM under the ticker symbols "FFU" and "FFUW," respectively. Trading of our shares of common stock and warrants on AIM commenced July 12, 2006 and was suspended on July 24, 2006, the date that our acquisition of FutureFuel Chemical Company was announced. Trading resumed on October 9, 2006. The high and low bid on AIM for our shares of common stock and warrants for the periods during which they were traded are set forth in the following table.


                                                                  SHARES                          WARRANTS
                                                       ----------------------------      ---------------------------
PERIOD                                                    HIGH              LOW             HIGH             LOW
---------------------------------------------------    ----------       -----------      ----------      -----------
July 12 -24, 2006.............................            $7.45            $7.40            $1.40           $1.35
October 9, 2006 - December 31, 2006...........            $8.21            $7.30            $2.50           $1.25
January 1, 2007 - March 31, 2007..............            $8.50            $6.00            $2.45           $0.75
April 1, 2007 - June 20, 2007.................            $8.00            $7.00            $2.77           $1.50


There are currently outstanding 26,700,000 shares of our common stock and 22,500,000 warrants to purchase 22,500,000 shares of our common stock at $6.00 per share. Such shares and warrants (and shares issued upon exercise of the warrants) can only be sold pursuant to Rule 144 and Rule 144A of the Securities Act upon satisfaction of the terms and conditions of those rules.

     On July 12, 2006, we and our founding shareholders entered into a registration rights agreement pursuant to which the holders of the majority of founding shares and shares of common stock included in the units purchased in our July 2006 offering by Mr. Novelly or his designees are entitled to make up to two demands that we register with the Securities and Exchange Commission their founding shares and the shares included in the units purchased in our offering. The holders of the majority of such shares can elect to exercise these registration rights at any time after the date on which we have become a reporting company under the Securities Exchange Act of 1934, as amended, and such shares have been released from the escrow agreement and the lock-in deeds discussed below. In addition, those shareholders have certain "piggy-back" registration rights on registration statements filed subsequent to the date on which such shares are released from escrow (as provided in the insider letters described below) or other lock up arrangements. We have agreed to bear the expenses incurred in connection with the filing of any such registration statements. There are 11,250,000 shares of our common stock subject to this registration rights agreement.

     On July 12, 2006, we entered into an investor rights agreement with each of KBC Peel Hunt Ltd and CRT Capital Group LLC for the benefit of the holders of our shares of common stock and warrants in which we agreed, at our cost, to provide "piggyback" registration rights as to any shares of our common stock that are not, at the time, freely saleable identical to the "piggyback" registration rights of the founding shareholders described above, plus the right to piggyback on any registration statement filed pursuant to the founding shareholders' demand registration rights described above, provided that in the event such piggyback rights are exercised in an underwritten offering, the number of shares of our common stock registered will be subject to a cutback, pro rata with the founding shareholders, if the underwriter so requires. There are 15,450,000 shares of our common stock subject to this investor rights agreement.

     On July 12, 2006, each of our founding shareholders executed an insider letter with CRT Capital Group, LLC, KBC Peel Hunt Ltd and us pursuant to which each founding shareholder agreed that it will, among other things, place its founding shares in escrow pursuant to the escrow agreement described below for three years from July 12, 2006.

     On July 12, 2006, we entered into an escrow agreement with Capita Trust Company (Jersey) Limited, as escrow agent, and with our founding shareholders pursuant to which all of their founding shares were placed in escrow with the escrow agent until July 12, 2009. During the time that such shares are held in escrow, the founding shareholders are not able to sell or transfer their founding shares except: (i) at a time at least one year after July 12, 2006 to their spouses and children or trusts established for their benefit; (ii) by virtue of the laws of descent and distribution upon the death of any founding shareholder; (iii) pursuant to a qualified domestic relations order; or


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(iv) to any company fully-owned by that founding shareholder (provided, however, that such transfers are permitted pursuant to the terms of the insider letters described above and the lock-in deed described below executed, respectively, by each founding shareholder, and such transferees agree, in writing to be bound by the terms of each of the escrow agreement, the insider letter and the lock-in deed, and in the case of a company, to transfer the founding shares back to the founding shareholder in the event that he disposed of a majority interest in that company).

     On July 12, 2006, each of our directors and our founding shareholders entered into a lock-in deed with us and KBC Peel Hunt Ltd whereby they covenanted that they will not dispose of, and their respective related parties will not dispose of, any interest in any shares of our common stock or our warrants (whenever such shares or warrants were acquired) for one year from July 12, 2006 other than as consented to in writing by both KBC Peel Hunt Ltd and us or pursuant to a takeover offer, a court order or a testamentary disposition. The lock-in deed also requires that, for a further year following the lock-in period, any disposal by any founding shareholder of any shares or warrants must be made through KBC Peel Hunt Ltd as broker (or our broker from time to time) in order to ensure an orderly market in our securities.

     On July 12, 2006, we entered into a warrant solicitation fee letter with CRT Capital Group, LLC, on a non-exclusive basis, as our agent for the solicitation of the exercise of our warrants beginning July 12, 2007, pursuant to which we agreed to pay CRT Capital Group, LLC, for services rendered in connection with the solicitation of such warrants, a commission equal to two percent of the exercise price for each warrant exercised for cash as a result of CRT Capital Group, LLC's solicitation efforts. In addition to soliciting the exercise of our warrants, CRT Capital Group, LLC's services may (subject to compliance with applicable laws) also include disseminating information, orally or in writing, to warrant holders about us or the market for our securities. CRT Capital Group, LLC will be paid the solicitation fee only where: (i) it has been requested by us to solicit the exercise of the warrants; (ii) it (or its sub-agent) has solicited the exercise of the warrants; (iii) the arrangement to pay the commission is disclosed to warrant holders at the time of exercise in a prospectus, solicitation notice or any other written solicitation materials provided to warrant holders in connection with the exercise of the warrants; (iv) the warrant holder has confirmed in writing that CRT Capital Group, LLC or its subagent has solicited the exercise of the warrants being exercised; (v) a notice of the redemption of the warrants has been published by us; and (vi) the solicitation of the exercise was not in violation of Regulation M, to the extent applicable at the time of any solicitation (as such rules or any successor rules may be in effect as of such time of exercise) promulgated under the Securities Act or any provision of any other law or regulation then applicable. In addition, no compensation will be paid to CRT Capital Group, LLC upon the exercise of our warrants if the market price of the underlying shares of our common stock is lower than 102% of the exercise price at the time of such exercise or where the warrants are held in a discretionary account except where prior written approval for the exercise of warrants in such account is received from the relevant customer.

HOLDERS


     The shares of our common stock and our warrants were held by 98 and 97 holders of record, respectively, on June 21, 2007.


DIVIDENDS

     The payment of cash dividends by us is dependent upon our future earnings, capital requirements and overall financial condition. There were no cash dividends declared on shares of our common stock in 2005, 2006 or 2007 (through the date of this Registration Statement).


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ITEM 10. - RECENT SALES OF UNREGISTERED SECURITIES

SECURITIES SOLD AND CONSIDERATION

     The following is a description of all securities sold by us within the past three years, which securities were not registered under the Securities Act.

     We were incorporated on August 12, 2005. We issued 5,000,000 shares of common stock on September 1, 2005 to certain founding shareholders for an aggregate consideration of $25,000. On May 24, 2006, we issued a common stock dividend of 0.25 shares for each outstanding share, effectively lowering the purchase price paid by each of the founding shareholders to $.004 per share. The total number of issued shares of our common stock following such stock dividend was 6,250,000. On June 27, 2006, we and certain of our founding shareholders cancelled an aggregate of 625,000 shares of our common stock, reducing the founding shares outstanding to 5,625,000 shares.


     On July 12, 2006, we issued 22,500,000 units, each unit consisting of one share of our common stock and one warrant entitling the holder thereof to purchase one share of our common stock. The sales price was $8.00 per unit for an aggregate sales price of $180,000,000.

PLACING AGENTS AND OTHER PURCHASERS

     KBC Peel Hunt Ltd and CRT Capital Group, LLC, who served as placing agents in the offering of the units, assisted us in procuring subscribers for 16,875,000 units. The remaining units sold in the offering were sold to the following designees of Mr. Novelly.


NAME                                                                   SHARES
----------------------------------------------------------------    ------------
St. Albans Global Management, Limited Partnership, LLLP.........      4,531,250
Apex Holding Co.................................................        625,000
Ed Wahl.........................................................         31,250
Jeff Call.......................................................         31,250
Graziadio Family Trust..........................................         62,500
Bermuda Life Insurance Company/Separate Account C...............         93,750
William Dore....................................................        109,375
Lori L. Mikles..................................................         46,875
J. B. Ladd Trust................................................         32,500
Thomas Evans....................................................         30,000
Steve Wallace...................................................         31,250
                                                                    ------------
Total...........................................................      5,625,000
                                                                    ============

EXEMPTION FROM REGISTRATION CLAIMED


     Shares of our common stock were issued to our founding shareholders on the basis of an exemption from registration under Section 4(2) of the Securities Act for transactions by an issuer not involving any public offering. Each of our founding shareholders was, and is, a sophisticated investor who or which would qualify as an accredited investor (as defined in Rule 501 under the Securities Act). Neither we nor any person acting on our behalf offered or sold the shares to the founding shareholders by any form of general solicitation or general advertising, and each of our founding shareholders understands that such shares are "restricted securities" (as defined in Rule 144 under the Securities Act). Each of our founding shareholders was required to represent to us that, among other matters, he or it was purchasing our shares for investment purposes only, for his or its own account and not with a view toward selling or otherwise distributing the shares.

     The units were sold: (i) to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and a limited number of "accredited investors" (as defined in Rule 501 under the Securities Act); and (ii) in offshore transactions complying with Rule 903 of Regulation S under the Securities Act. More specifically, the units were not registered under the Securities Act and are "restricted securities" as defined in Rule 144. A purchaser of such securities may not offer, sell, pledge or otherwise transfer such securities in the United States or to, or for the account or benefit of, any U.S. person (as defined under Regulation S of the Securities Act), except:
(a) pursuant to



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an effective registration statement under the Securities Act; (b) to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A under the Securities Act;
(c) pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 144 thereunder (if available); or (d) in certain transactions specified in Regulation S. The selling restrictions set forth in the preceding sentence will continue to be applicable to our shares and warrants notwithstanding the expiration of the compliance period described below. Under our bylaws, we are required to refuse to register any transfer of our securities not made in accordance with the provisions of Rule 144A, Rule 144 (if available), Regulation S, or pursuant to registration under the Securities Act or another exemption from registration under the Securities Act.

     Our shares and warrants are subject to the conditions listed under section 903(b)(3), or Category 3, of Regulation S of the Securities Act. Under Category 3, "offering restrictions" (as defined under Regulation S) must be in place and additional restrictions are imposed on resales of the shares and warrants as described below. All shares and warrants are subject to these restrictions, regardless of whether the purchaser acquired the shares or warrants in a transaction pursuant to Rule 144A or in a transaction pursuant to Regulation S.

     Prior to one year after the later of (i) the time when the shares or warrants were first offered to persons other than distributors in reliance upon Regulation S or (ii) the date of closing of the offering, or such longer period as may be required under applicable law (the "compliance period"):

     (a) every purchaser of shares or warrants other than a distributor will be required to certify that it is not a U.S. person and is not acquiring the securities for the account or benefit of any U.S. person (as defined under Regulation S of the Securities Act) or is a U.S. person who purchased securities in a transaction that did not require registration under the Securities Act;

     (b) every purchaser of the shares or warrants has been, or will be, required to agree to resell such shares or warrants only in accordance with the provisions of Rule 144A, Rule 144 (if available) or Regulation S, or pursuant to an effective registration statement under the Securities Act, and will be required to agree to not engage in hedging transactions with regard to the securities unless in compliance with the Securities Act;

     (c) the shares and warrants will (i) contain a legend to the effect that transfer is prohibited except in accordance with the restrictions set forth in
(a) and (b) above during the compliance period, and (ii) with respect to the warrants (notwithstanding the expiration of the compliance period), and pursuant to Rule 903(b)(5)(i), contain a legend stating that the warrants and securities to be issued upon their exercise have not been registered under the Securities Act and that the warrant may not be exercised by or on behalf of any U.S. person without an opinion of counsel;

     (d) each distributor selling securities to a distributor, a dealer (as defined in Section 2(a)(12) of the Securities Act), or a person receiving a selling concession, fee or other remuneration will be required to send a confirmation or other notice to the purchaser stating that the purchaser is subject to the same restrictions on offers and sales that apply to a distributor; and

     (e) under our bylaws, we are required to refuse to register any transfer of our securities not made in accordance with the provisions of Rule 144A, Rule 144 (if available) or Regulation S, or pursuant to registration under the Securities Act or another exemption from registration under the Securities Act.

     Each purchaser of our warrants (regardless of whether such purchaser acquired such warrants in a transaction pursuant to Rule 144A, Regulation D or Regulation S), upon exercise of each warrant, must:

     (a) provide us with a written certification that it is neither within the U.S. nor a U.S. person and the warrant is not being exercised on behalf of a U.S. person; or

     (b) provide us with a written opinion of counsel to the effect that the transfer of the warrants and issuance of the shares upon the exercise of such warrants to such person have been registered under the Securities Act or are exempt from registration thereunder; and

     (c) receive certificated securities containing the legend described below.

     In the offerings of the units, each purchaser of the shares and warrants was deemed to have represented and agreed as follows:

     (1) the purchaser (A) (i) is an institutional accredited investor that is a qualified institutional buyer (subject to certain limited exceptions in the case of the initial purchase only), (ii) is aware that the sale to it is being



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made in reliance on Rule 144A (or, in the case of the initial purchaser only, in reliance on Regulation D) and (iii) is acquiring the securities for its own account or for the account of a qualified institutional buyer or (B) is not a U.S. person and is purchasing the securities in an offshore transaction pursuant to Regulation S;

     (2) the purchaser understands that the securities were offered in a transaction not involving any public offering within the meaning of the Securities Act, that the securities have not been and, except as otherwise described in the offering documents relating to the unit issuance, will not be registered under the Securities Act and that if in the future it decides to offer, resell, pledge or otherwise transfer any such securities, such securities may be offered, resold, pledged or otherwise transferred only (i) in the United States to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (ii) outside the United States in a transaction complying with the provisions of Rule 903 or Rule 904 under the Securities Act, (iii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if available), or (iv) pursuant to an effective registration statement under the Securities Act, in each of cases (i) through (iv) in accordance with any applicable securities laws of any state of the United States;

     (3) the purchaser understood and agreed that, in addition to the restrictions set forth in (2) above, if in the future it decides to resell, pledge or otherwise transfer any securities or any beneficial interests in any securities prior to the date which is one year after the later of (1) the date when the shares or warrants are first offered to persons (other than distributors) pursuant to Regulation S and (2) the date of closing of the unit offering, it will do so only (i) in compliance with the restrictions set forth above, (ii) pursuant to an effective registration statement under the Securities Act, or (iii) in accordance with the provisions of Rule 144A, Rule 144 (if available) or Regulation S, and in each of such cases in accordance with any applicable securities law of any state of the United States;

     (4) the purchaser agreed to and each subsequent holder is required to, notify any purchaser of the shares or warrants from it of the resale restrictions referred to in paragraphs (2) and (3) above, if then applicable;

     (5) the purchaser acknowledged that, prior to any proposed transfer of shares or warrants other than pursuant to an effective registration statement, the transferee of shares or warrants may be required to provide certifications and other documentation relating to the non-U.S. person status of such transferee;

     (6) the purchaser acknowledged that we, our placing agents in the unit issuance and others rely upon the truth and accuracy of the foregoing acknowledgements, representations and warranties and agreed that if any such acknowledgement, representation or warranty deemed to have been made by virtue of its purchase of shares or warrants is no longer accurate, it must promptly notify our placing agents and us;

     (7) the purchaser acknowledged that neither we, our placing agents nor any person representing any of them, has made any representation to it with respect to us or the unit offering, other than the information contained in the offering documents related to the unit offering, which had been delivered to the purchaser and upon which the purchaser relied in making its investment decision with respect to the securities offered; the purchaser has had access to such financial and other information concerning us and the securities offered, including an opportunity to ask questions of and request information from us and our placing agents;

     (8) the purchaser purchased the units for its own account, or for one or more investor accounts for which it was acting as fiduciary or agent, in each case, not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act, subject to any requirement of law that the disposition of its property or the property of such investor account or accounts be at all times within its or their control and subject to its or their ability to resell, reoffer or otherwise transfer such securities pursuant to Rule 144A, Regulation S or Rule 144 (if available) under the Securities Act;

     (9) the purchaser understood that the securities offered, as "Restricted Securities" under Rule 144 of the Securities Act, will, until the expiration of the applicable holding period with respect to the securities set forth in Rule 144 of the Securities Act, and the expiration of the compliance period described above, will bear legends described below, unless we determine otherwise in compliance with applicable law; and

     (10) the purchaser acknowledged that the shares and warrants, whether purchased pursuant to Rule 144A of the Securities Act, Regulation D of the Securities Act or pursuant to Regulation S of the Securities Act, will bear a restrictive legend to the following effect, unless we determine otherwise in compliance with applicable law:

     PRIOR TO INVESTING IN THE SECURITIES OR CONDUCTING ANY TRANSACTIONS IN THE SECURITIES, INVESTORS ARE ADVISED TO CONSULT



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     PROFESSIONAL ADVISERS REGARDING THE RESTRICTIONS ON TRANSFER SUMMARIZED
     BELOW AND ANY OTHER RESTRICTIONS.

     THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND IS A RESTRICTED SECURITY (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT). THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. HEDGING TRANSACTIONS INVOLVING THIS SECURITY MAY NOT BE CONDUCTED DIRECTLY OR INDIRECTLY, UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER OF THIS SECURITY MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A OR REGULATION S THEREUNDER.

     THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT
     (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE OF THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED TO ANY EMPLOYEE BENEFIT PLAN AS DEFINED IN SECTION 3(3) OF ERISA SUBJECT TO TITLE I OF ERISA OR ANY PLAN AS DEFINED IN SECTION 4975 OF THE CODE WHICH IS SUBJECT TO THE RULES OF SECTION 4975 OR ANY ENTITY DEEMED TO HOLD ASSETS OF ANY SUCH PLANS.

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS WHICH REQUIRE THAT IN ADDITION TO ANY CERTIFICATIONS REQUIRED FROM A TRANSFEROR AS SET FORTH ON THE REVERSE OF THIS CERTIFICATE, PRIOR TO THE EXPIRATION OF A DISTRIBUTION COMPLIANCE PERIOD OF AT LEAST ONE YEAR, THE TRANSFEREE CERTIFIES AS TO WHETHER OR NOT IT IS A U.S. PERSON WITHIN THE MEANING OF REGULATION S AND PROVIDES CERTAIN OTHER CERTIFICATIONS AND AGREEMENTS. PRIOR TO PERMITTING ANY TRANSFER, THE COMPANY MAY REQUEST AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH TRANSFER IS TO BE EFFECTED IN A TRANSACTION MEETING THE REQUIREMENTS OF REGULATION S UNDER THE SECURITIES ACT OR IS EXEMPT FROM REGISTRATION.

     In addition, each purchaser of Warrants was deemed to have represented and agreed as follows:

     (1) the purchaser understood that shares issuable upon exercise of the warrants are, subject to certain exceptions, not being offered in the United States or to U.S. persons (as defined in Regulation S under the Securities
Act) and that warrant holders will be required, as a condition precedent to the exercise of any warrants, to comply with the certain requirements; and


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     (2) the purchaser understood that warrant holders located in the United
States or who are U.S. persons (as defined under Regulation S of the Securities Act) may be permitted to exercise their warrants for shares if we reasonably believe that such exercise does not require registration under the Securities Act in reliance upon such warrant holder (i) certifying that it is a qualified institutional buyer and understands that the shares to be issued upon exercise of such warrants have not been registered under the Securities Act, (ii) supplying an opinion of counsel that the warrants and the shares issuable upon exercise are exempt from registration under the Securities Act and (iii) agreeing that (x) such shares will be subject to certain restrictions on transfer as set forth above for the shares and warrants, (y) a new holding period for the shares issued upon exchange of such warrant, for purposes of Rule 144 under the Securities Act, will commence upon issue of such shares and (z) its acquisition of shares was not solicited by any form of general solicitation or general advertising and that it has been given access to information sufficient to permit it to make an informed decision as to whether to invest in the shares. We may, in our sole discretion, permit the exercise of warrants in certain limited circumstances in accordance with their terms if the requirements of other exemptions under the Securities Act and other applicable laws can be satisfied.


TERMS OF WARRANT CONVERSION OR EXERCISE

     Each of our outstanding warrants entitles the registered holder to purchase one share of our common stock at an exercise price of $6.00 per share, subject to adjustment as discussed below, at any time commencing on October 31, 2006. The warrants will expire on July 12, 2010 at 5:00 p.m., New York City time.

     We may call the warrants for redemption at any time after they become exercisable:

     o    in whole and not in part;

     o    at a price of $0.01 per warrant;

     o upon a minimum of 30 days' prior written notice of redemption to each warrant holder;

     o if, and only if, the last independent bid price on AIM of our shares of common stock equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption; and

     o the weekly trading volume of our shares has been at least 200,000 shares for each of the two calendar weeks prior to the day we send the notice of redemption.

If the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder is entitled to exercise its warrant prior to the date scheduled for redemption by payment of the exercise price in cash.

     The warrants were issued in registered form under a warrant deed between Capita IRG (Offshore) Limited, as warrant agent, and us.

     The exercise price and number of shares of our common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a share dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of our common stock at a price below the exercise price of the warrants.

     The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price by certified check payable to us for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock or any voting rights until they exercise their warrants and receive shares.

     No warrants will be exercisable by a U.S. warrant holder unless, at the time of exercise, the exercise of the warrants for shares has been registered under the Securities Act, or is exempt from registration. U.S. warrant holders will be required to provide appropriate representations, warranties and legal opinions to support any applicable exemption and, if received in an exempt transaction, the shares received upon exercise of the warrant would be restricted securities with the certificate bearing a restrictive legend and not saleable in the U.S. unless registered under the Securities Act, or exempt from registration.

     No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share of our common stock, we will, upon exercise, round up to the nearest whole number the number of shares to be issued to the warrant holder.

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

USE OF PROCEEDS

     The proceeds of our July 2006 offering aggregated $180 million, which proceeds were used as follows.

                          (Dollars in thousands)

ITEM                                                            AMOUNT
--------------------------------------------------------   -----------------
Offering proceeds.......................................        $   180,000
Underwriters' fees......................................             (6,750)
Working capital amount..................................               (750)
                                                           -----------------
Amount transferred to the trust fund....................        $   172,500
                                                           =================

The working capital amount was released to us to pay, among other things, the expenses of the offering (which aggregated $825,000(a)). In addition to the underwriters' fees of $6,750,000 paid in connection with the offering, the underwriters deferred $2,700,000 of their fees, which deferred fees were payable upon the consummation of a qualified business combination and which were in fact paid on October 31, 2006 in connection with the consummation of our acquisition of FutureFuel Chemical Company.

----------

(a) The expenses of the offering in excess of $750,000 were paid from the proceeds of loans made by Mr. Mikles and St. Albans Global Management, Limited Partnership, LLLP to us in the aggregate amount of $700,000, which loans were repaid as set forth above.

     The trust fund was released concurrently with the consummation of our acquisition of FutureFuel Chemical Company (which acquisition constituted a qualified business combination) and was disbursed as follows.

                          (Dollars in thousands)

ITEM                                                               AMOUNT
--------------------------------------------------------       --------------
Trust Amount(a).........................................         $  174,123
Acquisition purchase price(b)...........................            (73,971)
Additional acquisition costs............................                (70)
Reimbursement of due diligence expenses.................               (165)
Repayment of the loans from the founding shareholders...               (700)
Deferred underwriters' fees.............................             (2,700)
Deferred NOMAD fee......................................               (250)
Exercise of repurchase rights...........................            (10,987)
                                                               --------------
Amount disbursed to us..................................         $   85,280
                                                               ==============

----------

(a) Includes $2,623 in interest income, less $1,000 transferred to us for working capital purposes.

(b) Prior to purchase price adjustments. After purchase price adjustments, the amount was $71,159. See note 1 to our annual consolidated financial statements contained elsewhere herein.


     In connection with the offering, shareholders other than founding shareholders ("new shareholders") were granted certain rights to have their shares of our common stock repurchased by us ("repurchase rights"). At the time we sought approval of any business combination, each new shareholder that voted against the business combination was entitled to simultaneously exercise his repurchase rights with respect to his shares (exclusive of founding shares); provided that our repurchase obligations were only effective if such business combination was approved by the new shareholders and completed.

     Since our acquisition of FutureFuel Chemical Company constituted a business combination, a new shareholder was entitled to have his shares repurchased by us at the repurchase price described below following consummation of the acquisition if the new shareholder voted against the acquisition and exercised his repurchase rights. Our board of directors imposed as a condition to us consummating the acquisition of FutureFuel Chemical Company the requirement that those new shareholders voting against the acquisition and exercising their repurchase rights must own in the aggregate not more than 15% of the issued and outstanding shares of our common stock. At our shareholder meeting to approve the acquisition of FutureFuel Chemical Company, 28,125,000 shares were issued and outstanding. Consequently, if new shareholders holding more than 4,218,750 shares voted against the acquisition and exercised their repurchase rights, the acquisition would not be approved. At the shareholder meeting, new shareholders holding an aggregate of 1,425,000 shares voted against the acquisition and exercised their repurchase rights, and shareholders holding 25,205,477 shares voted to approve the acquisition. Consequently, since the 15% threshold was not exceeded, the acquisition of FutureFuel Chemical Company by us was approved.

     The repurchase price was $7.667 per eligible share plus any interest earned by the trust fund, net of expenses and income taxes payable on such interest. The interest earned by the trust fund, net of expenses and income taxes payable on such interest, was $973,594 as of the consummation of the acquisition, for a repurchase price of $7.71 per eligible share and an aggregate repurchase price of $10,986,750. Such payments to new shareholders exercising their repurchase rights were made and the 1,425,000 shares have been canceled.

     Following consummation of our acquisition of FutureFuel Chemical Company, new shareholders who did not exercise their repurchase rights ceased to have such repurchase rights.

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

ITEM 11. - DESCRIPTION OF SECURITIES TO BE REGISTERED

     The total number of shares of all classes of stock which we have the authority to issue is 80,000,000 shares consisting of: (i) 5,000,000 shares of a class designated as preferred stock, par value $0.0001 per share; and (ii) 75,000,000 shares of a class designated as common stock, par value $0.0001 per share. Of the 22,500,000 shares of common stock previously issued in our July 2006 offering, 1,425,000 were the subject of repurchase rights and have been canceled as discussed above. The designations, preferences, rights, qualifications, limitations and restrictions of our preferred stock and common stock are as follows.

PREFERRED STOCK

     Our preferred stock may be issued from time to time in one or more classes or series. The shares of each class or series are to have such designations and powers, preferences, rights, qualifications, limitations and restrictions as are stated and expressed herein and in the resolution or resolutions providing for the issuance of such class or series adopted by our board of directors. Authority is vested in our board to authorize the issuance of the preferred stock from time to time in one or more classes or series, and with respect to each class or series of the preferred stock, to fix and state by the resolution or resolutions of our board from time to time adopted providing for the issuance thereof the following:

     o whether the class or series is to have voting rights, full, special or limited, and whether such class or series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of our stock;

     o the number of shares to constitute the class or series and the designations thereof;

     o the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

     o whether the shares of any class or series are redeemable at our option or the holders thereof or upon the happening of any specified event and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property), and the time or times at which, and the terms and conditions upon which, such shares are redeemable and the manner of redemption;

     o whether the shares of a class or series are subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement and, if such retirement or sinking fund or funds are to be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

     o the dividend rate, whether dividends are payable in cash, our stock or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of our stock, whether or not such dividends are cumulative or noncumulative and, if cumulative, the date or dates from which such dividends accumulate;

     o the preferences, if any, and the amounts thereof which the holders of any class or series thereof will be entitled to receive upon our voluntary or involuntary dissolution or liquidation, or upon any distribution of our assets;

     o whether the shares of any class or series, at our option or the holders thereof or upon the happening of any specified event, are convertible into or exchangeable for the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities or other property and the conversion price or prices or ratio or the rate or rates at which such exchange may be made, with such adjustments, if any, as may be stated and expressed or provided for in such resolution or resolutions; and

     o such other special rights and protective provisions with respect to any class or series as our board of directors may deem advisable.

     The shares of each class or series of our preferred stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. Our board may increase the number of shares of the preferred stock designated for any existing class or series by a resolution adding to such class or series authorized and un-issued shares of the preferred stock not designated for any other class or series. Our board may decrease the number of shares of the preferred stock designated for any existing class or series (but not below the number of shares thereof then outstanding) by a resolution subtracting from such class or series, and the shares so subtracted will become authorized, un-issued and undesignated shares of the preferred stock.

     As of the date of this Registration Statement, no shares of our preferred stock have been issued.

COMMON STOCK

     All shares of common stock have identical rights and privileges in every respect. Except as specifically provided by our board in a resolution providing for any preferred stock, or series thereof, in no event will shares of common stock have preferences over shares of our preferred stock with respect to payment of dividends or distribution of assets upon our liquidation and dissolution.

     Our common stock is fully voting stock entitled to one vote per share with respect to all matters to be voted on by our shareholders. Except as expressly required under the Delaware General Corporation Law, our common stock will vote as a single class with respect to all matters to be voted on by our shareholders. Except as otherwise required by law or as otherwise provided by our board with respect to any preferred stock, the holders of our common stock exclusively possess all voting power with respect to us.

     A holder of shares of our common stock will share ratably with the other holders of our common stock on a share-for-share basis in all distributions of assets pursuant to any voluntary or involuntary liquidation, dissolution or winding up of us.

PREEMPTIVE RIGHTS

     Our shareholders have no preemptive rights to acquire our un-issued shares or securities convertible into or carrying a right to subscribe to or acquire shares of our stock.

BOARD OF DIRECTORS

     The number of directors initially to constitute our board was three. Thereafter, the number of directors may be changed: (i) by amendment to our certificate of incorporation; or (ii) as set forth in our bylaws. The size of our board was increased to four directors on October 26, 2005, to six directors on May 24, 2006 and to eight directors on January 8, 2007. The number of directors may be decreased at any time and from time to time either by our shareholders or by a majority of our directors then in office, but only to eliminate vacancies existing by reason of the death, resignation, removal or expiration of the term of one or more directors. At each meeting of our shareholders for the election of directors at which a quorum is present, the persons receiving a plurality of the votes cast will be elected directors. Nominations for the election of directors may be made by our board or a committee appointed by the board, or by any shareholder entitled to vote generally in the election of directors who complies with the shareholder proposal procedures described below. All nominations by shareholders must be made pursuant to timely notice in proper written form to our corporate secretary as described below. To be in proper written form, such shareholder's notice must set forth in writing: (i) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person's written consent to being a nominee and to serving as a director if elected (irrespective of whether the Securities Exchange Act of 1934, as amended, is applicable to us); and (ii) as to the shareholder giving the notice, (a) the name and address, as they appear on our books, of such shareholder and (b) the class and number of shares of our stock which are beneficially owned by such shareholder.

     Our board is divided into three classes: Class A, Class B and Class C. The number of directors in each class are to be nearly as equal as possible. At the first election of directors by the incorporator, the incorporator elected a Class C director for a term expiring at our third annual meeting of shareholders, which Class C director was Mr. Novelly. The Class C director then appointed additional Class A and Class B directors. The directors in Class A were elected for a term expiring at our first annual meeting of shareholders, the directors in Class B were elected for a term expiring at the second annual meeting and the director in Class C was elected for a term expiring at the third annual meeting. The Class A, Class B and Class C directors are as follows.


                                                                      TERM
NAME                                              CLASS(a)          EXPIRES
--------------------------------------------    ------------      ------------
Paul A. Novelly.............................         C                2009
Lee. E. Mikles..............................         B                2008
Douglas D. Hommert..........................         A                2010
Edwin A. Levy...............................         B                2008
Thomas R. Evans.............................         B                2008
Richard L. Knowlton.........................         C                2009
Paul G. Lorenzini...........................         C                2009

----------
(a) Mr. William J. Dore was also a director whose term expired in 2007. However, he resigned as a director effective June 1, 2007 and our board determined not to fill his position at this time. In the event his position is filled, his successor will hold that position only until the annual shareholder meeting in 2008 and, if reelected at such meeting, such successor will hold office until 2010.


     Commencing at the first annual meeting of our shareholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire are elected for a term of office to expire at the third succeeding annual meeting after their election. Except as the Delaware General Corporation Law may otherwise require, in the interim between annual meetings or special meetings of our shareholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in our board, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in our bylaws), or by the sole remaining director. All directors hold office until the expiration of their respective terms of office and until their successors have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director serves for the remainder of the full term of the director whose death, resignation or removal has created such vacancy and until his successor has been elected and qualified.

     Our board has the power, without the assent or vote of our shareholders, to make, alter, amend, change, add to or repeal our bylaws.

     A majority of the total number of the whole board constitutes a quorum at all meetings of our board. In the event one or more of our directors is disqualified to vote at any meeting, then the required quorum will be reduced by one for each such director so disqualified; provided, however, that in no case will less than one third of the total number of the whole board constitute a quorum.

     Subject to the rights of holders of our preferred stock to elect directors under circumstances specified in a resolution of our board adopted pursuant to the provisions of our certificate of incorporation and bylaws establishing such series, a director may be removed from office, but only for cause, by the affirmative vote of the holders of more than fifty percent of the voting power of our voting stock, voting together as a single class. "Voting stock" means our common stock and any preferred stock entitled to vote generally in the election of our directors.

     Our board may provide for the payment to any of our directors of a specified amount for services as director or member of a committee of our board, or of a specified amount for attendance at each regular or special board meeting or committee meeting, or of both. All directors will be reimbursed for ordinary and necessary expenses of attendance at any such meeting.

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

NOTIFICATION BY INTERESTED SHAREHOLDERS

     Pursuant to our certificate of incorporation, any holder of shares of our common stock or our warrants must notify us without delay, and including particulars of the price, amount and nature of the relevant transaction, if the aggregate amount of such shares or warrants in which he has an interest:
(i) exceeds three percent by nominal value of the entire issued class of our common stock or warrants respectively; or (ii) changes from an aggregate amount which exceeded three percent by nominal value of the then issued class of our common stock or warrants. "Interest" includes an interest of any kind (whether conditional or absolute) whatsoever in the shares of our common stock or warrants (and accordingly there are to be disregarded any restraints or restrictions to which the exercise of any right attached to the interest is or may be subject), including: (a) a joint interest; (b) a beneficial interest;
(c) a contractual right to purchase; (d) the right to exercise any right conferred by or the right to control the exercise of such right in shares of our common stock or warrants; or (e) the right to call for delivery of, the right to acquire or the obligation to take an interest in shares of our common stock or warrants.

ALTERATION OF THE CERTIFICATE OF INCORPORATION

     Our certificate of incorporation may be amended only if approved by a majority of our directors then in office and eligible to vote on such resolution, presented to our shareholders for consideration pursuant to
Section 242 of the Delaware General Corporation Law and approved by our shareholders: (i) at a general or special meeting at which a quorum is present by a majority of votes cast; or (ii) by written consent in accordance with
Section 228 of the Delaware General Corporation Law. Where our board has, by a resolution passed by a majority of our directors then in office and eligible to vote on such resolution, approved an amendment to the article of our certificate of incorporation dealing with the number of directors and classes of directors, the amendment will not be effective unless approved by a vote of shareholders holding no less than 80% of our issued stock carrying the right to vote at general or special meetings at the relevant time (or by written consent in accordance with Section 228 of the Delaware General Corporation
Law).

MEETING OF SHAREHOLDERS

     An annual meeting of our shareholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting will be held at such place, on such date and at such time as our board or our chief executive officer each year fixes, which date will be within thirteen months of the last annual meeting of our shareholders. If no annual meeting is held in accordance with the foregoing provisions, a special meeting may be held in lieu of the annual meeting, and any action taken at that special meeting will have the same effect as if it had been taken at the annual meeting, and in such case all references in our bylaws to the annual meeting of shareholders will be deemed to refer to such special meeting. Except as required by law and subject to the rights of holders of any series of our preferred stock, special meetings of our shareholders may be called at any time but only by our chief executive officer, the chairman of our board or by our board pursuant to a resolution approved by a majority of the then directors. Business transacted at any special meeting of our shareholders will be limited to matters relating to the purpose or purposes stated in the notice of the meeting unless this requirement is waived in accordance with our bylaws or with applicable law.

     Except as otherwise may be required by law, notice of each meeting of our shareholders, whether an annual meeting or a special meeting: (i) must be in writing; (ii) must be delivered or sent by mail not less than ten nor more than sixty days before the date of such meeting to each shareholder entitled to vote at such meeting; and (iii) must state the place, date and hour of the meeting. The notice of a special meeting must also state the purpose or purposes for which the meeting is called and must indicate that such notice is being issued by or at the direction of the persons calling the meeting. Except as otherwise provided by law, our certificate of incorporation or our bylaws, at each meeting of our shareholders, the holders of shares of stock possessing a majority of the voting power of our capital stock issued and outstanding and entitled to vote at such meeting, present in person or represented by proxy at such meeting, constitute a quorum for the transaction of any business of the Company.

     Except as otherwise provided with respect to our preferred stock, at each meeting of our shareholders, each holder of shares of our common stock will be entitled to one vote for each share of common stock standing in such holder's name on our stock records at the record date for the determination of shareholders entitled to vote at such meeting or, if no such record date has been fixed, then at the close of business on the day next preceding the day on which notice thereof is given. All voting, including on the election of directors but excepting where otherwise

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

required by law, may be by a voice vote; provided, however, that upon demand therefor by a shareholder entitled to vote or by such shareholder's proxy, a stock vote will be taken by ballots (which may be submitted by electronic transmission), each of which will state the name of the shareholder or proxy voting and such other information as may be required under the procedure established for the meeting.

     At each meeting of our shareholders where a quorum is present, the holders of a majority of our capital stock present or represented by proxy and entitled to vote thereon will decide any matter to be voted upon by our shareholders at such meeting, except when a different vote is required by express provision of law, our certificate of incorporation or our bylaws. At any annual meeting of our shareholders, only such business may be conducted as may be brought before the annual meeting: (i) by or at the direction of our board; or (ii) by any shareholder who complies with the procedures set forth in our bylaws. For business properly to be brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in proper written form to our corporate secretary. To be timely, a shareholder's notice must be delivered to or mailed and received at our executive office not less than 30 days nor more than 60 days prior to the annual meeting; provided, however, that in the event that less than 40 days' notice or prior public disclosure of the date of the annual meeting is given or made to our shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. To be in proper written form, a shareholder's notice to our corporate secretary must set forth in writing as to each matter the shareholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting; (b) the name and address, as they appear on our books, of the shareholder proposing such business; (c) the class and number of shares of our stock which are beneficially owned by the shareholder; and (d) any material interest of the shareholder in such business.

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ITEM 12. - INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Article Eleven of our certificate of incorporation, we will indemnify, to the fullest extent permitted under the Delaware General Corporation Law, any individual who was, is or is threatened to be made a party to a proceeding by reason of the fact that he or she: (i) is or was a director or officer of the Company; or (ii) while a director or officer of the Company is or was serving at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic person. Such right is a contract right and, as such, runs to the benefit of any director or officer who is elected and accepts the position of director or officer of the Company or elects to continue to serve as a director or officer of the Company while Article Eleven is in effect. Any repeal or amendment of Article Eleven may be prospective only and will not limit the rights of any such director or officer or our obligations with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to Article Eleven.

     Such right includes the right to be paid by us for expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Delaware General Corporation Law. If a claim for indemnification or advancement of expenses is not paid in full by us within 60 days after a written claim has been received by us, the claimant may at any time thereafter bring suit against us to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will also be entitled to be paid the expenses of prosecuting such claim. It is a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the Delaware General Corporation Law, but the burden of proving such defense is on us. Neither our failure (including our board, any committee thereof, independent legal counsel or shareholders) to have made our determination prior to commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances, nor an actual determination by us (including our board, any committee thereof, independent legal counsel or shareholders) that such indemnification or advancement is not permissible, may be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any individual having a right of indemnification under Article Eleven, such right inures to the benefit of his or her heirs, executors, administrators and personal representatives. The rights so conferred are not exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of shareholders or directors, agreement or otherwise.

     A director is not personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to us or our shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) for any transaction from which the director derived an improper personal benefit; or (iv) under
Section 174 of the Delaware General Corporation Law.

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ITEM 13. - FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

ANNUAL FINANCIAL STATEMENTS

FutureFuel Chemical Company

     The following sets forth FutureFuel Chemical Company's consolidated balance sheets as of December 31, 2006 and December 31, 2005 and the consolidated statements of operations, statements of cash flows and statements of changes in stockholders' equity for each of the years in the three-year period ended December 31, 2006, together with KPMG LLP's report thereon.





            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors and Stockholders
FutureFuel Corp.:

     We have audited the accompanying consolidated balance sheets of FutureFuel Corp. and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ending December 31, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FutureFuel Corp. and subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ending December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

St. Louis, Missouri
April 23, 2007

                                              FUTUREFUEL CORP.
                                         CONSOLIDATED BALANCE SHEETS
                                      AS OF DECEMBER 31, 2006 AND 2005
                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                   2006             2005
                                                                              -------------    -------------
ASSETS
     Cash and cash equivalents..........................................       $    63,129      $         -
     Accounts receivable, net of allowances of $42 and $0, respectively.            23,824           10,881
     Inventory..........................................................            11,591            4,830
     Current deferred income tax asset..................................                68              552
     Prepaid expenses...................................................             1,248                -
     Other current assets...............................................             3,131                -
                                                                              -------------    -------------
         Total current assets...........................................           102,991           16,263

     Property, plant and equipment, net.................................            97,761           95,115
     Noncurrent deferred income tax asset...............................               381              516
     Restricted cash and cash equivalents...............................             3,127                -
     Other assets.......................................................             2,764            2,606
                                                                              -------------    -------------
         Total noncurrent assets........................................           104,033           98,237
                                                                              -------------    -------------
TOTAL ASSETS............................................................       $   207,024      $   114,500
                                                                              =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY
     Accounts payable...................................................       $    12,945      $     7,940
     Accounts payable - related parties.................................               112                -
     Income taxes payable...............................................             2,264                -
     Accrued expenses and other current liabilities.....................             1,717            5,657
     Accrued expenses and other current liabilities - related parties...                40                -
                                                                              -------------    -------------
         Total current liabilities......................................            17,078           13,597

     Other noncurrent liabilities.......................................               545              843
     Noncurrent deferred income taxes...................................            23,884           23,987
                                                                              -------------    -------------
         Total noncurrent liabilities...................................            24,429           24,830
                                                                              -------------    -------------
TOTAL LIABILITIES.......................................................            41,507           38,427

     Preferred stock, $0.0001 par value, 5,000,000 shares authorized,
       none issued and outstanding......................................                 -                -
     Common stock, $0.0001 par value, 75,000,000 shares authorized,
       26,700,000 issued and outstanding................................                 3                -
     Additional paid in capital.........................................           162,995                -
     Retained earnings..................................................             2,519                -
     Net investment of parent...........................................                 -           76,073
                                                                              -------------    -------------
         Total stockholders' equity.....................................           165,517           76,073
                                                                              -------------    -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..............................       $   207,024      $   114,500
                                                                              =============    =============

                 The accompanying notes are an integral part of these financial statements.

                                                 FUTUREFUEL CORP.
                                       CONSOLIDATED STATEMENTS OF OPERATIONS
                                FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 2006                  2005                 2004
                                                            -------------         -------------        -------------
Revenues                                                     $   134,168           $   104,364          $   127,945
Revenues - related parties.........................               16,602                15,175               16,212
Cost of goods sold.................................              119,574                88,484              130,097
Cost of goods sold - related parties...............               16,602                15,175               16,212
Distribution.......................................                1,291                 1,604                1,499
                                                            -------------         -------------        -------------
     Gross profit (loss)...........................               13,303                14,276               (3,651)

Selling, general and administrative expenses.......                6,143                 7,662               10,854
Selling, general and administrative expenses  -
  related parties..................................                  104                     -                    -
Research and development expenses..................                4,937                 5,975                9,919
                                                            -------------         -------------        -------------
                                                                  11,184                13,637               20,773
                                                            -------------         -------------        -------------
Income (loss) from operations......................                2,119                   639              (24,424)

Interest income....................................                  733                     -                    -
Interest expense...................................                  (37)                  (31)                 (37)
                                                            -------------         -------------        -------------
                                                                     696                   (31)                 (37)
                                                            -------------         -------------        -------------
Income (loss) before income taxes..................                2,815                   608              (24,461)
Provision (benefit) for income taxes...............                  678                   227               (9,594)
                                                            -------------         -------------        -------------
Net income (loss)..................................          $     2,137           $       381          $   (14,867)
                                                            =============         =============        =============

Earnings (loss) per common share
     Basic.........................................          $      0.08           $      0.01          $     (0.56)
     Diluted.......................................          $      0.07           $      0.01          $     (0.56)

Weighted average shares outstanding
     Basic.........................................           26,700,000            26,700,000           26,700,000
     Diluted.......................................           31,818,772            31,818,772           26,700,000

                     The accompanying notes are an integral part of these financial statements.

                                                 FUTUREFUEL CORP.
                                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                                FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
                                              (DOLLARS IN THOUSANDS)

                                                                             2006            2005            2004
                                                                         ------------     -----------    ------------
Cash flows provide by (used in) operating activities
     Net income (loss)..........................................           $  2,137         $   381        $(14,867)

     Adjustments to reconcile net income to net cash provided
     by (used in) operating activities:
         Asset impairment charges...............................                  -               -          18,305
         Depreciation...........................................              9,067           8,940          10,218
         Provision (benefit) for deferred income taxes..........                516            (148)         (6,017)
         Change in fair value of derivative instruments.........                447               -               -
         Noncash environmental charges (credits) from parent....                148          (2,682)         (1,266)
         Losses on disposals of fixed assets....................                 95              67             402
         Noncash interest expense...............................                 37              31              37

     Changes in operating assets and liabilities:
         Accounts receivable....................................            (12,943)           (533)            896
         Inventory..............................................             (6,761)          2,121          10,586
         Prepaid expenses.......................................             (1,248)              -               -
         Other assets...........................................               (158)           (382)           (233)
         Accounts payable.......................................              5,077             (57)          1,102
         Accounts payable - related parties.....................                112               -               -
         Income taxes payable...................................              2,264               -               -
         Accrued expenses and other current liabilities.........             (4,012)           (129)              7
         Accrued expenses and other current liabilities -
           related parties......................................                 40               -               -
         Other noncurrent liabilities...........................               (335)            (53)           (126)
                                                                         ------------     -----------    ------------
              Net cash provided by (used in) operating
                activities......................................             (5,517)          7,556          19,044
                                                                         ------------     -----------    ------------

Cash flows provided by (used in) investing activities
     Restricted cash............................................             (3,127)              -               -
     Collateralization of derivative instruments................             (3,578)              -               -
     Proceeds from the sale of fixed assets.....................                  -              60               -
     Capital expenditures.......................................            (11,819)         (6,654)         (6,520)
                                                                         ------------     -----------    ------------
         Net cash provided by (used in) investing activities....            (18,524)         (6,594)         (6,520)
                                                                         ------------     -----------    ------------

Cash flows provided by (used in) financing activities
     Net proceeds from reverse acquisition......................             87,094               -               -
     Transfers to parent, net...................................                 76            (962)        (12,524)
                                                                         ------------     -----------    ------------
         Net cash provided by (used in) financing activities....             87,170            (962)        (12,524)
                                                                         ------------     -----------    ------------

Net change in cash and cash equivalents.........................             63,129               -               -
Cash and cash equivalents at beginning of period................                  -               -               -
                                                                         ------------     -----------    ------------
Cash and cash equivalents at end of period......................           $ 63,129         $     -        $      -
                                                                         ============     ===========    ============

                     The accompanying notes are an integral part of these financial statements.

                                                 FUTUREFUEL CORP.
                            CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                               FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
                                              (DOLLARS IN THOUSANDS)


                                 Common stock           Additional                         Net             Total
                           ------------------------      paid-in        Retained       investment      stockholders'
                              Shares        Amount       capital        earnings       of parent          equity
                           ------------    --------     ----------     ----------     ------------    ---------------
Balance - December 31,               -      $    -      $       -        $     -       $  107,933       $  107,933
  2003...................

    Net income (loss)....            -           -              -              -          (14,867)         (14,867)
    Net transfers to
      parent.............            -           -              -              -          (13,790)         (13,790)
                           ------------    --------    ------------    ----------     ------------     ------------

Balance - December 31,
  2004...................            -           -              -              -           79,276           79,276

    Net income...........            -           -              -              -              381              381
    Net transfers to
      parent.............            -           -              -              -           (3,584)          (3,584)
                           ------------    --------    ------------    ----------     ------------     ------------

Balance - December 31,
  2005                               -           -              -              -           76,073           76,073
    Net income (loss)
      prior to reverse
      acquisition........            -           -              -              -             (382)            (382)
    Net transfers to
      parent.............            -           -              -              -              213              213
    Reverse acquisition..   26,700,000           3         87,091              -                -           87,094
    Recapitalization.....            -           -         75,904              -          (75,904)               -
    Net income after
      giving effect to
      recapitalization...            -           -              -          2,519                -            2,519
                           ------------    --------    -----------     ----------     ------------     ------------

Balance - December 31,
  2006...................   26,700,000      $    3      $ 162,995        $ 2,519       $        -       $  165,517
                           ============    ========    ===========     ==========     ============     ============

                    The accompanying notes are an integral part of these financial statements.

      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF FUTUREFUEL CORP. (Dollars in thousands, except per share or unit amounts, and as noted)

1)       Nature of operations and basis of presentation

         Eastman SE, Inc.

         Eastman SE, Inc. ("Eastman SE") was incorporated under the laws of the state of Delaware on September 1, 2005 and subsequent thereto operated as a wholly-owned subsidiary of Eastman Chemical Company ("Eastman Chemical") through October 31, 2006. Eastman SE was incorporated for purposes of effecting a sale of Eastman Chemical's manufacturing facility in Batesville, Arkansas (the "Batesville Plant"). Commencing January 1, 2006, Eastman Chemical began transferring the assets associated with the business of the Batesville Plant to Eastman SE.

         The Batesville Plant was constructed to produce proprietary photographic chemicals for Eastman Kodak Company ("Eastman Kodak"). Over the years, Eastman Kodak shifted the plant's focus away from the photographic imaging business to the custom synthesis of fine chemicals and organic chemical intermediates used in a variety of end markets, including paints and coatings, plastics and polymers, pharmaceuticals, food supplements, household detergents and agricultural products.

         In 2005, the Batesville Plant began the implementation of a biobased products platform. This includes the production of biofuels (biodiesel, bioethanol and lignin/biomass solid fuels) and biobased specialty chemical products (biobased solvents, chemicals and intermediates). In addition to biobased products, the Batesville Plant continues to manufacture fine chemicals and other organic chemicals.

         Viceroy Acquisition Corporation

         Viceroy Acquisition Corporation ("Viceroy") was incorporated under the laws of the state of Delaware on August 12, 2005 to serve as a vehicle for the acquisition by way of asset acquisition, merger, capital stock exchange, share purchase or similar transaction ("Business Combination") of one or more operating businesses in the oil and gas industry. On July 12, 2006 Viceroy completed an equity offering (see Note 10).

         On July 21, 2006, Viceroy entered into an acquisition agreement with Eastman Chemical to purchase all of the issued and outstanding stock of Eastman SE. On October 27, 2006, a special meeting of the shareholders of Viceroy was held and the acquisition of Eastman SE was approved by the shareholders. On October 31, 2006, Viceroy acquired all of the issued and outstanding shares of Eastman SE from Eastman Chemical. After purchase price adjustments to date, a price of $71,159 was paid for the stock of Eastman SE. Any future purchase price adjustments will be treated as an adjustment to equity in the period realized. Immediately subsequent to the acquisition, Viceroy changed its name to FutureFuel Corp. ("FutureFuel") and Eastman SE changed its name to FutureFuel Chemical Company ("FutureFuel Chemical").

         Acquisition Accounting

         For accounting purposes, the transaction is deemed to be a reverse acquisition and FutureFuel Chemical has been treated as the accounting acquirer and continuing reporting entity that acquired FutureFuel. Accordingly, the October 31, 2006 acquisition has been accounted for as a capital transaction or, more specifically, the issuance of stock by FutureFuel Chemical for the net monetary assets of FutureFuel accompanied by a recapitalization and reorganization with FutureFuel assuming the role of the reporting entity and FutureFuel Chemical assuming the role of FutureFuel's operating subsidiary.

         Through October 31, 2006, the operations of the Batesville Plant were included in the consolidated financial statements of Eastman Chemical. Accordingly, the accompanying balance sheets, statements of operations and related statements of cash flows have been prepared from Eastman Chemical's historical accounting records and are presented on a carve-out basis to include the historical financial position, results of operations and cash flows applicable to Eastman SE through October 31, 2006. As a result of the lack of capital structure of Eastman SE prior to October 31, 2006, the net investment of the parent has been presented in lieu of stockholder's equity.

      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF FUTUREFUEL CORP. (Dollars in thousands, except per share or unit amounts, and as noted)

         Subsequent to October 31, 2006, the consolidated financial statements present the combined operations of FutureFuel and FutureFuel Chemical.

         Corporate Allocations

         The financial statements prior to October 31, 2006 include allocations of certain corporate services provided by Eastman Chemical's management, including finance, legal, information systems, human resources and distribution. Eastman Chemical has utilized its experience with the business of the Batesville Plant and its judgment in allocating such corporate services and other support to the periods prior to October 31, 2006. Costs allocated for such services were:

                                                                       Ten months
                                                                          ended              Twelve months ended
                                                                       October 31:              December 31:
                                                                    -----------------    ---------------------------
                                                                          2006               2005           2004
                                                                    -----------------    -----------    ------------
         Cost of goods sold.......................................     $       -           $    99        $  1,275
         Distribution.............................................           438               874             818
         Selling, general and administrative......................         4,398             5,327           7,776
         Research and development.................................           652             2,388           6,094
                                                                   -----------------     -----------    ------------
         Total cost and expenses allocated........................     $   5,488           $ 8,688        $ 15,963
                                                                   =================     ===========    ============


         Allocations were made to cost of goods sold, distribution and selling, general and administrative expenses primarily based on a percentage of revenues and allocations to research and development expenditures were made primarily on actual time and effort incurred, which management believes represents reasonable allocation methodologies. These allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if Eastman SE had been operating as a separate entity.

         Eastman Chemical uses a centralized approach to cash management, hedging and the financing of its operations. As a result, debt and related interest income and expense, and certain cash and cash equivalents, were maintained at the corporate office and are not included in the accompanying consolidated financial statements.
         In addition, allocations related to LIFO inventories were made on the basis of the specific attributes of the inventories and related products sold by Eastman SE.


2)       Significant accounting policies

         Consolidation

         The accompanying consolidated financial statements include the accounts of FutureFuel and its wholly-owned subsidiary, FutureFuel Chemical. All significant intercompany transactions have been eliminated.

         Cash and cash equivalents

         Cash equivalents consist of highly liquid investments with maturities of three months or less when purchased and are carried at cost, which approximates market.

         Accounts receivable, allowance for doubtful accounts and credit risk


         Accounts receivable are recorded at the invoiced amount and do not bear interest. FutureFuel has established procedures to monitor credit risk and has not experienced significant credit losses in prior years. Accounts receivable have been reduced by an allowance for amounts that may be uncollectible in the future. This estimated allowance is based upon management's evaluation of the collectibility of individual invoices and is based upon management's evaluation of the financial condition of its customers and historical bad debt experience. Write-offs are recorded at the time a customer receivable is deemed uncollectible. FutureFuel had recorded an allowance for doubtful accounts of $42 as of December 31, 2006. There was no allowance for doubtful accounts as of December 31, 2005.

      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF FUTUREFUEL CORP. (Dollars in thousands, except per share or unit amounts, and as noted)

         Prior to October 31, 2006, Eastman SE participated in an agreement that allowed Eastman Chemical to sell certain domestic accounts receivable under a planned continuous sale program to a third party. The agreement permitted the sale of undivided interests in domestic trade accounts receivable, which Eastman Chemical continued to service until collection. As the sale program was part of Eastman Chemical's centralized approach to cash management, Eastman SE's $7,888 participation at December 31, 2005 is classified as accounts receivable in the accompanying consolidated balance sheet with the corresponding liability included in the net investment of parent.

         Customer concentrations

         Significant portions of FutureFuel's sales are made to a relatively small number of customers. All sales of nonanoyloxybenzenesulfonate ("NOBS"), a bleach activator, are made to a leading North American consumer products company pursuant to a supply contract that is set to expire in June 2008. Sales of NOBS totaled $84,691, $66,959 and $73,607 for the years ended December 31, 2006, 2005 and 2004, respectively. Additionally, all sales of a herbicide and certain other intermediates used in the production of this herbicide are made to one customer. Sales of this herbicide and its intermediates totaled $23,685, $25,063 and $27,946 for the years ended December 31, 2006, 2005 and 2004, respectively. These two customers represented approximately 64% and 88% of FutureFuel's accounts receivable balance at December 31, 2006 and 2005, respectively.

         Inventory

         FutureFuel determines the cost of substantially all raw materials and finished goods inventories by the last-in, first-out ("LIFO") method. FutureFuel writes down its inventories for estimated obsolescence or unmarketable inventory equal to the difference between the carrying value of inventory and the estimated market value based upon current demand and market conditions.

         Financial and derivative instruments

         The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other current liabilities approximate their fair values due to the short-term maturities of these instruments.

         FutureFuel maintains inventories of biodiesel and utilizes various derivative instruments such as regulated futures and regulated options as an economic hedge to reduce the effects of fluctuations in the prices of biodiesel. These derivative instruments do not qualify for hedge accounting under the specific guidelines of Statement of Financial Accounting Standards ("SFAS") No. 133 Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 149 Amendment of Statement 133 on Derivative Instruments and Hedging Activities. While management believes each of these instruments are entered into in order to effectively manage various market risks, none of the derivative instruments are designated and accounted for as hedges primarily as a result of the extensive record-keeping requirements.

         FutureFuel records all derivative instruments at fair value. Fair value is determined by using the closing prices of the derivative instruments on the New York Mercantile Exchange at the end of an accounting period. Changes in fair value of the derivative instruments are recorded in the statements of operations as a component of cost of goods sold. FutureFuel maintains a margin account with a broker to collateralize these derivative instruments.

         Property, plant and equipment

         Property, plant and equipment is carried at cost. Maintenance and repairs are charged to earnings; replacements and betterments are capitalized. When FutureFuel retires or otherwise disposes of assets, it removes the cost of such asset and related accumulated depreciation from the accounts. FutureFuel records any profit and loss on retirement or other disposition in earnings. Asset impairments are reflected as increases in accumulated depreciation. Depreciation is provided using the straight-line method over the following estimated useful lives:

      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF FUTUREFUEL CORP. (Dollars in thousands, except per share or unit amounts, and as noted)

         Buildings and building equipment...................  20 - 50 years
         Machinery and equipment............................   3 - 33 years
         Transportation equipment...........................   5 - 33 years
         Other..............................................   5 - 33 years

         Restricted cash and cash equivalents

         Restricted cash and cash equivalents include cash and cash equivalents reserved for purposes of meeting certain Arkansas Department of Environmental Quality requirements that become applicable in the event of a closure of the Batesville Plant. The amount of cash reserved for this purpose is based on a formula derived by the state of Arkansas and totaled $3,127 at December 31, 2006. No cash was restricted in periods prior to December 31, 2006.

         Impairment of assets

         FutureFuel evaluates the carrying value of long-lived assets when events or changes in circumstances indicate that the carrying value may not be recoverable. Such events and circumstances include, but are not limited to, significant decreases in the market value of the asset, adverse changes in the extent or manner in which the asset is being used, significant changes in business climate, or current or projected cash flow losses associated with the use of the assets. The carrying value of a long-lived asset is considered impaired when the total projected undiscounted cash flows from such assets are separately identifiable and are less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. For long-lived assets to be held for use in future operations and for fixed (tangible) assets, fair value is determined primarily using either the projected cash flows discounted at a rate commensurate with the risk involved or appraisal. For long-lived assets to be disposed of by sale or other than sale, fair value is determined in a similar manner, except that fair values are reduced for disposal costs.

         Asset retirement obligations

         FutureFuel establishes reserves for closure/post-closure costs associated with the environmental and other assets it maintains. Environmental assets include but are not limited to waste management units such as incinerators, landfills, storage tanks and boilers. When these types of assets are constructed or installed, a reserve is established for the future costs anticipated to be associated with the closure of the site based on an expected life of the environmental assets, the applicable regulatory closure requirements and FutureFuel's environmental policies and practices. These expenses are charged into earnings over the estimated useful life of the assets. Currently, FutureFuel estimates the useful life of each individual asset up to 35 years. Changes made in estimates of the asset retirement obligation costs or the estimate of the useful lives of these assets are reflected in earnings as an increase or decrease in the period such changes are made.

         Environmental costs are capitalized if they extend the life of the related property, increase its capacity and/or mitigate or prevent future contamination. The cost of operating and maintaining environmental control facilities is charged to expense.

         Deferred income taxes

         Prior to October 31, 2006, Eastman SE was included in the consolidated federal tax return of Eastman Chemical. For purposes of the financial results presented up to that date, the provision for income taxes has been prepared using the separate return method. As Eastman SE did not file a separate federal tax return prior to October 31, 2006 and no tax sharing agreement was in place, any amounts payable or receivable were actually due to or receivable from Eastman Chemical and are included in the net investment of parent and transfers to parent.

      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF FUTUREFUEL CORP. (Dollars in thousands, except per share or unit amounts, and as noted)

         Income taxes are accounted for using the asset and liability method. Under this method, income tax assets and liabilities are recognized for temporary differences between financial statement carrying amounts of assets and liabilities and their respective income tax basis. A future income tax asset or liability is estimated for each temporary difference using enacted and substantively enacted income tax rates and laws expected to be in effect when the asset is realized or the liability settled. A valuation allowance is established, if necessary, to reduce any future income tax asset to an amount that is more likely than not to be realized.

         Revenue recognition

         Revenue from product sales are recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price to the customer is fixed or determinable and collectibility is reasonably assured.

         Prior to October 31, 2006, certain sales from Eastman SE to then affiliated companies, such as Eastman Chemical, were recorded with no margin based on the interdivision arrangements. Since October 31, 2006, these sales have been recorded based upon the pricing provisions stipulated within negotiated sales contracts.

         Shipping and handling fees

         Shipping and handling fees related to sales transactions are billed to customers and recorded as sales revenues.

         Cost of goods sold and selling, general and administration expense

         Cost of goods sold includes the costs of inventory sold, related purchasing, distribution and warehousing costs, costs incurred for shipping and handling, and environmental remediation costs.

         Selling, general and administration expense includes personnel costs associated with sales, marketing and administration, legal and legal-related costs, consulting and professional services fees, advertising expenses, and other similar costs.

         Research and development

         All costs identified as research and development costs are charged to expense when incurred.

         Planned major maintenance activities

         Expenditures for planned major maintenance activities are recognized as expense as incurred.

         Earnings per share

         Basic earnings per share is computed by dividing net income (the numerator) by the weighted average number of outstanding shares (the denominator) for the period. Diluted earnings per share are calculated in accordance with the treasury stock method to determine the dilutive effect of warrants and options. The computation of diluted earnings per share includes the same numerator, but the denominator is increased to include the number of additional common shares from the exercise of warrants and options that would have been outstanding if potentially dilutive common shares had been issued.

         The weighted average basic and diluted shares outstanding for the years ended December 31, 2006, 2005 and 2004 have been calculated assuming that all shares outstanding at December 31, 2006, net of those shares whose holders exercised their repurchase rights as described in Note 10, were outstanding for all periods presented. The dilutive impact of the warrants, as described in Note 10, was calculated based upon the trading activity of FutureFuel's common stock from July 13, 2006 to December 31, 2006.

      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF FUTUREFUEL CORP. (Dollars in thousands, except per share or unit amounts, and as noted)

         Comprehensive income (loss)

         As it has not historically recognized any other comprehensive income
         (loss), the comprehensive income (loss) of FutureFuel is comprised entirely of its net income (loss). As FutureFuel recognizes revenues, expenses, gains or losses that, under accounting principles generally accepted in the U.S., are included in comprehensive income but excluded from net income, these items will be recognized as a component of other comprehensive income in its financial statements.

         Commitments and contingent liabilities

         In the ordinary course of its business, FutureFuel enters into supply and sales contracts as deemed commercially desirable. Supply contracts are utilized to ensure the availability of raw materials used in the production process. Sales contracts are utilized to ensure the future sale of produced product.

         FutureFuel and its operations from time to time may be parties to or targets of lawsuits, claims, investigations and proceedings including product liability, personal injury, patent and intellectual property, commercial, contract, environmental, health and safety and environmental matters, which are handled and defended in the ordinary course of business. FutureFuel accrues a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. When a single amount cannot be reasonably estimated but the cost can be estimated within a range, FutureFuel accrues the minimum amount.

         Use of estimates

         The preparation of financial statements in conformity with accounting principals generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during a reporting period. Estimates are used when accounting for allowance for doubtful accounts, depreciation, amortization, asset retirement obligations and income taxes as well as the evaluation of potential losses due to impairments or future liabilities. Actual results could differ materially from those estimates.

3)       Inventories

         The carrying values of inventory were as follows as of December 31:


                                                                                 2006             2005
                                                                             ------------     ------------
         At first-in, first-out or average cost (approximates current cost)
             Finished goods................................................   $   10,038       $    5,818
             Work in process...............................................        1,794            1,587
             Raw materials and supplies....................................       12,631            9,842
                                                                             ------------     ------------
                                                                                  24,463           17,247
             LIFO reserve..................................................      (12,872)         (12,417)
                                                                             ------------     ------------
             Total inventories.............................................   $   11,591       $    4,830
                                                                             ============     ============

      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF FUTUREFUEL CORP. (Dollars in thousands, except per share or unit amounts, and as noted)

4)       Derivative instruments

         The volumes and carrying values of FutureFuel's derivative instruments were as follows at December 31:

                                                                               Asset/(Liability)
                                                       ----------------------------------------------------------------
                                                                    2006                              2005
                                                       -------------------------------     ----------------------------
                                                          Quantity            Fair            Quantity         Fair
                                                         (000 bbls)          Market          (000 bbls)       Market
                                                        Long/(Short)          Value         Long/(Short)       Value
                                                       --------------     ------------     --------------   -----------
         Regulated fixed price future commitments,
         included in prepaid expenses and other
         current assets..............................       (250)             $  (28)              -           $   -
         Regulated options, included in prepaid
         expenses and other current assets...........       (100)             $ (419)              -           $   -

         The margin account maintained with a broker to collateralize these derivative instruments carried an account balance of $3,578 at December 31, 2006, and is classified as other current assets in the consolidated balance sheet. This margin account carried no balance at December 31, 2005. The carrying values of the margin account and of the derivative instruments are included in other current assets and comprise the entire account balance.

5)       Property, plant and equipment

         Property, plant and equipment consisted of the following at December
         31:

                                                                                  2006             2005
                                                                              ------------     ------------
         Land...............................................................   $    1,345       $    1,345
         Buildings and building equipment...................................       47,895           47,301
         Machinery and equipment............................................      409,676          403,051
         Construction in progress...........................................        6,335            2,538
         Accumulated depreciation...........................................     (367,490)        (359,120)
                                                                              ------------     ------------
                                                                               $   97,761       $   95,115
                                                                              ============     ============

         Depreciation expense totaled $9,067, $8,940 and $10,218 for the years ended December 31, 2006, 2005 and 2004, respectively.

6)       Other assets

         Other assets is comprised of spare equipment and parts that have not been placed into service as of the balance sheet date and are not expected to be placed into service for the twelve-month period subsequent to the balance sheet date. The balance related to these items totaled $2,764 and $2,606 at December 31, 2006 and 2005, respectively.

7)       Accrued expenses and other current liabilities


         Accrued expenses and other current liabilities, including those associated with related parties, consisted of the following at December 31:


                                                                                 2006             2005
                                                                             ------------     ------------
         Accrued employee liabilities.......................................   $     773       $    4,238
         Accrued property, use and franchise taxes..........................         373            1,419
         Accrued professional fees..........................................         340                -
         Amounts collected on behalf of Eastman Chemical....................         178                -
         Other..............................................................          93                -
                                                                             ------------     ------------
                                                                               $   1,757       $    5,657
                                                                             ============     ============

      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF FUTUREFUEL CORP. (Dollars in thousands, except per share or unit amounts, and as noted)

8)       Asset retirement obligations and environmental reserves

         The Batesville Plant generates hazardous and non-hazardous wastes, the treatment, storage, transportation and disposal of which are regulated by various governmental agencies. In addition, the Batesville Plant may be required to incur costs for environmental and closure and post closure costs under the Resource Conservation and Recovery Act ("RCRA"). FutureFuel's reserve for asset retirement obligations and environmental contingencies was $545 and $513 as of December 31, 2006 and 2005, respectively.

         The following table summarizes the activity of accrued obligations for asset retirement obligations for the years ended December 31:

                                                                2006           2005           2004
                                                             -----------    -----------    -----------
         Beginning balance at January 1....................   $     513      $     474      $     612
         Accretion expense.................................          37             31             37
         Revisions in estimates ...........................          (5)             8           (175)
                                                             -----------    -----------    -----------
         Balance at December 31............................   $     545      $     513      $     474
                                                             ===========    ===========    ===========

         In addition, certain closure and post-closure liabilities were not transferred to the Batesville Plant and were retained by Eastman Chemical. As these liabilities related to the operations of the Batesville Plant, charges (credits) of $148, $(2,682) and $(1,266) for the years ended December 31, 2006, 2005 and 2004, respectively, were included in cost of goods sold within the accompanying consolidated statements of operations in deriving the results of operations.

9)       Deferred taxes

         The following table summarizes the provision for income taxes for the years ended December 31:


                                                                 2006               2005                2004
                                                             ------------        -----------       -------------
         Income (loss) before taxes - U.S............         $    2,815          $     608         $   (24,461)
                                                             ============        ===========       =============
         Provision/(benefit) for income taxes:
            Current..................................         $       10          $     313         $    (2,983)
            Deferred.................................                479               (132)             (5,370)
         State and other
            Current..................................                107                 62                (593)
            Deferred.................................                 82                (16)               (648)
                                                             ------------        -----------       -------------
              Total..................................         $      678          $     227         $    (9,594)
                                                             ============        ===========       =============

          Differences between the provision for income taxes computed using the U.S. federal statutory income tax rate were as follows as of December 31:

                                                                 2006               2005                2004
                                                             ------------        -----------       -------------
         Amount computed using the statutory rate......       $      985          $     213         $    (8,561)
         Section 199 manufacturing deduction...........              (40)               (10)                  -
         Agri-biodiesel production credit..............             (401)                 -                   -
         State income taxes, net.......................              134                 24              (1,033)
                                                             ------------        -----------       -------------
              Provision for income taxes...............       $      678          $     227         $    (9,594)
                                                             ============        ===========       =============

      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF FUTUREFUEL CORP. (Dollars in thousands, except per share or unit amounts, and as noted)

         The significant components of deferred tax assets and liabilities were as follows as of December 31:

                                                                2006             2005              2004
                                                             -----------      -----------       -----------
        Deferred tax assets
             Vacation pay............................         $      52        $     258         $     317
             Allowance for doubtful accounts.........                16                -                 -
             Inventory reserves......................               175              279               338
             Separation and retirement allowances....                 -              191               169
             Deferred compensation...................                 -              129               153
             Asset retirement obligation.............               206              211               196
                                                             -----------      -----------       -----------
        Total deferred tax assets....................               449            1,068             1,173
                                                             -----------      -----------       -----------

        Deferred tax liabilities
             Derivative instruments..................               (45)               -                 -
             Depreciation............................           (23,884)         (23,987)          (24,240)
                                                             -----------      -----------       -----------
        Total deferred tax liabilities...............           (23,929)         (23,987)          (24,240)
                                                             -----------      -----------       -----------

        Net deferred tax liabilities.................         $ (23,480)       $ (22,919)        $ (23,067)
                                                             ===========      ===========       ===========

        As recorded in the consolidated balance sheet
             Current deferred income tax asset.......         $      68        $     552         $     601
             Noncurrent deferred income tax asset....               381              516               572
             Accrued expenses and other current                     (45)
               liabilities...........................                                  -                 -
             Noncurrent deferred income tax liability           (23,884)         (23,987)          (24,240)
                                                             -----------      -----------       -----------
        Net deferred income tax liabilities..........         $ (23,480)       $ (22,919)        $ (23,067)
                                                             ===========      ===========       ===========

10)      Stockholders' equity

         On July 12, 2006, Viceroy completed an offering of 22,500,000 units. Each unit consisted of one share of Viceroy's common stock and one warrant to acquire one share. The units were issued at $8.00 per unit. In connection with this offering, the shares and warrants issued were listed on the Alternative Investment Market ("AIM") maintained by the London Stock Exchange plc. The net proceeds of this offering totaled $172,500 and were placed into a trust fund. All or a portion of the trust fund was to be released for, among other things, a Business Combination approved by the holders of Viceroy's common stock. Moreover, the trust fund was to be released in its entirety upon the completion of a Business Combination which, either on its own or when combined with all previous Business Combinations, had an aggregate transaction value of at least 50% of the initial trust amount (which initial trust amount excluded certain deferred placing fees).

         Certain of the Viceroy shareholders who purchased units in the July 12, 2006 offering were granted repurchase rights whereby at the time Viceroy sought approval for a Business Combination these shareholders could vote against the Business Combination and require Viceroy to repurchase their common shares for $7.667 per common share plus accrued interest earned on the offering proceeds held in trust net of expenses and income taxes payable on the interest earned. Shareholders who exercised their repurchase rights retained all rights to any warrants that they may have held.


         On July 12, 2006, Viceroy and its founding shareholders entered into a registration rights agreement pursuant to which the holders of the majority of founding shares and shares of common stock included in the units purchased in Viceroy's July 2006 offering by a director or his designees are entitled to make up to two demands that Viceroy register with the Securities and Exchange Commission their founding shares and the shares included in the units purchased in Viceroy's July 2006 offering. The holders of the majority of such shares can elect to exercise these registration rights at any time after the date on which Viceroy has

      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF FUTUREFUEL CORP. (Dollars in thousands, except per share or unit amounts, and as noted)


         become a reporting company under the Securities Exchange Act of 1934 ("Securities Act"), as amended, and such shares have been released from any applicable escrow agreement and lock-in deeds. In addition, those shareholders have certain "piggyback" registration rights on registration statements filed subsequent to the date on which such shares are released from escrow or other lock up arrangements. Viceroy agreed to bear the expenses incurred in connection with the filing of any such registration statements. There are 11,250,000 shares of Viceroy's common stock subject to this registration rights agreement.

         On July 12, 2006, Viceroy entered into an investor rights agreement with each of KBC Peel Hunt Ltd, Viceroy's Nominated Advisor on the AIM, and CRT Capital Group LLC, Viceroy's placing agent, for the benefit of the holders of its shares of common stock and warrants in which Viceroy agreed, at its cost, to provide "piggyback" registration rights as to any shares of its common stock that are not, at the time, freely saleable identical to the "piggyback" registration rights of the founding shareholders described above, plus the right to piggyback on any registration statement filed pursuant to the founding shareholders' demand registration rights described above, provided that in the event such piggyback rights are exercised in an underwritten offering, the number of shares of Viceroy's common stock registered will be subject to a cutback, pro rata with the founding shareholders, if the underwriter so requires. There are 15,450,000 shares of Viceroy's common stock subject to this investor rights agreement.

         In addition, the July 12, 2006 investor rights agreement stipulates that Viceroy has agreed, at its cost, to file with the Securities and Exchange Commission no later than the 180th day after the date of a consummation of a Business Combination which, either on its own or when combined with all previous Business Combinations, had an aggregate transaction value of at least 50% of the initial trust amount (which initial trust amount excluded certain deferred placing fees) ("Registration Trigger"), a registration statement ("Exchange Act Registration Statement") on Form 10 to register its common shares. Additionally, Viceroy agreed to use commercially reasonable efforts to cause the Exchange Act Registration Statement to become effective under the Securities Act no later than 270 days after the Registration Trigger and use reasonable commercial efforts promptly upon effectiveness of the Exchange Act Registration Statement to list the common shares of Viceroy on the American Stock Exchange, the New York Stock Exchange, NASDAQ or a similarly recognized trading platform in the United States. Viceroy did not make any assurances that any such listing application would be accepted.

         If the Exchange Act Registration Statement is not declared effective on or prior to the 270th day after the date of the Registration Trigger ("Registration Default"), Viceroy will pay liquidated damages to each holder of its common stock issued in connection with its July 2006 offering. The liquidated damages will be:

         o paid to each holder in the form of common stock in Viceroy in an amount equal to 0.5% per month of the number of each holder's common shares in Viceroy;

         o payable promptly after the occurrence of the Registration Default, but in no event later than two days after the end of the month in which the Registration Default has occurred;

         o payable within two days of the end of each month, until the Registration Default has been cured, provided that a pro rata payment shall be made with respect to a month a portion of which Viceroy has been in default; and

         o    payable for a maximum of 12 months.

         The investors rights agreement provided that the liquidated damages specified above are the only exclusive remedy available to holders of Viceroy's common shares for any failure by Viceroy to comply with the requirements of the investors rights agreement.

         Viceroy has also agreed to use reasonable commercial efforts to maintain its listing on the AIM for at least two years.

      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF FUTUREFUEL CORP. (Dollars in thousands, except per share or unit amounts, and as noted)

         At the October 27, 2006 special meeting of the shareholders of Viceroy, the acquisition of Eastman SE by Viceroy was approved by the shareholders of Viceroy. Shareholders owning 1,425,000 common shares of Viceroy voted against the acquisition and exercised their repurchase rights. Accordingly, such shares are deemed to be held for redemption, are not deemed to be outstanding, and are not included in equity in the post-acquisition period. The repurchase price totaled $7.71 per share, calculated as $7.667 plus $0.043 of accrued interest earned on the offering proceeds held in trust net of expenses and income taxes payable on the interest earned per share. Pursuant to the terms of the July 12, 2006 offering, the repurchase price was payable by Viceroy only when those shareholders who exercised their repurchase rights surrendered to Viceroy their common share certificates. Through December 31, 2006, shareholders owing 1,175,000 common shares of FutureFuel had surrendered their shares to FutureFuel and FutureFuel had paid an aggregate $9,059 to repurchase these shares. At December 31, 2006, FutureFuel remained obligated to repurchase 250,000 common shares at the $7.71 per share repurchase price. The $1,928 payable to these shareholders remains in trust and is subject to distribution to the shareholders upon proper presentation of the related stock certificates.

         As discussed in Note 1, immediately subsequent to the acquisition Viceroy changed its name to FutureFuel Corp. and Eastman SE changed its name to FutureFuel Chemical Company. As also discussed in Note 1, for accounting purposes, the transaction is deemed to be a reverse acquisition and FutureFuel Chemical has been treated as the accounting acquirer and continuing reporting entity that acquired FutureFuel. Accordingly, the October 31, 2006 acquisition has been accounted for as a capital transaction or, more specifically, the issuance of stock by FutureFuel Chemical for the net monetary assets of FutureFuel accompanied by a recapitalization and reorganization with FutureFuel assuming the role of the reporting entity and FutureFuel Chemical assuming the role of FutureFuel's operating subsidiary.

         At December 31, 2006, 5,000,000 shares of $0.0001 par value preferred stock and 75,000,000 shares of $0.0001 a par value common stock were authorized. At December 31, 2006, no preferred shares were outstanding and 26,700,000 common shares were issued and outstanding.

         At December 31, 2006, 22,500,000 warrants to purchase common shares of FutureFuel were issued and outstanding. Each warrant is exercisable for one common share of FutureFuel at an exercise price of $6.00 per warrant. These warrants are only settleable through physical delivery of the common share certificate and expire July 12, 2010.

11)      Earnings per share

         The computation of basic and diluted earnings per common share was as follows for the years ended December 31:

                                                                 2006                2005                 2004
                                                             ------------        -------------       --------------
         Net income (loss) available to common
         stockholders..................................      $     2,137          $       381          $   (14,867)

         Weighted average number of common shares
         outstanding...................................       26,700,000           26,700,000           26,700,000
         Effect of warrants............................        5,118,772            5,118,772                    -
         Weighted average diluted number of common
         shares outstanding............................       31,818,772           31,818,772           26,700,000

         Basic earnings per share......................      $      0.08          $      0.01          $     (0.56)
         Diluted earnings per share....................      $      0.07          $      0.01          $     (0.56)

         Warrants to purchase 22,500,000 common shares of FutureFuel were not included in the computation of diluted earnings per share in 2004 as FutureFuel reported a net loss for the period and the inclusion of those securities in the computation would have been antidilutive.

      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF FUTUREFUEL CORP. (Dollars in thousands, except per share or unit amounts, and as noted)

12)      Impairments and severance charges

         Impairments and severance charges totaled approximately $2,462 and $19,485 in the years ended December 31, 2005 and 2004, respectively. These charges consisted of severance charges of $2,462 in the year ended December 31, 2005 and non-cash asset impairment charges and severance charges of $18,305 and $1,180, respectively, in the year ended December 31, 2004.

         Eastman SE recognized $2,462 and $1,180 in severance charges in the years ended December 31, 2005 and 2004, respectively, from ongoing cost reduction efforts related to employee separation programs announced in April 2004.

         In 2004, Eastman SE recognized asset impairments of approximately $18,305 related to assets at the Batesville Plant. This impairment primarily relates to the closure of specific fixed assets used to manufacture certain performance chemicals product lines that were divested by Eastman Chemical. The related assets were deemed to be impaired, were determined to have no disposal value and remained at the Batesville Plant.

         No impairment charges or severance costs were incurred in the year ended December 31, 2006.

13)      Employee benefit plans

         Eastman Chemical maintains certain deferred benefit plans that provide eligible employees, including those who have been a part of the operations of Eastman SE, with retirement benefits. All such benefit plans and associated benefit obligations were retained by Eastman Chemical. For the purposes of the presentation with the financial statements of FutureFuel Corp., costs recognized for these benefits are allocated based on the employee participants and are summarized based on the following component plans.

         Defined benefit pension plans

         Eastman Chemical maintains defined benefit plans that provide eligible employees, which included those of the Batesville Plant while they were employed by Eastman Chemical, with retirement benefits. Costs recognized for these benefits are recorded using estimated amounts, which may change as actual costs derived for the year are determined.

         Defined contribution plans

         Eastman Chemical sponsors a defined contribution employee stock ownership plan (the "ESOP") in which the employees of the Batesville Plant participated while they were employed by Eastman Chemical. The ESOP is a qualified plan under Section 401(a) of the Internal Revenue Code, which is a component of the Eastman Investment Plan and Employee Stock Ownership Plan ("EIP/ESOP").

         Postretirement welfare plans

         Eastman Chemical provides life insurance and health care benefits for eligible retirees, and health care benefits for retirees' eligible survivors in the United States.

         Eastman SE was allocated $3,005 of expense related to these employee benefit plans for the ten months ended October 31, 2006 and $4,386 and $4,435 for the years ended December 31, 2005 and 2004, respectively.

         No liabilities or assets affiliated with any Eastman Chemical employee benefit plan, including the defined benefit pension plans, the defined contribution plan and postretirement welfare plans, were assumed or acquired in the reverse acquisition as described in Note 1.

      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF FUTUREFUEL CORP. (Dollars in thousands, except per share or unit amounts, and as noted)

         Defined contribution savings plan

         FutureFuel currently offers its employees a defined contribution savings plan, which covers substantially all employees. Under this plan, FutureFuel matches the amount of employee contributions, subject to specified limits. Plan related expenses totaled $120 for the year ended December 31, 2006. No expense related to this plan was incurred in the years ended December 31, 2005 and 2004.

14)      Related party transactions

         In addition to receiving support services such as research and development, legal, finance, treasury, income tax, public relations, executive management functions, and certain other administrative services from Eastman Chemical or Eastman Chemical affiliates prior to the October 31, 2006 reverse acquisition, Eastman SE purchased a significant portion of its raw materials and sold a significant portion of its product produced to Eastman Chemical or affiliates of Eastman Chemical. Purchases of raw materials from affiliates of Eastman Chemical totaled $5,789 for the ten months ended October 31, 2006 and $5,014 and $4,115 for the years ended December 31, 2005 and 2004, respectively. Sales of Eastman SE products to Eastman Chemical or affiliates of Eastman Chemical totaled $5,952 for the ten months ended October 31, 2006 and $2,493 and $1,396 for the years ended December 31, 2005 and 2004, respectively.

         Historically, Eastman SE processed certain products for Eastman Chemical or Eastman Chemical affiliates for which the ownership of the product had not been transferred to Eastman SE. Eastman SE historically processed such products on a cost basis without recognizing a selling margin. As the risks and rewards of ownership were not transferred to Eastman SE, the related inventories, revenues and costs have not been reflected in the accompanying financial statements. The financial statements include the cost of processing and the corresponding revenue received for processing such products. The costs of product processed on behalf of Eastman Chemical or Eastman Chemical affiliates totaled $10,650 for the ten months ended October 31, 2006 and $12,682 and $14,816 for the years ended December 31, 2005 and 2004, respectively.

         Inventories of $4,103 were held by FutureFuel on behalf of Eastman Chemical or Eastman Chemical affiliates as of December 31, 2005.

         Prior to October 31, 2006, all receivables and payables due to or from Eastman Chemical or Eastman Chemical affiliates were included in the net investment of parent.

         Since October 31, 2006 all sales and purchases between FutureFuel and Eastman Chemical or any Eastman Chemical affiliates have been made pursuant to negotiated contracts. All receivables and payables stemming from transactions with Eastman Chemical or Eastman Chemical affiliates are included in accounts receivable and accounts payable.

         FutureFuel enters into transactions with companies affiliated with or controlled by a director and significant shareholder.

         FutureFuel leases oil storage capacity from an affiliate under a storage and thruput agreement. This agreement provides for the storage of biodiesel, biodiesel/petrodiesel blends, palm oil, methanol and other biodiesel feedstocks in above-ground storage tankage at designated facilities of the affiliate. Lease expense related to this agreement totaled $9 for the year ended December 31, 2006. No expense was incurred for the years ended December 31, 2005 and 2004, respectively.

         FutureFuel entered into a commodity trading advisor agreement with an affiliate. Pursuant to the terms of this agreement the affiliate provides advice to FutureFuel concerning the purchase, sale, exchange, conversion and/or hedging of commodities as FutureFuel may request from time to time. Expenditures related to this agreement totaled $20 in the year ended December 31, 2006. No expenses were incurred for this contract in the years ended December 31, 2005 and 2004.

         FutureFuel entered into a railcar sublease agreement with an affiliate. Pursuant to the terms of this sublease, FutureFuel leases from the affiliate railcars upon the same terms, conditions and price the affiliate

      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF FUTUREFUEL CORP. (Dollars in thousands, except per share or unit amounts, and as noted)

         leases the railcars. Lease terms for individual railcars begin upon delivery of the railcars. No railcars had been received through December 31, 2006 under this agreement. As such, no expenditures were incurred.

         FutureFuel reimburses an affiliate for travel and other administrative services incurred on its behalf. Such reimbursement is performed at cost with the affiliate realizing no profit on the transaction. These reimbursements totaled $123 in 2006.

         Accounts payable included $112 and accrued expenses and other current liabilities included $40 due to related parties at December 31, 2006. All amounts due to or from related parties as of December 31, 2005 and 2004 were included in net investment of parent.

15)      Segment information

         FutureFuel has determined that is has two reportable segments organized along product lines - chemicals and biofuels. The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note 2.

         Chemicals

         FutureFuel's chemicals segment manufactures diversified chemical products that are sold externally to third party customers and to Eastman Chemical. This segment comprises two components: "custom manufacturing" (manufacturing chemicals for specific customers); and "performance chemicals" (multi-customer specialty chemicals).

         Biofuels

         FutureFuel's biofuels business segment manufactures and markets biodiesel. Biodiesel commercialization was achieved in October 2005. Biodiesel revenues are generally derived in one of two ways. Revenues are generated under tolling agreements whereby customers supply key biodiesel feed stocks which FutureFuel then converts into biodiesel at the Batesville Plant in exchange for a fixed price processing charge per gallon of biodiesel produced. Revenues are also generated through the sale of biodiesel to customers through FutureFuel's distribution network at the Batesville Plant and through distribution facilities available at a leased oil storage facility near Little Rock, Arkansas at negotiated prices.

         Summary of long-lived assets and revenues by geographic area

         All of FutureFuel's long-lived assets are located in the U.S.

         Most of FutureFuel's sales are transacted with title passing at the time of shipment from the Batesville Plant, although some sales are transacted based on title passing at the delivery point. While many of FutureFuel's chemicals are utilized to manufacture products that are shipped, further processed and/or consumed throughout the world, the chemical products, with limited exceptions, generally leave the United States only after ownership has transferred from FutureFuel to the customer. Rarely is FutureFuel the exporter of record, never is FutureFuel the importer of record into foreign countries and FutureFuel is not always aware of the exact quantities of its products that are moved into foreign markets by its customers. FutureFuel does track the addresses of its customers for invoicing purposes and uses this address to determine whether a particular sale is within or without the United States. FutureFuel's revenues for the last three years ended December 31 attributable to the United States and foreign countries (based upon the billing addresses of its customers) were as follows:

                                                                                ALL FOREIGN
         FISCAL YEAR                                      UNITED STATES          COUNTRIES              TOTAL
         -------------------------------------------     ----------------     ----------------      -----------
         December 31, 2006..........................       $   131,893           $   18,877          $ 150,770

         December 31, 2005..........................       $   105,719           $   13,820          $ 119,539

         December 31, 2004..........................       $   138,636           $    5,521          $ 144,157

      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF FUTUREFUEL CORP. (Dollars in thousands, except per share or unit amounts, and as noted)

         For the year ended December 31, 2004, revenues from a single foreign country did not exceed 2% of total revenues. Beginning in 2005, FutureFuel Chemical Company began invoicing Procter & Gamble International Operations Mexico, D.F. directly, at which time revenues from Mexico became a material component of total revenues. For the years ended December 31, 2005 and 2006, revenues from Mexico accounted for 10% and 11%, respectively, of total revenues. Other than Mexico, revenues from a single foreign country during 2005 and 2006 did not exceed 1% of total revenues.

         Summary of business by segment

                                                             2006             2005             2004
                                                         ------------     ------------     ------------
         Revenues
              Chemicals................................   $  137,430       $  119,539       $  144,157
              Biofuels.................................       13,340                -                -
                                                         ------------     ------------     ------------
         Revenues......................................   $  150,770       $  119,539       $  144,157
                                                         ============     ============     ============

         Segment gross margins
              Chemicals................................   $   22,949       $   16,837       $   17,108
              Biofuels.................................       (9,646)               -                -
                                                         ------------     ------------     ------------
         Segment gross margins.........................       13,303           16,837           17,108
         Corporate expenses............................      (11,184)         (16,198)         (41,532)
                                                         ------------     ------------     ------------
         Income (loss) before interest and taxes.......        2,119              639          (24,424)
         Interest income...............................          733                -                -
         Interest expense..............................          (37)             (31)             (37)
         Provision for income taxes....................         (678)            (227)           9,594
                                                         ------------     ------------     ------------
         Net income (loss).............................   $    2,137       $      381       $  (14,867)
                                                         ============     ============     ============

         No biofuels were sold by FutureFuel in 2004. FutureFuel's 2005 biofuel revenues and related gross margin were inconsequential. Due to the inconsequential nature of the amounts, 2005 biofuel gross margin has been included in the chemicals gross margin for that year.

         Depreciation is allocated to segment costs of goods sold based on plant usage. The total assets and capital expenditures of FutureFuel have not been allocated to individual segments as large portions of these assets are shared to varying degrees by each segment, causing such an allocation to be of little value.

16)      Commitments

         Lease agreements

         FutureFuel has entered into lease agreements for oil storage capacity and railcars. Minimum rental commitments under existing noncancellable operating leases as of December 31, 2006 were as follows:

         2007..............................................       $     318
         2008..............................................             287
         2009..............................................             108
         2010..............................................              45
         2011..............................................              45
         Thereafter........................................              37
                                                                 -----------
                                                                  $     840
                                                                 ===========

      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF FUTUREFUEL CORP. (Dollars in thousands, except per share or unit amounts, and as noted)

         Lease expenses totaled $115, $182 and $181 for the years ended December 31, 2006, 2005 and 2004, respectively.

         Purchase obligations

         FutureFuel has entered into contracts for the purchase of goods and services including contracts for the expansion of FutureFuel's biodiesel related infrastructure, the development, implementation and maintenance of an enterprise resource planning computer software package, the purchase of biodiesel related feedstocks and the licensing of a chemical modeling software product.

         Deferred payments Eastman Chemical

         In connection with the purchase of shares of Eastman SE, FutureFuel agreed to pay Eastman Chemical $0.02 per gallon of biodiesel sold by FutureFuel during the three-year period commencing on October 31, 2006 and ending on October 31, 2009. Payments to Eastman Chemical in 2006 for this agreement totaled $11.

17)      Recently issued accounting standards

         In February 2006, the Financial Accounting Standards Board ("FASB") issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. SFAS No. 155 simplifies accounting for certain hybrid instruments under SFAS No. 133 by permitting fair value remeasurement for financial instruments containing an embedded derivative that otherwise would require bifurcation. SFAS No. 155 eliminates both the previous restriction under SFAS No. 140 on passive derivative instruments that a qualifying special-purpose entity may hold and SFAS No. 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets, which provides that beneficial interests are not subject to the provisions of SFAS No. 133. SFAS No. 155 also establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, and clarifies that concentrations of credit risk in the form of subordination are not imbedded derivatives. SFAS No. 155 is effective for all financial instruments acquired, issued, or subject to a remeasurement event occurring after the beginning of an entity's fiscal year that begins after September 15, 2006. FutureFuel is currently evaluating the effect SFAS No. 157 will have on its consolidated financial position, liquidity, and results of operations.

         In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, an amendment of SFAS No. 140. SFAS No. 156 permits entities to choose to either subsequently measure servicing rights at fair value and report changes in fair value in earnings or amortize servicing rights in proportion to and over the estimated net servicing income or loss and assess to rights for impairment or the need for an increased obligation. SFAS No. 156 also clarifies when a servicer should separately recognize servicing assets and liabilities; requires all separately recognized assets and liabilities to be initially measured at fair value, if practicable; and permits a one-time reclassification of available-for-sales securities to trading securities by an entity with recognized servicing rights and requires additional disclosures for all separately recognized servicing assets and liabilities. SFAS No. 156 is effective as of the beginning of an entity's fiscal year that begins after September 15, 2006. FutureFuel is currently evaluating the effect SFAS No. 157 will have on its consolidated financial position, liquidity, and results of operations.

         In July 2006, the FASB issued Interpretation No. 48 ("FIN 48"), Accounting for Uncertainty in Income Taxes--an Interpretation of SFAS 109 Accounting for Income Taxes. FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that a company has taken or expects to take on a tax return. Under FIN 48, the financial statements will reflect expected future tax consequences of such positions presuming the taxing

      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF FUTUREFUEL CORP. (Dollars in thousands, except per share or unit amounts, and as noted)

         authorities' full knowledge of the position and all relevant facts, but without considering time values. FIN 48 also revises disclosure requirements and introduces a prescriptive, annual, tabular roll-forward of the unrecognized tax benefits. FIN 48 is effective for fiscal years beginning after December 15, 2006. FutureFuel does not expect the adoption of FIN 48 to have a material effect on its consolidated financial position, liquidity, or results of operations.

         In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which addresses the measurement of fair value by companies when they are required to use a fair value measure for recognition or disclosure purposes under GAAP. SFAS No. 157 provides a common definition of fair value to be used throughout GAAP which is intended to make the measurement of fair value more consistent and comparable and improve disclosures about those measures. SFAS No. 157 will be effective for an entity's financial statements issued for fiscal years beginning after November 15, 2007. FutureFuel is currently evaluating the effect SFAS No. 157 will have on its consolidated financial position, liquidity, and results of operations.

         In September 2006, the FASB issued Staff Position No. AUG AIR-1 ("FSP No. AUG AIR-1"), which addresses the accounting for planned major maintenance activities. FSP No. AUG AIR-1 amends certain provisions in the American Institute of Certified Public Accountants ("AICPA") Industry Audit Guide and APB Opinion No. 28, Interim Financial Reporting. Four alternative methods of accounting for planned major maintenance activities were permitted: direct expense, built-in overhaul, deferral, and accrual ("accrue-in-advance"). This FSP prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities because it results in the recognition of a liability in a period prior to the occurrence of the transaction or event obligating the entity. FSP No. AUG AIR-1 is effective for an entity's financial statements issued for fiscal years beginning after December 15, 2006. FutureFuel does not utilize the accrue-in-advance method of accounting and therefore expects this FSP to have no impact on its consolidated financial position, liquidity, or results of operations.

         In February, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities--Including an amendment of FASB Statement No. 115. SFAS No. 159 permits companies to choose to measure many financial instruments and certain other items at fair value at specified election dates. Upon adoption, an entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Most of the provisions apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available for sale and trading securities. SFAS No. 159 will be effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. FutureFuel is currently evaluating the effect SFAS No. 159 will have on its consolidated financial position, liquidity, and results of operations.

18)      Subsequent events

         Share redemption

         In January 2007 the last remaining shareholders who exercised their repurchase rights relinquished their stock certificates to FutureFuel and FutureFuel subsequently paid the $1,928 repurchase price to these shareholders from the trust.

         Credit agreement

         On March 14, 2007, FutureFuel Chemical entered into a revolving credit agreement with a commercial bank. This credit agreement makes up to $50,000 available to FutureFuel Chemical for working capital requirements, capital expenditures and other general corporate purposes. This credit agreement is secured by specific collateral, including FutureFuel Chemical's accounts receivable and inventory. The maximum availability under this credit agreement at any point in time is determined based upon a borrowing base calculation, which is in turn based upon the eligible accounts receivable and inventory balances of FutureFuel Chemical. The credit agreement contains financial and non-financial restrictive covenants,

      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF FUTUREFUEL CORP. (Dollars in thousands, except per share or unit amounts, and as noted)

         which, among other things, require FutureFuel Chemical to maintain a certain ratio of debt to earnings before interest, taxes, depreciation and amortization.

         Advances under the credit facility bear interest, payable monthly, at rates based upon the then current prime rate or based upon the then current London interbank offered rate plus margins ranging from (1.00%) to 1.70%. Additionally, FutureFuel Chemical will pay a commitment fee of 0.25% on any unused availability. This credit agreement matures on March 14, 2010.

         FutureFuel unconditionally guaranteed any and all indebtedness and obligations of FutureFuel Chemical to the commercial bank under this credit agreement.

         No borrowings have yet been made under this credit agreement.

         Purchase price settlement

         On March 30, 2007, FutureFuel received $2,812 (plus interest thereon) from Eastman Chemical as satisfaction of certain agreed-to purchase price adjustments stemming from the October 31, 2006 acquisition of Eastman SE. A receivable from Eastman Chemical was included in the consolidated balance sheet of FutureFuel at December 31, 2006 in anticipation of this payment from Eastman Chemical. FutureFuel and Eastman Chemical continue to discuss remaining potential purchase price adjustments (which may be recognized in future periods if and when they are realized by FutureFuel).

         Customer dispute

         A customer of FutureFuel Chemical has indicated it has been billed on certain products for amounts aggregating up to $1,400 in excess of their management's interpretation of the appropriate billings under their contract with FutureFuel Chemical since the second quarter of 2004. FutureFuel has evaluated the position asserted by the customer and the arrangements under the contract and has determined that they do not believe there have been any excess billings or overpayments under this contract. As a result, management intends to vigorously defend against any such claim if made by the customer. In addition, to the extent such a liability exists, FutureFuel believes it has a right under the Acquisition Agreement between itself and Eastman Chemical to assert a claim with respect to amounts related to periods prior to October 31, 2006.

The Company

     The following sets forth our balance sheets as at December 31, 2005 and October 31, 2006 and the statements of operations, statements of changes in stockholders' equity (deficit) and statements of cash flows for the period from inception through December 31, 2005 and for the ten-month period ended October 31, 2006, together with KPMG LLP's report thereon.




            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors and Stockholders
Viceroy Acquisition Corp.:

     We have audited the accompanying balance sheets of Viceroy Acquisition Corp. as of October 31, 2006 and December 31, 2005, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the ten months ended October 31, 2006 and for the period from August 12, 2005 (Inception) through December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Viceroy Acquisition Corp. as of October 31, 2006 and December 31, 2005, and the results of its operations and its cash flows for the ten months ended October 31, 2006 and for the period from August 12, 2005 (Inception) through December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

St. Louis, Missouri
April 23, 2007

                                     VICEROY ACQUISITION CORPORATION
                                              BALANCE SHEETS
                                 AS AT OCTOBER 31, 2006 AND DECEMBER 31 2005

                                          (DOLLARS IN THOUSANDS)

                                                                                 OCTOBER 31,    DECEMBER 31,
                                                                                    2006            2005
                                                                                ------------    ------------
ASSETS
     Cash and cash equivalents..........................................         $      205      $       28
     Prepaid expenses...................................................                118               -
                                                                                ------------    ------------
         Total current assets...........................................                323              28

     Deferred costs.....................................................              1,045             207
                                                                                ------------    ------------
TOTAL ASSETS............................................................         $    1,368      $      235
                                                                                ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
     Accounts payable...................................................         $      212      $       10
     Income taxes payable...............................................                834               -
                                                                                ------------    ------------
         Total current liabilities......................................              1,046              10

     Notes payable to related parties...................................                700             200
                                                                                ------------    ------------
         Total noncurrent liabilities...................................                700             200
                                                                                ------------    ------------
TOTAL LIABILITIES.......................................................              1,746             210

     Preferred stock, $0.0001 par value, 5,000,000 shares authorized,
       none issued and outstanding......................................                  -               -
     Common stock, $0.0001 par value, 75,000,000 shares authorized,
       5,625,000 issued and outstanding and, additionally,
       22,500,000 issued and outstanding and subject to repurchase at October 31, 2006; 5,000,000 issued and outstanding at
       December 31, 2005................................................                  3               1
     Called-up share capital held in trust..............................           (174,123)              -
     Additional paid in capital.........................................            172,374              24
     Retained earnings..................................................              1,368               -
                                                                                ------------    ------------
         Total stockholders' equity (deficit)...........................               (378)             25
                                                                                ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)....................         $    1,368      $      235
                                                                                ============    ============

                 The accompanying notes are an integral part of these financial statements.

                                             VICEROY ACQUISITION CORPORATION
                                                STATEMENTS OF OPERATIONS
                                   FOR THE TEN MONTHS ENDED OCTOBER 31, 2006 AND FOR
                                      THE PERIOD FROM AUGUST 12, 2005 (INCEPTION)
                                               THROUGH DECEMBER 31, 2005

                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                      AUGUST 12, 2005
                                                                                 10 MONTHS ENDED       (INCEPTION) TO
                                                                                    OCTOBER 31,         DECEMBER 31,
                                                                                       2006                 2005
                                                                                 ----------------     ---------------

Interest and other income...............................................            $    2,632           $        1
Formation and operating costs...........................................                  (126)                  (1)
Cancelled offering costs................................................                  (304)                   -
Provision for income taxes..............................................                  (834)                   -
                                                                                 ----------------     ---------------
Net income (loss).......................................................            $    1,368           $        -
                                                                                 ================     ===============

Weighted Average Shares Outstanding
     Basic..............................................................             5,625,000            5,625,000
     Diluted............................................................             5,625,000            5,625,000

Net Income (Loss) Per Share
     Basic..............................................................            $     0.24           $     0.00
     Diluted............................................................            $     0.24           $     0.00

                    The accompanying notes are an integral part of these financial statements.

                                           VICEROY ACQUISITION CORPORATION
                                STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                          FOR THE PERIOD FROM AUGUST 12, 2005 (INCEPTION) TO OCTOBER 31, 2006

                                               (DOLLARS IN THOUSANDS)

                                                                           Called-up
                                 Common stock                                share                            Total
                          -------------------------     Additional          capital                        stockholders'
                                                         paid-in            held in          Retained         equity
                            Shares         Amount        capital             trust           Earnings        (deficit)
                         ------------     ---------    ------------       -----------      -----------     -------------
December 31, 2004.....             -       $    -       $        -         $       -        $       -       $       -

Common shares issued..     5,000,000            1               24                 -                -              25
Net loss..............             -            -                -                 -                -               -
                         ------------     --------     ------------       -----------      -----------     -------------

December 31, 2005.....     5,000,000            1               24                 -                -              25

Common share dividend.     1,250,000            -                -                 -                -               -
Common share
  cancellation........      (625,000)           -                -                 -                -               -
Equity offering
  (shares subject to
  repurchase).........    22,500,000            2          172,350          (172,500)               -            (148)
Interest earned on
  trust fund..........             -            -                -            (2,623)               -          (2,623)
Transfer from trust...             -            -                -             1,000                -           1,000
Net income............             -            -                -                 -            1,368           1,368
                         ------------     --------     ------------       -----------      -----------     -------------

October 31, 2006......    28,125,000       $    3       $  172,374         $(174,123)       $   1,368       $    (378)
                         ============     ========     ============       ===========      ===========     =============

                    The accompanying notes are an integral part of these financial statements.

                                         VICEROY ACQUISITION CORPORATION
                                             STATEMENTS OF CASH FLOWS
                                  FOR THE TEN MONTHS ENDED OCTOBER 31, 2006 AND FOR
                                    THE PERIOD FROM AUGUST 12, 2005 (INCEPTION)
                                             THROUGH DECEMBER 31, 2005

                                              (DOLLARS IN THOUSANDS)


                                                                                                        AUGUST 12, 2005
                                                                                 10 MONTHS ENDED         (INCEPTION) TO
                                                                                    OCTOBER 31,            DECEMBER 31,
                                                                                       2006                   2005
                                                                                 -----------------      ---------------
Cash flows provided by operating activities
     Net income.........................................................            $    1,368             $      -

Adjustments to reconcile net income to net cash provided by operating activities:
     Cancelled offering costs...........................................                   304                    -

Changes in operating assets and liabilities:
     Prepaid expenses...................................................                  (118)                   -
     Accounts payable...................................................                   202                   10
     Income taxes payable...............................................                   834                    -
                                                                                 -----------------      ---------------
         Net cash provided by operating activities......................                 2,590                   10
                                                                                 -----------------      ---------------

Cash flows provided by (used in) investing activities
     Capitalized acquisition costs......................................                (1,045)                   -
                                                                                 -----------------      ---------------
         Net cash provided by (used in) investing activities............                (1,045)                   -
                                                                                 -----------------      ---------------

Cash flows provided by (used in) financing activities
     Equity offering expenditures.......................................                   (97)                (207)
     Proceeds from long term debt.......................................                   500                  200
     Net proceeds from stock issuance...................................               172,352                   25
     Net cash placed into trust.........................................              (172,500)                   -
     Interest earned on cash held in trust..............................                (2,623)                   -
     Transfers of cash held in trust to cash ...........................                 1,000                    -
                                                                                 -----------------      ---------------
         Net cash provided by (used in) financing activities............                (1,368)                  18
                                                                                 -----------------      ---------------

Net change in cash and cash equivalents.................................                   177                   28
Cash and cash equivalents at beginning of period........................                    28                    -
                                                                                 -----------------      ---------------
Cash and cash equivalents at end of period..............................            $      205             $     28
                                                                                 =================      ===============

                     The accompanying notes are an integral part of these  financial statements.

       NOTES TO FINANCIAL STATEMENTS OF VICEROY ACQUISITION CORPORATION
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1) Organization, business and operations and summary of significant accounting policies

         Viceroy Acquisition Corporation

         Viceroy Acquisition Corporation (the "Company") was incorporated in Delaware on August 12, 2005 to serve as a vehicle for the acquisition by way of asset acquisition, merger, capital stock exchange, share purchase or similar transaction, of one or more operating businesses in the oil and gas industry (a "Business Combination"). Through October 31, 2006, the Company had not commenced any operations.

         Offering

         On July 12, 2006, the Company completed an offering (the "Offering") of 22,500,000 units ("Units"), each Unit consisting of one common share of the Company ("Share") and one warrant to purchase one Share ("Warrant"). In connection with the Offering, the Shares and Warrants were listed on the Alternative Investment Market ("AIM") maintained by the London Stock Exchange plc.

         The net proceeds of the Offering of $172,500 (the "Trust Amount") were deposited into a trust fund (the "Trust Fund") maintained by a corporate trustee (the "Trustee"). The Trust Fund was to be released by the Trustee for, among other things, a Business Combination approved by the shareholders of the Company. Moreover, the Trust Fund was to be released in its entirety upon the completion of a Business Combination which, either on its own or combined with all previous Business Combinations, had an aggregate transaction value of at least 50% of the initial Trust Amount (which initial Trust Amount excluded certain deferred placing fees) (a "Qualified Business Combination").

         Acquisition agreement

         On July 21, 2006, the Company entered into an acquisition agreement with Eastman Chemical Company ("Eastman Chemical") to purchase all of the issued and outstanding stock of its subsidiary, Eastman SE, Inc., subject to approval by the Company's shareholders. If approved by the Company's shareholders, the acquisition would constitute both a Business Combination and a Qualified Business Combination.

         On October 27, 2006, a special meeting of the shareholders of the Company was held. At this meeting the acquisition of Eastman SE, Inc. by the Company was approved by the shareholders of the Company.

         Eastman SE, Inc.

         Eastman SE, Inc. ("Eastman SE") was incorporated under the laws of the state of Delaware on September 1, 2005 and subsequent thereto operated as a wholly-owned subsidiary of Eastman Chemical through October 31, 2006. Eastman SE was incorporated for purposes of effecting a sale of Eastman Chemical's manufacturing facility in Batesville, Arkansas (the "Batesville Plant"). Commencing January 1, 2006, Eastman Chemical began transferring the assets associated with the business of the Batesville Plant to Eastman SE.

         The Batesville Plant was constructed in 1977 to produce proprietary photographic chemicals for Eastman Kodak Company ("Eastman Kodak"). Over the years, Eastman Kodak shifted the plant's focus away from the photographic imaging business to the custom synthesis of fine chemicals and organic chemical intermediates used in a variety of end markets, including paints and coatings, plastics and polymers, pharmaceuticals, food supplements, household detergents and agricultural products.

         In 2005, the Batesville Plant began the implementation of a biobased products platform. This includes the production of biofuels (biodiesel, bioethanol and lignin/biomass solid fuels) and biobased specialty chemical products (biobased solvents, chemicals and intermediates). In addition to biobased products, the Batesville Plant continues to manufacture fine chemicals and other organic chemicals.

         The accompanying financial statements present the financial position, the results of operations and the cash flows of the Company from its inception through the closing of the Company's acquisition of Eastman SE.

       NOTES TO FINANCIAL STATEMENTS OF VICEROY ACQUISITION CORPORATION
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

         Summary of significant accounting policies

         Cash and cash equivalents

         The Company includes demand deposits with banks and all highly liquid investments with original maturities of three months or less in cash and cash equivalents.

         Income taxes

         Income taxes are accounted for using the asset and liability method. Under this method, future income tax assets and liabilities are recognized for temporary differences between financial statement carrying amounts of assets and liabilities and their respective income tax basis. A future income tax asset or liability is estimated for each temporary difference using enacted and substantively enacted income tax rates and laws expected to be in effect when the asset is realized or the liability settled. A valuation allowance is established, if necessary, to reduce any future income tax asset to an amount that is more likely than not to be realized.

         Earnings per share

         Basic earnings per share is computed by dividing net income (the numerator) by the weighted average number of outstanding shares (the denominator) for the period. Diluted earnings per share are calculated in accordance with the treasury stock method to determine the dilutive effect of warrants and options. The computation of diluted earnings per share includes the same numerator, but the denominator is increased to include the number of additional common shares from the exercise of warrants and options that would have been outstanding if potentially dilutive common shares had been issued.

         The weighted average basic and diluted shares outstanding as at October 31, 2006 and December 31, 2005 have been calculated excluding the effects of all Shares and Warrants issued in the Offering as a result of the repurchase rights associated with the Shares in effect through the time of the Company's acquisition of Eastman SE.

         Use of estimates

         The preparation of financial statements in conformity with accounting principals generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during a reporting period. Actual results could differ materially from those estimates.

2)       Notes payable to related parties

         The Company had unsecured promissory notes payable to shareholders (one of these shareholders was an officer and director of the Company and the other was affiliated with one) of $700 and $200 in aggregate as of October 31, 2006 and as of December 31, 2005, respectively. The loans were non-interest bearing and were payable upon the consummation of a Business Combination. Due to the short-term nature of the notes, the fair value of the notes approximated their carrying value.

3)       Common stock

         On July 12, 2006, the Company completed the Offering. The net proceeds of the Offering totaled $172,500 and were placed into the Trust Fund. All or a portion of the Trust Fund was to be released for, among other things, a Business Combination.

         Certain of the Company's shareholders who purchased Units in the July 12, 2006 offering were granted repurchase rights whereby at the time the Company sought approval for a Business Combination these shareholders could vote against the Business Combination and require the Company to repurchase their

       NOTES TO FINANCIAL STATEMENTS OF VICEROY ACQUISITION CORPORATION
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

         Shares for $7.667 per Share plus accrued interest earned on the Offering proceeds held in the Trust Fund net of expenses and income taxes payable on the interest earned. Shareholders who exercised their repurchase rights retained all rights to any Warrants that they may have held.

         At the October 27, 2006 special meeting of the shareholders of the Company, the acquisition of Eastman SE by the Company was approved by the shareholders of the Company. Shareholders owning 1,425,000 Shares of the Company voted against the acquisition and exercised their repurchase rights. The repurchase price totaled $7.71 per Share, calculated as $7.667 plus $0.043 of accrued interest earned on the offering proceeds held in trust net of expenses and income taxes payable on the interest earned per Share. Pursuant to the terms of the July 12, 2006 offering, the repurchase price was payable by the Company only when those shareholders who exercised their repurchase rights surrendered to the Company their Share certificates. As of October 31, 2006, no shareholders had surrendered their Share certificates to the Company. Subsequent to October 31, 2006, all such Share certificates were presented to the Company and 1,425,000 Shares were repurchased for an aggregate $10,987.

4)       Preferred stock

         The Company is authorized to issue 5,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company's board of directors. As of October 31, 2006, no shares of preferred stock were issued or outstanding.

5)       Contingent liabilities

         The Company agreed to pay its placing agents deferred placing fees totaling $2,700 payable upon the consummation of a Business Combination meeting certain defined parameters.

6)       Subsequent events

         On October 31, 2006, the Company acquired all of the issued and outstanding shares of Eastman SE from Eastman Chemical. Immediately subsequent to the acquisition the Company changed its name to FutureFuel Corp. ("FutureFuel") and Eastman SE changed its name to FutureFuel Chemical Company ("FutureFuel Chemical").

         For accounting purposes, the transaction is deemed to be a reverse acquisition and FutureFuel Chemical has been treated as the accounting acquirer and continuing reporting entity that acquired FutureFuel. Accordingly, the October 31, 2006 acquisition will be accounted for as a capital transaction or, more specifically, the issuance of stock by FutureFuel Chemical for the net monetary assets of FutureFuel accompanied by a recapitalization and reorganization with FutureFuel assuming the role of the reporting entity and FutureFuel Chemical assuming the role of FutureFuel's operating subsidiary.

INTERIM FINANCIAL STATEMENTS

         The following sets forth our unaudited balance sheet as at March 31, 2007 and our audited balance as at December 31, 2006 and the unaudited statements of operations and statements of cash flows for the three-month periods ending March 31, 2007 and March 31, 2006.

                                                 FUTUREFUEL CORP.
                                            CONSOLIDATED BALANCE SHEETS
                                     AS OF MARCH 31, 2007 AND DECEMBER 31, 2006
                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                   (UNAUDITED)
                                                                                     3/31/07             12/31/06
                                                                                 ----------------    ----------------
ASSETS
     Cash and cash equivalents..........................................           $    61,818         $    63,129
     Accounts receivable, net of allowances of $42 and $42, respectively                20,649              23,824
     Inventory..........................................................                 9,384              11,591
     Current deferred income tax asset..................................                 1,102                  68
     Prepaid expenses...................................................                   927               1,248
     Other current assets...............................................                 1,385               3,131
                                                                                 ----------------    ----------------
         Total current assets...........................................                95,265             102,991

     Property, plant and equipment, net.................................                99,754              97,761
     Noncurrent deferred income tax asset...............................                   409                 381
     Restricted cash and cash equivalents...............................                 3,164               3,127
     Other assets.......................................................                 3,086               2,764
                                                                                 ----------------    ----------------
         Total noncurrent assets........................................               106,413             104,033
                                                                                 ----------------    ----------------
TOTAL ASSETS............................................................           $   201,678         $   207,024
                                                                                 ================    ================

LIABILITIES AND STOCKHOLDERS' EQUITY
     Accounts payable...................................................           $    10,330         $    12,945
     Accounts payable - related parties.................................                   207                 112
     Income taxes payable...............................................                   984               2,264
     Accrued expenses and other current liabilities.....................                 2,392               1,717
     Accrued expenses and other current liabilities - related parties...                    63                  40
                                                                                 ----------------    ----------------
         Total current liabilities......................................                13,976              17,078

     Other noncurrent liabilities.......................................                   551                 545
     Noncurrent deferred income taxes...................................                23,586              23,884
                                                                                 ----------------    ----------------
         Total noncurrent liabilities...................................                24,137              24,429
                                                                                 ----------------    ----------------
TOTAL LIABILITIES.......................................................                38,113              41,507

     Preferred stock, $0.0001 par value, 5,000,000 shares authorized,
       none issued and outstanding......................................                     -                   -
     Common stock, $0.0001 par value, 75,000,000 shares authorized,
       26,700,000 issued and outstanding................................                     3                   3
     Additional paid in capital.........................................               162,995             162,995
     Retained earnings..................................................                   567               2,519
                                                                                 ----------------    ----------------
         Total stockholders' equity.....................................               163,565             165,517
                                                                                 ----------------    ----------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..............................           $   201,678         $   207,024
                                                                                 ================    ================

                      The accompanying notes are an integral part of these financial statements.

                                        FUTUREFUEL CORP.
                       UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE FIRST THREE MONTHS ENDED MARCH 31, 2007 AND 2006
                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                     FIRST THREE MONTHS
                                                                       ENDED MARCH 31,
                                                           -----------------------------------
                                                                 2007                2006
                                                           ---------------     ---------------
Revenues...........................................          $    37,506         $    29,937
Revenues - related parties.........................                    -               5,117
Cost of goods sold.................................               39,557              26,510
Cost of goods sold - related parties...............                    -               5,117
Distribution.......................................                  296                 306
                                                           ---------------     ---------------
     Gross profit (loss)...........................               (2,347)              3,121

Selling, general and administrative expenses.......                  792               1,341
Selling, general and administrative expenses -
  related parties..................................                   30                   -
Research and development expenses..................                1,024                 770
                                                           ---------------     ---------------
                                                                   1,846               2,111
                                                           ---------------     ---------------
Income (loss) from operations......................               (4,193)              1,010

Interest income....................................                  940                   -
Interest expense...................................                   (5)                  -
                                                           ---------------     ---------------
                                                                     935                   -
                                                           ---------------     ---------------
Income (loss) before income taxes..................               (3,258)              1,010
Provision (benefit) for income taxes...............               (1,306)                243
                                                           ---------------     ---------------
Net income (loss)..................................          $    (1,952)        $       767
                                                           ===============     ===============

Earnings (loss) per common share
     Basic.........................................          $     (0.07)        $      0.03
     Diluted.......................................          $     (0.07)        $      0.02

Weighted average shares outstanding
     Basic.........................................           26,700,000          26,700,000
     Diluted.......................................           26,700,000          31,818,772

        The accompanying notes are an integral part of these financial statements.

                                           FUTUREFUEL CORP.
                           UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                       FOR THE FIRST THREE MONTHS ENDED MARCH 31, 2007 AND 2006
                                        (DOLLARS IN THOUSANDS)

                                                                           FIRST THREE MONTHS ENDED
                                                                                   MARCH 31,
                                                                         ----------------------------
                                                                            2007              2006
                                                                         -----------       ----------
Cash flows provide by (used in) operating activities
     Net income (loss)..........................................          $  (1,952)        $    767

     Adjustments to reconcile net income to net cash provided
        by (used in) operating activities:
         Depreciation...........................................              2,339            2,247
         Provision (benefit) for deferred income taxes..........             (1,405)             361
         Change in fair value of derivative instruments.........              2,817                -
         Losses on disposals of fixed assets....................                 44               31
         Noncash interest expense...............................                  5                -

     Changes in operating assets and liabilities:
         Accounts receivable....................................              3,175             (982)
         Inventory..............................................              2,819             (585)
         Prepaid expenses.......................................                320              (37)
         Other assets...........................................               (322)             (23)
         Accounts payable.......................................             (2,615)            (878)
         Accounts payable - related parties.....................                 95                -
         Income taxes payable...................................             (1,278)               -
         Accrued expenses and other current liabilities.........                719           (1,109)
         Accrued expenses and other current liabilities -
           related parties......................................                 23                -
         Other noncurrent liabilities...........................                  -              269
                                                                         -----------       ----------
             Net cash provided by (used in) operating activities              4,784               61
                                                                         -----------       ----------

Cash flows provided by (used in) investing activities
     Restricted cash............................................                (37)               -
     Collateralization of derivative instruments................             (1,071)               -
     Capital expenditures.......................................             (4,937)          (2,097)
                                                                         -----------       ----------
         Net cash provided by (used in) investing activities....             (6,045)          (2,097)
                                                                         -----------       ----------

Cash flows provided by (used in) financing activities
     Financing fee..............................................                (50)               -
     Transfers to parent, net...................................                  -            2,036
                                                                         -----------       ----------
         Net cash provided by (used in) financing activities....                (50)           2,036
                                                                         -----------       ----------

Net change in cash and cash equivalents.........................             (1,311)               -
Cash and cash equivalents at beginning of period................             63,129                -
                                                                         -----------       ----------
Cash and cash equivalents at end of period......................          $  61,818         $      -
                                                                         ===========       ==========

Cash paid for interest                                                    $       -         $      -
                                                                         ===========       ==========
Cash paid for taxes                                                       $   1,380         $      -
                                                                         ===========       ==========

             The accompanying notes are an integral part of these financial statements.

               NOTES TO FINANCIAL STATEMENTS OF FUTUREFUEL CORP.
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1)       Nature of operations and basis of presentation

         Eastman SE, Inc. ("Eastman SE") was incorporated under the laws of the state of Delaware on September 1, 2005 and subsequent thereto operated as a wholly-owned subsidiary of Eastman Chemical Company ("Eastman Chemical") through October 31, 2006. Eastman SE was incorporated for purposes of effecting a sale of Eastman Chemical's manufacturing facility in Batesville, Arkansas (the "Batesville Plant").

         Viceroy Acquisition Corporation ("Viceroy") was incorporated under the laws of the state of Delaware on August 12, 2005 to serve as a vehicle for the acquisition by way of asset acquisition, merger, capital stock exchange, share purchase or similar transaction ("Business Combination") of one or more operating businesses in the oil and gas industry. On July 12, 2006 Viceroy completed an equity offering.

         On October 31, 2006, Viceroy acquired all of the issued and outstanding shares of Eastman SE from Eastman Chemical. Immediately subsequent to the acquisition, Viceroy changed its name to FutureFuel Corp. ("FutureFuel") and Eastman SE changed its name to FutureFuel Chemical Company ("FutureFuel Chemical").

         For accounting purposes, the transaction is deemed to be a reverse acquisition and FutureFuel Chemical has been treated as the accounting acquirer and continuing reporting entity that acquired FutureFuel.

         Through October 31, 2006, the operations of the Batesville Plant were included in the consolidated financial statements of Eastman Chemical. Accordingly, the accompanying statement of operations and related statement of cash flows for the three months ended March 31, 2006 have been prepared from Eastman Chemical's historical accounting records and is presented on a carve-out basis to include the results of operations and cash flows applicable to Eastman SE through March 31, 2006. As a result of the lack of capital structure of Eastman SE prior to October 31, 2006, the net investment of the parent has been presented in lieu of stockholder's equity.

         Subsequent to October 31, 2006, the consolidated financial statements present the combined operations of FutureFuel and FutureFuel Chemical.

         The accompanying unaudited consolidated financial statements have been prepared by FutureFuel in accordance and consistent with the accounting policies stated in FutureFuel's 2006 audited financial statements on Form 10 and should be read in conjunction with the 2006 audited consolidated financial statements of FutureFuel on Form 10.

         In the opinion of FutureFuel, all normal recurring adjustments necessary for a fair presentation have been included in the unaudited consolidated financial statements. The unaudited consolidated financial statements are presented in conformity with generally accepted accounting principles ("GAAP") in the United States and, of necessity, include some amounts that are based upon management estimates and judgments. Future actual results could differ from such current estimates. The unaudited consolidated financial statements include assets, liabilities, revenues and expenses of FutureFuel and its wholly owned subsidiary, FutureFuel Chemical. Intercompany transactions and balances have been eliminated in consolidation.

2)       Corporate Allocations

         The financial statements prior to October 31, 2006 include allocations of certain corporate services provided by Eastman Chemical's management, including finance, legal, information systems, human resources and distribution. Eastman Chemical has utilized its experience with the business of the Batesville Plant and its judgment in allocating such corporate services and other support to the periods prior to October 31, 2006. Costs allocated for such services were:

               NOTES TO FINANCIAL STATEMENTS OF FUTUREFUEL CORP.
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           Three months ended
                                                                                March 31:
                                                                      --------------------------
                                                                         2007           2006
                                                                      ----------     -----------
         Cost of goods sold.......................................      $    -        $      -
         Distribution.............................................           -             128
         Selling, general and administrative......................           -           1,083
         Research and development.................................           -             (81)
                                                                      ----------     -----------
         Total cost and expenses allocated........................      $    -        $  1,130
                                                                      ==========     ===========

         Allocations were made to costs of goods sold, distribution and selling, general and administrative expenses primarily based on a percentage of revenues and allocations to research and development expenditures were made primarily on actual time and effort incurred, which management believes represents reasonable allocation methodologies. These allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if Eastman SE had been operating as a separate entity.

3)       Inventories

         The carrying values of inventory were as follows as of:

                                                                                     March 31,          December 31,
                                                                                       2007                 2006
                                                                                 ----------------    -----------------
         At first-in, first-out or average cost (approximates current cost)
              Finished goods................................................        $  10,835           $   10,038
              Work-in-process...............................................            1,452                1,794
              Raw materials and supplies....................................           10,556               12,631
                                                                                 ----------------    -----------------
                                                                                       22,843               24,463
              LIFO reserve..................................................          (13,459)             (12,872)
                                                                                 ----------------    -----------------
              Total inventories.............................................        $   9,384           $   11,591
                                                                                 ================    =================

4)       Derivative instruments

         The volumes and carrying values of FutureFuel's derivative instruments were as follows at:

                                                                             Asset/(Liability)
                                                      ---------------------------------------------------------------
                                                             March 31, 2007                   December 31, 2006
                                                      -----------------------------      ----------------------------
                                                        Quantity            Fair           Quantity          Fair
                                                       (000 bbls)          Market         (000 bbls)        Market
                                                      Long/(Short)         Value          Long/(Short)      Value
                                                      ------------     ------------      --------------   -----------
         Regulated fixed price future commitments,       (125)          $ (2,534)            (250)         $  (28)
           included in other current assets..........
         Regulated options, included in other
           current assets............................    (100)          $   (731)            (100)         $ (419)

         The margin account maintained with a broker to collateralize these derivative instruments carried an account balance of $4,650 and $3,578 at March 31, 2007 and December 31, 2006, and is classified as other current assets in the consolidated balance sheet. The carrying values of the margin account and of the derivative instruments are included in other current assets and comprise the entire account balance.

               NOTES TO FINANCIAL STATEMENTS OF FUTUREFUEL CORP.
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5)       Accrued expenses and other current liabilities

         Accrued expenses and other current liabilities, including those associated with related parties, consisted of the following at:

                                                                                       March 31,      December 31,
                                                                                         2007             2006
                                                                                     ------------     ------------
         Accrued employee liabilities.......................................          $    1,264        $     773
         Accrued property, use and franchise taxes..........................                 636              373
         Accrued professional fees..........................................                 340              340
         Amounts collected on behalf of Eastman Chemical....................                  60              178
         Other..............................................................                 155               93
                                                                                     ------------     ------------
                                                                                      $    2,455        $   1,757
                                                                                     ============     ============

6)       Borrowings

         In March of 2007 FutureFuel Chemical Company entered into a $50 million credit agreement with a commercial bank. The loan is a revolving facility the proceeds of which may be used for working capital, capital expenditures and the general corporate purposes of FutureFuel Chemical Company. The facility terminates in March 2010. Advances are made pursuant to a borrowing base comprised of 85% of eligible accounts plus 60% of eligible direct inventory plus 50% of eligible indirect inventory. Advances are secured by a perfected first priority security interest in accounts receivable and inventory. The interest rate floats at the following margins over the London Interbank Offered Rate ("LIBOR") or base rate based upon the leverage ratio from time to time.

              LEVERAGE              BASE RATE              LIBOR
               RATIO                 MARGIN               MARGIN
         -----------------       --------------       --------------
                > 3                  -0.55%                1.70%
              > 2 < 3                -0.70%                1.55%
              -
              > 1 < 2                -0.85%                1.40%
              -
                < 1                  -1.00%                1.25%

         There is an unused commitment fee of 0.25% per annum. Beginning December 31, 2007, and on the last day of each fiscal quarter thereafter, the ratio of debt to EBITDA may not be less than 1.5:1. Beginning June 30, 2007, the ratio of total funded debt to EBITDA may not exceed 3.50:1, reduced to 3.25:1 at March 31, 2008, June 30, 2008 and September 30, 2008, and then 3:1 thereafter. FutureFuel has guaranteed FutureFuel Chemical Company's obligations under this credit agreement.

         As of March 31, 2007 no borrowings were outstanding under this credit facility.

7)       Provision for income taxes

                                                                          For the three months ended
                                                                                   March 31,
                                                                     -----------------------------------
                                                                          2007                  2006
                                                                     ---------------      --------------
         Provision (benefit) for income taxes...................      $    (1,306)           $    243
         Effective tax rate.....................................             40.1%               24.1%

         The effective tax rates for the three months ended March 31, 2007 and 2006 reflect FutureFuel's expected tax rate on reported operating earnings before income tax.

         FutureFuel adopted the provisions of Financial Accounting Standards Board ("FASB") Interpretations No. 48, Accounting for Uncertainty in Income Taxes ("FIN 48") on January 1, 2007. FutureFuel does not and has not possessed a liability for unrecognized tax benefits, and, as a result, did not recognize any change in this liability as a result of the implementation of FIN 48.

               NOTES TO FINANCIAL STATEMENTS OF FUTUREFUEL CORP.
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

         FutureFuel records interest and penalties net as a component of income tax expense. As of March 31, 2007, FutureFuel had no accrual for interest or tax penalties.

         FutureFuel and its subsidiary, FutureFuel Chemical, file tax returns in the U.S. federal jurisdiction and with various state jurisdictions. FutureFuel was incorporated in 2005 and is subject to U.S., state and local examinations by tax authorities from 2005 forward. FutureFuel Chemical is subject to the effects of tax examinations that impact the carry-over basis of its assets and liabilities. FutureFuel Chemical's carry-over basis of its assets and liabilities are no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2001.

8)       Earnings per share

         The computation of basic and diluted earnings per common share was as follows for the three months ended March 31:

                                                                                      2007               2006
                                                                                 ---------------   ----------------
         Net income (loss) available to common stockholders.................       $    (1,952)      $        767

         Weighted average number of common shares outstanding...............        26,700,000         26,700,000
         Effect of warrants.................................................                 -          5,118,772
         Weighted average diluted number of common shares outstanding.......        26,700,000         31,818,772

         Basic earnings per share...........................................       $     (0.07)      $       0.03
         Diluted earnings per share.........................................       $     (0.07)      $       0.02

         Warrants to purchase 22,500,000 common shares of FutureFuel were not included in the computation of diluted earnings per share for the three months ended March 31, 2007 as FutureFuel reported a net loss for the period and the inclusion of those securities in the computation would have been antidilutive.

9)       Segment information

         FutureFuel has determined that is has two reportable segments organized along product lines - chemicals and biofuels.

         Chemicals

         FutureFuel's chemicals segment manufactures diversified chemical products that are sold externally to third party customers and to Eastman Chemical. This segment comprises two components: "custom manufacturing" (manufacturing chemicals for specific customers); and "performance chemicals" (multi-customer specialty chemicals).

         Biofuels

         FutureFuel's biofuels business segment manufactures and markets biodiesel. Biodiesel revenues are generally derived in one of two ways. Revenues are generated under tolling agreements whereby customers supply key biodiesel feed stocks which FutureFuel then converts into biodiesel at the Batesville Plant in exchange for a fixed price processing charge per gallon of biodiesel produced. Revenues are also generated through the sale of biodiesel to customers through FutureFuel's distribution network at the Batesville Plant and through distribution facilities available at a leased oil storage facility near Little Rock, Arkansas at negotiated prices.

         Summary of long-lived assets and revenues by geographic area

         All of FutureFuel's long-lived assets are located in the U.S.

         Most of FutureFuel's sales are transacted with title passing at the time of shipment from the Batesville Plant, although some sales are transacted based on title passing at the delivery point. While many of

               NOTES TO FINANCIAL STATEMENTS OF FUTUREFUEL CORP.
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

         FutureFuel's chemicals are utilized to manufacture products that are shipped, further processed and/or consumed throughout the world, the chemical products, with limited exceptions, generally leave the United States only after ownership has transferred from FutureFuel to the customer. Rarely is FutureFuel the exporter of record, never is FutureFuel the importer of record into foreign countries and FutureFuel is not always aware of the exact quantities of its products that are moved into foreign markets by its customers. FutureFuel does track the addresses of its customers for invoicing purposes and uses this address to determine whether a particular sale is within or without the United States. FutureFuel's revenues for the first three months ended March 31 attributable to the United States and foreign countries (based upon the billing addresses of its customers) were as follows:

                                                                           ALL FOREIGN
THREE MONTHS ENDED                                   UNITED STATES          COUNTRIES          TOTAL
--------------------------------------------       -----------------    -----------------  -------------
March 31, 2007..............................           $   32,300           $    5,206        $ 37,506

March 31, 2006..............................           $   30,382           $    4,672        $ 35,054

         Beginning in 2005, FutureFuel Chemical Company began invoicing Procter & Gamble International Operations Mexico, D.F. directly, at which time revenues from Mexico became a material component of total revenues. Revenues from Mexico account for 13% of total revenues in for the three months ended March 31, 2006 and 2007. Other than Mexico, revenues from a single foreign country during the three months ended March 31, 2006 and 2007 did not exceed 1% of total revenues.

         Summary of business by segment

                                                                                  Three Months Ended March 31:
                                                                                --------------------------------
                                                                                    2007               2006
                                                                                -------------     --------------
         Revenues
              Chemicals.....................................................      $  35,654         $   34,825
              Biofuels......................................................          1,852                229
                                                                                -------------     --------------
         Revenues...........................................................      $  37,506         $   35,054
                                                                                =============     ==============

         Segment gross margins
              Chemicals.....................................................      $   4,369         $    3,335
              Biofuels......................................................         (6,716)              (214)
                                                                                -------------     --------------
         Segment gross margins..............................................         (2,347)             3,121
         Corporate expenses.................................................         (1,846)            (2,111)
                                                                                -------------     --------------
         Income (loss) before interest and taxes............................         (4,193)             1,010
         Interest income....................................................            940                  -
         Interest expense...................................................             (5)                 -
         Provision for income taxes.........................................          1,306               (243)
                                                                                -------------     --------------
         Net income (loss)..................................................      $  (1,952)        $      767
                                                                                =============     ==============

         Depreciation is allocated to segment costs of goods sold based on plant usage. The total assets and capital expenditures of FutureFuel have not been allocated to individual segments as large portions of these assets are shared to varying degrees by each segment, causing such an allocation to be of little value.

10)      Recently issued accounting standards

         In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, ("SFAS No. 157") which addresses the measurement of fair value by companies when they are required to use a fair value measure for recognition or disclosure purposes under GAAP. SFAS No. 157 provides a common definition of fair value to be used throughout GAAP which is intended to make the measure of fair value more consistent and comparable and improve disclosures about those measures. SFAS No. 157 will be effective for an entity's financial statements issued for fiscal years beginning after November 15, 2007. FutureFuel is currently evaluating the effect SFAS No. 157 will have on its consolidated financial position, liquidity and results of operations.

               NOTES TO FINANCIAL STATEMENTS OF FUTUREFUEL CORP.
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

         In February 2007, the FASB issued SFAS No. 159 The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115 ("SFAS No. 159). SFAS No. 159 permits companies to choose to measure many financial instruments and certain other items at fair value at specified election dates. Upon adoption, an entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Most of the provisions apply only to entities that elect the fair value option. The amendment to SFAS No. 115 Accounting for Certain Investments in Debt and Equity Securities, however, applies to all entities with available for sale and trading securities. SFAS No. 159 will be effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. FutureFuel is currently evaluating the effect SFAS No. 159 will have on its consolidated financial position, liquidity and results of operations.

FORWARD LOOKING INFORMATION

     This Registration Statement contains or incorporates by reference "forward-looking statements". When used in this document, the words "anticipate," "believe," "estimate," "expect," "plan," and "intend" and similar expressions, as they relate to us, FutureFuel Chemical Company or our respective management, are intended to identify forward-looking statements. These forward-looking statements are based on current management assumptions and are subject to uncertainties and inherent risks that could cause actual results to differ materially from those contained in any forward-looking statement. We caution you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions as well as, but not limited to, the following:

     o our board's selection of FutureFuel Chemical Company as a prospective target business;

     o    conflicts of interest of our officers and directors;

     o potential future affiliations of our officers and directors with competing businesses;

     o the control by our founding shareholders of a substantial interest in us;

     o the highly competitive nature of the chemical and alternative fuel industries;

     o fluctuations in energy prices may cause a reduction in the demand or profitability of the products or services we may ultimately produce or offer or which form a portion of our business;

     o    changes in technology may render our products or services obsolete;

     o failure to comply with governmental regulations could result in the imposition of penalties, fines or restrictions on operations and remedial liabilities;

     o the operations of FutureFuel Chemical Company's biofuels business may be harmed if the applicable government were to change current laws and/or regulations;

     o our board may have incorrectly evaluated FutureFuel Chemical Company's potential liabilities;

     o our board may have FutureFuel Chemical Company engage in hedging transactions in an attempt to mitigate exposure to price fluctuations in petroleum product transactions and other portfolio positions which may not ultimately be successful; and

     o we may not continue to have access to capital markets and commercial bank financing on favorable terms and FutureFuel Chemical Company may lose its ability to buy on open credit terms.

Although we believe that the expectations reflected by such forward-looking statements are reasonable based on information currently available to us, no assurances can be given that such expectations will prove to have been correct. All forward-looking statements included in this Registration Statement and all subsequent oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as to their particular dates.

ITEM 14. - CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     On August 16, 2005, we engaged Rothstein, Kass & Company, P.C. to audit our balance sheet and the related statements of operations, stockholders' equity and cash flow. On August 30, 2005, Rothstein, Kass & Company, P.C. issued its audit report on our balance sheet as of August 29, 2005 and the related statement of operations, stockholders' equity and cash flows for the period from August 12, 2005 (the date of our incorporation) to August 29, 2005. This audit report was used in connection with our Registration Statement on Form S-1, which we filed on September 2, 2005 and withdrew on February 14, 2006. When we decided to list with AIM, Rothstein, Kass & Company, P.C. declined to continue as our auditors because they were unfamiliar with AIM rules and regulations. As a result, on June 6, 2006 we engaged KPMG LLP to act as our independent accountants due to their expertise in auditing AIM listed companies. This change of accountants was approved by our board.

     Rothstein, Kass & Company, P.C.'s report on our financial statements did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. Further, during such time as Rothstein, Kass & Company, P.C. served as our principal independent accountant, there were not any disagreements between us and Rothstein, Kass & Company, P.C. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

ITEM 15. - FINANCIAL STATEMENTS AND EXHIBITS

(a) List separately all financial statements filed as part of the registration statement.

     1. FutureFuel Chemical Company's audited Balance Sheets as of December 31, 2005 and December 31, 2006 and Statements of Operations, Statements of Changes in Stockholders' Equity and Statements of Cash Flows for the twelve-month periods ended December 31, 2004, December 31, 2005 and December 31, 2006

     2. FutureFuel Corp.'s audited Balance Sheets as of December 31, 2005 and October 31, 2006 and Statements of Operations, Statements of Changes in Stockholders' Equity (Deficit) and Statements of Cash Flows for the period from August 12, 2005 (Inception) through October 31, 2006


     3. FutureFuel Corp.'s unaudited Balance Sheet as at March 31, 2007 and audited Balance Sheet as at December 31, 2006 and unaudited Statements of Operations and Statements of Cash Flows for the three-month periods ending March 31, 2007 and March 31, 2006.


(b)  Exhibits required by Item 601 of Regulation S-K.


     2. Acquisition Agreement dated July 21, 2006 between FutureFuel Corp. and Eastman Chemical Company*

     3.1.  FutureFuel Corp.'s Certificate of Incorporation*


           a.   Original Certificate of Incorporation filed on August 12, 2005

           b. Amended and Restated Certificate of Incorporation filed on August 26, 2005

           c. Second Amended and Restated Certificate of Incorporation filed on June 5, 2006

           d. Third Amended and Restated Certificate of Incorporation filed on July 5, 2006

           e.   Amendment to Certificate of Incorporation filed on October 31,
                2006


     3.2.  FutureFuel Corp.'s Bylaws*


           a.   Original Bylaws

           b.   Amendment to Bylaws


     4.1. Stock Escrow Agreement dated July 12, 2006 among FutureFuel Corp., Capita IRG (Offshore) Limited, St. Albans Global Management, Limited Partnership, LLLP, Lee E. Mikles as Trustee of the Lee E. Mikles Gift Trust dated October 6, 1999, Lee E. Mikles as Trustee of the Lee E. Mikles Revocable Trust dated March 26, 1996, Douglas D. Hommert as Trustee of the Douglas D. Hommert Revocable Trust, Edwin
           A. Levy, Joe C. Leach, Mark R. Miller, RAS LLC, Edwin L. Wahl, Jeffery H. Call and Ken Fenton*

     4.2. Warrant Deed dated July 12, 2006 between FutureFuel Corp. and Capita IRG (Offshore) Limited*

     4.3. Insider Letters dated July 12, 2006 to FutureFuel Corp., CRT Capital Group LLC and KBC Peel Hunt Ltd from the following persons:*


           4.3a Paul Anthony Novelly

           4.3b St. Albans Global Management, Limited Partnership, LLLP

           4.3c Lee E. Mikles

           4.3d Lee E. Mikles as Trustee of the Lee E. Mikles Gift Trust dated
                October 6, 1999

           4.3e Lee E. Mikles as Trustee of the Lee E. Mikles Revocable Trust dated March 26, 1996

           4.3f Douglas D. Hommert

           4.3g Douglas D. Hommert as Trustee of the Douglas D. Hommert
                Revocable Trust

           4.3h Edwin A. Levy

           4.3i Joe C. Leach

           4.3j Mark R. Miller

           4.3k RAS LLC

           4.3l William J. Dore

           4.3m Thomas R. Evans

           4.3n Edwin L. Wahl

           4.3o Jeffery H. Call

           4.3p Ken Fenton


     4.4. Investor Rights Agreement dated July 12, 2006 among FutureFuel Corp., CRT Capital Group LLC and KBC Peel Hunt Ltd*

     4.5. Registration Rights Agreement dated July 12, 2006 among FutureFuel Corp., St. Albans Global Management, Limited Partnership, LLLP, Lee
           E. Mikles as Trustee of the Lee E. Mikles Gift Trust dated October 6, 1999, Lee E. Mikles as Trustee of the Lee E. Mikles Revocable Trust dated March 26, 1996, Douglas D. Hommert as Trustee of the Douglas D. Hommert Revocable Trust, Edwin A. Levy, Joe C. Leach, Mark R. Miller, RAS LLC, Edwin L. Wahl, Jeffery H. Call and Ken Fenton*

     4.6. Lock-in Deed dated July 12, 2006 among FutureFuel Corp., KBC Peel Hunt Ltd, St. Albans Global Management, Limited Partnership, LLLP, Lee E. Mikles as Trustee of the Lee E. Mikles Gift Trust dated October 6, 1999, Lee E. Mikles as Trustee of the Lee E. Mikles Revocable Trust dated March 26, 1996, Douglas D. Hommert as Trustee of the Douglas D. Hommert Revocable Trust, Edwin A. Levy, Paul Anthony Novelly, Lee E. Mikles, Douglas D. Hommert, Thomas R. Evans and William J. Dore*

     10.1. Placing Agreement dated July 12, 2006 among CRT Capital Group LLC, KBC Peel Hunt Ltd, FutureFuel Corp. and FutureFuel Corp.'s Directors*

     10.2. Offshore Registrar Agreement dated July 12, 2006 between FutureFuel Corp. and Capita IRG (Offshore) Limited*

     10.3. Warrant Solicitation Fee Letter dated July 12, 2006 between FutureFuel Corp. and CRT Capital Group LLC*

     10.4. Storage and Thruput Agreement dated November 1, 2006 between FutureFuel Chemical Company and Center Point Terminal Company*

     10.5. Commodity Trading Advisor Agreement dated November 1, 2006 between FutureFuel Chemical Company and Apex Oil Company, Inc.*

     10.6. Service Agreement dated November 1, 2006 between FutureFuel Corp. and Pinnacle Consulting, Inc.*

     10.7. NOBS Supply Agreement dated January 1, 1999 between Eastman Chemical Company and The Procter & Gamble Manufacturing Company, as amended October 6, 1999, October 1, 2001, July 10, 2002, April 22, 2003 and June 18, 2003 (portions of the exhibit have been omitted pursuant to a request for confidential treatment)*

     10.8.  Custom Manufacturing Agreement dated September 1, 1992 between
            Tomen Corporation and Eastman Kodak Company, as amended October 2, 1992, February 1, 1993, March 19, 1993, September 28, 1995, October 30, 1998, May 24, 1999, November 10, 1999, December 12, 2000 and
            July 25, 2006 (portions of the exhibit have been omitted pursuant to a request for confidential treatment)*

     10.9. Conversion Agreement dated October 1, 1993 between Tomen Corporation and Eastman Chemical Company, as amended March 7, 1994, May 13, 1994, May 17, 1994, June 14, 1994, July 19, 1994, August 17, 1994,
            February 10, 1995, May 25, 1995, October 15, 1997, March 27, 1998,
            June 23, 1998, September 29, 1998, October 30, 1998, November 10, 1999 and July 25, 2006 (portions of the exhibit have been omitted pursuant to a request for confidential treatment)*

     10.10. Credit Agreement dated March 14, 2007 between FutureFuel Chemical Company and Regions Bank (portions of the exhibit have been omitted pursuant to a request for confidential treatment)*

     10.11. Revolving Credit Promissory Note dated March 14, 2007 executed by FutureFuel Chemical Company and payable to the order of Regions Bank*

     10.12. Security Agreement -Accounts and Inventory dated March 14, 2007 executed by FutureFuel Chemical Company in favor of Regions Bank*

     10.13. Continuing Unlimited Guaranty Agreement dated March 14, 2007 executed by FutureFuel Corp. in favor of Regions Bank*

     10.14. Car Subleasing Agreement dated November 1, 2006 between Apex Oil Company, Inc. and FutureFuel Chemical Company*

     10.15. Time Sharing Agreement dated April 18, 2007 between Apex Oil Company, Inc. and FutureFuel Corp.*

     10.16. Omnibus Incentive Plan (filed herewith)

     11.    Statement re Computation of per Share Earnings (filed herewith)

     16. June 22, 2007 Letter from Rothstein, Kass & Company, P.C. to the Securities and Exchange Commission (filed herewith)

     21.    Subsidiaries of FutureFuel Corp.*

     24.    Power of Attorney*

     99. Tables contained in Item 1 of the Registration Statement (filed herewith)

     *      Previously filed.

                                  SIGNATURES


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                           FUTUREFUEL CORP.




Date: June 26, 2007                        By: /s/ Douglas D. Hommert
                                               -----------------------------
                                               Douglas D. Hommert, Executive
                                               Vice President